Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

QUANTUM LAKE LP, LLC,
QUANTUM LAKE GP, LLC,
QUANTUM PASCO LP, LLC,
QUANTUM PASCO GP, LLC,
 QUANTUM AUBURNDALE LP, LLC and
QUANTUM AUBURNDALE GP, LLC,

as Buyers,

QUANTUM UTILITY GENERATION, LLC,
as Buyer Representative,

LAKE INVESTMENT, LP,
NCP LAKE POWER, LLC,
TETON NEW LAKE, LLC,
NCP DADE POWER, LLC,
DADE INVESTMENT, LP,
AUBURNDALE LP, LLC and
AUBURNDALE GP, LLC,

as Sellers,

and

ATLANTIC POWER CORPORATION,
as Seller Representative

dated as of

January 30, 2013

i

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Form of Letter of Credit

Exhibit C	Form of Seller Guaranty

Exhibit D	Form of Transition Services Agreement

Disclosure Schedules

Schedule 1.1(a)	—	Applicable Agreements
Schedule 1.1(b)	—	Current Assets
Schedule 1.1(c)	—	Current Liabilities
Schedule 1.1(d)	—	Knowledge Parties
Schedule 1.1(e)	—	Net Working Capital
Schedule 1.1(f)	—	Permitted Liens
Schedule 1.1(g)	—	Revenue Agreements
Schedule 3.3(a)	—	Seller and Portfolio Company Approvals
Schedule 3.3(b)	—	Lender Consents
Schedule 4.1(a)	—	Organizational Documents
Schedule 4.3	—	Capitalization; Subsidiaries
Schedule 4.4	—	Company Financial Statements
Schedule 4.4(a)	—	Certain Changes
Schedule 4.4(c)	—	Actions Since Financial Statement Date
Schedule 4.5	—	Real Property and Real Property Agreements
Schedule 4.6	—	Litigation
Schedule 4.7	—	Taxes
Schedule 4.8	—	Disclosed Contracts
Schedule 4.8(a)	—	Derivative Contracts
Schedule 4.9	—	Permits; Compliance with Laws
Schedule 4.10	—	Teton O&M Agreements
Schedule 4.11(a)	—	Environmental Reports
Schedule 4.11(b)	—	Environmental Issues
Schedule 4.11(c)	—	Environmental Permits
Schedule 4.11(d)	—	Environmental Emission Allocations, Allowances and Credits
Schedule 4.12	—	Company Policies
Schedule 4.13	—	Excluded Personal Property
Schedule 4.14	—	Sufficiency of Assets
Schedule 4.15	—	Bank Accounts
Schedule 4.16(c)	—	Non-Wholesale Sales
Schedule 4.17	—	Intellectual Property
Schedule 5.3	—	Buyer Approvals
Schedule 6.1(h)	—	Conduct of Business; Contracts
Schedule 6.1(k)	—	Conduct of Business; Capital Expenditures
Schedule 6.1(m)	—	Conduct of Business; Contingent Liabilities
Schedule 6.5	—	Regulatory Approvals
Schedule 6.8	—	Permits
Schedule 6.9	—	Property Covered by Title Commitments
Schedule 6.10	—	Credit Support Obligations
Schedule 6.12	—	O&M Agreements
Schedule 6.17	—	Affiliate Contracts
Schedule 6.21	—	Closing Consents

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 30, 2013, is entered into by and among:

(a)           (i) LAKE INVESTMENT, LP, a Delaware limited partnership (“Lake Investment”), (ii) NCP LAKE POWER, LLC, a Delaware limited liability company (“NCP Lake”), (iii) TETON NEW LAKE, LLC, a Delaware limited liability company (“Teton New Lake”), (iv) NCP DADE POWER, LLC, a Delaware limited liability company (“NCP Dade”), (v) DADE INVESTMENT, LP, a Delaware limited partnership (“Dade Investment”), (vi) AUBURNDALE LP, LLC, a Delaware limited liability company “(Auburndale LP”), and (vii) AUBURNDALE GP, LLC, a Delaware limited liability company (“Auburndale GP”);

(b)           ATLANTIC POWER CORPORATION, a corporation continued under the laws of the Province of British Columbia, Canada (“ATP,” or the “Seller Representative”);

(c)           (i) QUANTUM LAKE LP, LLC, a Delaware limited liability company (“Quantum Lake LP”), (ii) QUANTUM LAKE GP, LLC, a Delaware limited liability company (“Quantum Lake GP”), (iii) QUANTUM PASCO LP, LLC, a Delaware limited liability company (“Quantum Pasco LP”), (iv) QUANTUM PASCO GP, LLC, a Delaware limited liability company (“Quantum Pasco GP”), (v) QUANTUM AUBURNDALE LP, LLC, a Delaware limited liability company (“Quantum Auburndale LP”) and (vi) QUANTUM AUBURNDALE GP, LLC, a Delaware limited liability company (“Quantum Auburndale GP”); and

(d)           Quantum Utility Generation, LLC, a Delaware limited liability company (the “Buyer Representative”).

Each of Quantum Lake LP, Quantum Lake GP, Quantum Pasco LP, Quantum Pasco GP, Quantum Auburndale LP and Quantum Auburndale GP is referred to herein individually as a “Buyer” and collectively as the “Buyers.”  Each of Lake Investment, NCP Lake, Teton New Lake, NCP Dade, Dade Investment, Auburndale LP and Auburndale GP is referred to herein individually as a “Seller” and collectively as the “Sellers.” Each of the Sellers and the Buyers are referred to herein individually as a “Transaction Party” and collectively as the “Transaction Parties.”  Each of the Transaction Parties, the Seller Representative and the Buyer Representative are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, ATP indirectly owns 100% of the issued and outstanding equity interests in each of the Sellers;

WHEREAS, Lake Investment owns a 48.9% limited partner interest in Lake Cogen, Ltd., a Florida limited partnership (“Lake”), NCP Lake owns a 1% general partner interest in Lake, and Teton New Lake owns a 50.1% limited partner interest in Lake (collectively, the “Lake Interests”);

WHEREAS, NCP Dade owns a 2% general partner interest in Pasco Cogen, Ltd., a Florida limited partnership (“Pasco”), and Dade Investment owns a 98% limited partner interest in Pasco (collectively, the “Pasco Interests”);

WHEREAS, Auburndale GP owns a 1% general partner interest in Auburndale Power Partners, Limited Partnership, a Delaware limited partnership (“Auburndale,”), and Auburndale LP owns a 99% limited partner interest in Auburndale (collectively, the “Auburndale Interests” and, together with the Lake Interests and the Pasco Interests, the “Interests”);

WHEREAS, Lake is the owner of an approximately 121 MW (as defined herein) dual-fuel, combined-cycle, cogeneration facility located in Umatilla, Florida (the “Lake Facility”); Pasco is the owner of an approximately 121 MW dual-fuel, combined-cycle facility located in Dade City, Florida (the “Pasco Facility”); and Auburndale is the owner of an approximately 155 MW dual-fuel, combined-cycle, cogeneration facility located in Polk County, Florida (the “Auburndale Facility” and together with the Lake Facility and the Pasco Facility, each a “Facility” and collectively, the “Facilities”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Sellers desire to sell to the Buyers, and the Buyers desire to purchase from the Sellers, all of the Interests.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1            Definitions.  As used herein, the following terms shall have the following meaning:

“Adjustment Statement” has the meaning provided in Section 2.6(a).

“Administrative Services Agreement” means that certain Third Amended and Restated Administrative Services Agreement dated as of September 30, 2009, by and among Atlantic Power Holdings, Inc., a Delaware corporation (as successor in interest to Atlantic Power Holdings, LLC) and Caithness Atlantic Services, as amended by that certain First Amendment to Third Amended and Restated Administrative Services Agreement dated as of December 29, 2011 (and as may be further amended, modified or supplemented from time to time).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliate Losses” has the meaning provided such term in Section 9.2(a)(iii).

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Applicable Agreement” means any Contract that relates to any of the Facilities or the Business pursuant to which credit support is currently being provided by a Portfolio Company or any Affiliate of such Portfolio Company as of the date hereof, all of which are set forth on Schedule 1.1(a).

“Applicable Portfolio Company” means (i) Lake, with respect to each of Lake Investment, NCP Lake and Teton New Lake, (ii) Pasco, with respect to each of NCP Dade and Dade Investment, and (iii) Auburndale, with respect to each of Auburndale LP and Auburndale GP.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by each of the Sellers and each of the Buyers at the Closing, substantially in the form attached hereto as Exhibit A.

“ATP” has the meaning provided such term in the preamble to this Agreement.

“Auburndale” has the meaning provided such term in the recitals of this Agreement.

“Auburndale Credit Agreement” means that certain Credit Agreement dated as of November 21, 2008, between Auburndale and Union Bank of California, N.A.

“Auburndale Facility” has the meaning provided such term in the recitals of this Agreement.

“Auburndale GP” has the meaning provided such term in the preamble to this Agreement.

“Auburndale Interests” has the meaning provided such term in the recitals of this Agreement.

“Auburndale LP” has the meaning provided such term in the preamble to this Agreement.

“Audited Financial Statements” has the meaning provided such term in Section 4.4.

“Base Purchase Price” has the meaning provided such term in Section 2.2.

“Bill of Sale” means that certain Bill of Sale dated as of the date hereof by and between Atlantic Power Generation, Inc., a Delaware corporation, and Lake for the purchase of an automobile by Lake from Atlantic Power Generation, Inc.

“Books and Records” means all books and records relating to the Portfolio Companies, the Facilities or the Business, whether maintained at the Facilities or at any other location and whether in the possession or control of the Sellers, the Portfolio Companies or any of their respective Affiliates, including (a) sales and business records of the Portfolio Companies, (b) minute books of the Portfolio Companies, (c) operating and maintenance records for the

Facilities, (d) operating, safety and maintenance guides and manuals for the Facilities, (e) engineering and design plans for the Facilities, (f) blueprints and as-built plans for the Facilities, (g) records relating to Intellectual Property owned by the Portfolio Companies, (h) service and warranty records, (i) Permits, (j) records and filings made with any Governmental Authority regarding the Business, (k) environmental reports, (l) NERC Documentation, (m) financial and accounting records of the Portfolio Companies (which includes any available supporting documentation such as invoices for operations and equipment, journal entries, bank statements and details related to fixed assets), (n) customer materials and records, (o) equipment logs, (p) records relating to Taxes and the preparation of Tax Returns and (q) any and all bid or offer materials or information relating to the Portfolio Companies or the Facilities.

“Business” means the business of owning and operating the Facilities in the manner in which they are owned and operated by the Portfolio Companies, including the generation and sale of electricity by the Portfolio Companies at or from the Facilities, the receipt by the Portfolio Companies of natural gas and the conduct of other activities by the Portfolio Companies incidental to the foregoing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the city of Houston, Texas or Boston, Massachusetts, are required or authorized by Law to remain closed.

“Buyer” or “Buyers” has the meaning provided such term in the preamble to this Agreement.

“Buyer Approvals” has the meaning provided such term in Section 5.3.

“Buyer Fundamental Representations” has the meaning provided such term in Section 9.4(b).

“Buyer Indemnified Parties” has the meaning provided such term in Section 9.2(a).

“Buyer Representative” has the meaning provided such term in the preamble to this Agreement.

“Caithness” means Caithness Teton Operating Services, LLC, a Delaware limited liability company, Caithness Atlantic Services, and their Affiliates.

“Caithness Atlantic Services” means Caithness Atlantic Services Company, LLC, a Delaware limited liability company.

“Capital Expenditures” means expenditures made by any of the Sellers or any of the Portfolio Companies to maintain the fixed assets, plant or equipment (including any renewals, improvements or replacements) associated with any of the Facilities, in each instance as typically capitalized by the Applicable Portfolio Company and consistent with past practices.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” has the meaning provided such term in Section 9.3(a).

“Closing” has the meaning provided such term in Section 2.4(a).

“Closing Adjustment” has the meaning provided such term in Section 2.5.

“Closing Date” has the meaning provided such term in Section 2.4(a).

“Closing Net Working Capital” has the meaning provided such term in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Financial Statements” has the meaning provided such term in Section 4.4.

“Company Policies” has the meaning provided such term in Section 4.12.

“Condemnation Value” has the meaning provided such term in Section 6.16(a).

“Confidential Information” has the meaning provided such term in Section 6.3(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 23, 2012, by and between ATP, an affiliate of the Sellers, and Quantum Utility Generation, LLC, an affiliate of the Buyers.

“Contract” means any legally binding agreement, arrangement, commitment, lease, license or contract.

“Current Assets” means the current assets of each of the respective Portfolio Companies, calculated in the same way and using the same methods as the applicable line items on the respective balance sheet of each Portfolio Company, specifically excluding: (i) any insurance policies of or on behalf of the Portfolio Companies, (ii) any derivative assets, including interest rate swap assets or interest rate swap settlements, and (iii) any spare parts and fuel inventory of the Portfolio Companies.  Attached as Schedule 1.1(b), solely for illustrative purposes, is a sample calculation of Current Assets for each of the Portfolio Companies prepared by the Parties as of the Financial Statement Date.

“Current Liabilities” means the current liabilities of each of the respective Portfolio Companies, calculated in the same way and using the same methods as the applicable line items on the respective balance sheet of each Portfolio Company, specifically excluding: (i) any non-cash liabilities associated with derivative instruments, including interest rate swap assets or interest rate swap settlements, (ii) intercompany payables among the Sellers and their Affiliates, (iii) current indebtedness of Auburndale pursuant to the Auburndale Credit Agreement and (iv) accrued interest.  Attached as Schedule 1.1(c), solely for illustrative purposes, is a sample calculation of Current Liabilities for each of the Portfolio Companies prepared by the Parties as of the Financial Statement Date.

“Dade Investment” has the meaning provided such term in the preamble to this Agreement.

“Data Room” means the electronic documentation “file transfer protocol” (or “FTP”) site established by ATP on behalf of the Sellers and made available to the Buyers as of the last Business Day prior to the date hereof.

“Disclosed Contracts” has the meaning provided such term in Section 4.8(a).

“Disclosure Schedules” means the disclosure schedules attached hereto.

“Disputed Item” has the meaning provided such term in Section 7.6.

“Dollars” and “$” mean the lawful currency of the United States.

“Employee Benefit Plan” means the following: (a) any plan, fund or program that provides health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services, (b) any plan, fund or program that provides retirement income to employees or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond, (c) any plan, fund or program that provides severance, unemployment, vacation or fringe benefits (including dependent and health care accounts), (d) any incentive compensation plan, deferred compensation plan, stock option or stock-based incentive or compensation plan, or stock purchase plan, or (e) any other “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation including insurance coverage, severance benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any Person alleging liability or potential liability (including potential liability for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence or Release of any Hazardous Materials at any location, or (ii) any other circumstance forming the basis of any violation, or alleged violation, of, or liability or alleged liability under, any Environmental Law.

“Environmental Law” means any applicable Law relating to the protection of public health and the environment and natural resources, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986 42 USC Section 11001 et seq. and all applicable analogous state or local statutes or ordinances, including any applicable provisions of the Florida

Electrical Power Plant Siting Act, 403.501-403.518 et seq., Florida Statutes, and the regulations promulgated pursuant thereto.

“Environmental Permits” has the meaning provided such term in Section 4.11(b)(i).

“Environmental Reports” has the meaning provided such term in Section 4.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Net Working Capital” has the meaning provided such term in Section 2.5.

“Facility” or “Facilities” has the meaning provided such term in the recitals of this Agreement.

“FERC” has the meaning provided such term in Section 4.16(a).

“Final Adjustment Statement” has the meaning provided such term in Section 2.6(c).

“Final Closing Net Working Capital” has the meaning provided such term in Section 2.6(c).

“Final Reconciliation Disputes” has the meaning provided such term in Section 2.6(c).

“Financial Statement Date” means September 30, 2012.

“FPA” has the meaning provided such term in Section 4.16(b).

“FPSC” means the Florida Public Service Commission.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“GE” has the meaning provided in Section 6.20(a).

“GE CSA” has the meaning provided in Section 6.20(a).

“GE Turbine Blades” has the meaning provided in Section 6.20(a).

“Governmental Authority” means any foreign, federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, independent system operator, electric reliability organization, tribunal, court, arbitral panel, agency, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

“Hazardous Materials” means any hazardous waste as defined by 42 U.S.C. § 6903(5), any hazardous substance as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, pollutant, contaminant, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case regulated by any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning provided such term in Section 9.3(a).

“Indemnifying Party” has the meaning provided such term in Section 9.3(a).

“Indenture” means that certain Indenture, dated as of November 4, 2011, by and among ATP, the guarantors named therein and Wilmington Trust, National Association.

“Independent Auditor” means a nationally recognized independent auditor that is not the independent auditor for any Party or its respective Affiliates.

“Initial Reconciliation Disputes” has the meaning provided such term in Section 2.6(b).

“Intellectual Property” means the following intellectual property rights, both statutory and, if applicable, common law rights: (a) registered and unregistered copyrights, and applications for registration thereof, (b) registered and unregistered trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, (d) trade secrets, (e) know-how, and (f) any license, sub-license or other authorization or right to use any of the foregoing.

“Interests” has the meaning provided such term in the recitals of this Agreement.

“Interim Period” has the meaning provided such term in Section 6.1.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means actual knowledge of those individuals set forth on Schedule 1.1(d), as applicable, after reasonable investigation of the applicable Person’s direct reports.

“Lake” has the meaning provided such term in the recitals of this Agreement.

“Lake Facility” has the meaning provided such term in the recitals of this Agreement.

“Lake Interests” has the meaning provided such term in the recitals of this Agreement.

“Lake Investment” has the meaning provided such term in the preamble to this Agreement.

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority.

“Lender Consents” has the meaning provided such term in Section 3.3(b).

“Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Parties.

“Letter of Credit” means the letter of credit, substantially in the form attached hereto as Exhibit B, issued to the Sellers on behalf of the Buyers in the amount of $10,000,000.

“LIBOR” means the rate for any one-month loan appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to commencement of any period for which interest may be due under this Agreement.

“Lien” means any charge, lien, pledge, option, encumbrance, mortgage, deed of trust, hypothecation or security interest.

“Litigation” means any investigation or inquiry (in each case, with respect to which written notice has been provided), action, claim, suit or proceeding by or before any Governmental Authority.

“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, court or arbitration fees, and other costs and expenses of investigation or defense).

“Material Adverse Effect” means, with respect to the Portfolio Companies, a material adverse effect on the Business, operations, assets or condition (financial or otherwise) of the Portfolio Companies, taken as a whole; provided, however, that “Material Adverse Effect” shall exclude any adverse effect that results or arises from: (i) any change generally affecting the industries or markets in which any of the Portfolio Companies operates or conducts business, including any changes generally affecting the markets for commodities or supplies of the type used or produced by the applicable Facilities, (ii) any change in national or international regulatory, economic or political conditions, including (A) any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities, sabotage and the occurrence of any military or terrorist attack or changes or additional security measures imposed by a Governmental Authority in connection therewith, and (B) any general change in the financial, banking, securities, currency, or financial markets, (iii) changes in industry standards, Laws, regulatory policies or GAAP, (iv) changes in Tax or accounting requirements or principles or the interpretation thereof, (v) any action taken by any of the Portfolio Companies or their Affiliates at the request or with the consent of the Buyers, (vi) any casualty loss or condemnation event subject to Section 6.15 or Section 6.16, respectively, or (vii) the expiration of any Contract according to its terms; provided, that “Material Adverse Effect” shall not exclude any adverse effect described in clause (i), (ii), (iii) or (iv) that has had a disproportionate effect on the Portfolio Companies as compared to others similarly situated.

“MW” means megawatt, a standard term of measurement for bulk electricity.

“NCP Dade” has the meaning provided such term in the preamble to this Agreement.

“NCP Lake” has the meaning provided such term in the preamble to this Agreement.

“NERC” means the North American Energy Reliability Corporation.

“NERC Documentation” means all documents related to or required by NERC with respect to the Portfolio Companies or the Business, including any such documentation providing evidence of NERC compliance (including descriptions of and manuals for procedures and the compliance thereof).

“Net Working Capital” means an amount (which may be positive or negative) equal to (a) Current Assets minus (b) Current Liabilities, all as calculated in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial Statements and consistent with the methodology for each of the Portfolio Companies set forth on Schedule 1.1(e), in each case, consistently applied.  Attached as Schedule 1.1(e), solely for illustrative purposes, is a sample calculation of Net Working Capital for each of the Portfolio Companies prepared by the Parties as of the Financial Statement Date.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning provided such term in Section 10.1(f).

“Party” or “Parties” has the meaning provided such term in the preamble to this Agreement.

“Pasco” has the meaning provided such term in the recitals of this Agreement.

“Pasco Facility” has the meaning provided such term in the recitals of this Agreement.

“Pasco Interests” has the meaning provided such term in the recitals of this Agreement.

“Percentage Ownership” means each Seller’s ownership percentage in its Applicable Portfolio Company, as follows:  (i) with respect to Lake Investment, a 48.9% limited partnership interest in Lake, (ii) with respect to NCP Lake, a 1% general partnership interest in Lake, (iii) with respect to Teton New Lake, a 50.1% limited partnership interest in Lake, (iv) with respect to NCP Dade, a 2% general partnership interest in Pasco, (v) with respect to Dade Investment, a 98% limited partnership interest in Pasco, (vi) with respect to Auburndale LP, a 99% limited partnership interest in Auburndale, and (vii) with respect to Auburndale GP, a 1% general partnership interest in Auburndale.

“Permits” means authorizations, licenses, permits, certificates, registrations or filings issued by any Governmental Authority and necessary to conduct the Business; provided, however, that rights of way and similar rights set forth in the Real Property Agreements are not included in the definition of Permits.

“Permitted Liens” means (a) Liens for current Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due as of the Closing Date or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens (including construction, materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the ordinary course of business securing payments (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) restrictive covenants, easements, rights-of-way, including utility rights-of-way, servitudes and similar burdens and defects, imperfections or irregularities of title that do not, individually or in the aggregate, materially interfere with the use of the property burdened thereby, (d) purchase-money Liens arising in the ordinary course of business, (e) Liens reflected in the Company Financial Statements, (f) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (g) Liens set forth on Schedule 1.1(f), (h) Liens created by the Buyers or their successors or assigns, and (i) other imperfections of title or Liens, if any, that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby or the conduct of the Business.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Portfolio Companies” means, collectively, Lake, Pasco and Auburndale.

“Portfolio Company Approvals” has the meaning provided such term in Section 4.2.

“Portfolio Company Lender Consents” has the meaning provided such term in Section 4.2(b).

“Pre-Closing Tax Period” has the meaning provided such term in Section 7.1(a).

“Progress Energy” means Florida Power Corporation, d/b/a Progress Energy Florida Inc.

“Prudent Industry Practices” means those practices, methods, equipment, techniques, specifications and standards of safety and performance that are commonly used by electric generation stations in the United States of America as good, safe and prudent engineering and operating practices, which, in the exercise of reasonable judgment in light of facts known at the time a particular decision was made, would reasonably be expected to accomplish a desired result at a reasonable cost in connection with the operation, maintenance, repair and use of electric generating and other equipment, facilities and improvements of such electric generation stations, with commensurate standards of safety, performance, dependability, efficiency and economy having due regard for applicable Laws, approvals from any Governmental Authority, recommendations or requirements of original equipment manufacturers, requirements of any warranty coverage and in compliance with all contractual obligations of the Portfolio Companies and their Affiliates, and considering the state in which the Facility is located and the type and size of the Facility.  “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, applicable Laws and approvals from any Governmental Authority.

“Purchase Price” has the meaning provided such term in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning provided such term in Section 7.5(a).

“Quantum Auburndale GP” has the meaning provided such term in the preamble to this Agreement.

“Quantum Auburndale LP” has the meaning provided such term in the preamble to this Agreement.

“Quantum Lake GP” has the meaning provided such term in the preamble to this Agreement.

“Quantum Lake LP” has the meaning provided such term in the preamble to this Agreement.

“Quantum Pasco GP” has the meaning provided such term in the preamble to this Agreement.

“Quantum Pasco LP” has the meaning provided such term in the preamble to this Agreement.

“Real Property” has the meaning provided such term in Section 4.5(a).

“Real Property Agreements” has the meaning provided such term in Section 4.5(b).

“Reference Date” means (i) with respect to Lake, November 18, 2004, (ii) with respect to Pasco, November 18, 2004, and (iii) with respect to Auburndale, November 21, 2008.

“Reimbursable Operating Expenses” means (i) any and all amounts payable by the Applicable Portfolio Company to the Teton Operator pursuant to the applicable Teton O&M Agreement, including without limitation, all management fees, operating expenses, and any reimbursable expenses, and (ii) any administrative services fees and any reimbursable expenses payable by any Affiliate of the Sellers to Caithness Atlantic Services pursuant to the Administrative Services Agreement to the extent that such amount is reimbursed to such Affiliate by the Applicable Portfolio Company, in each case consistent with past practices.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Representatives” means, as to any Person, its officers, directors, stockholders, members, partners, employees, counsel, accountants, financial advisors, consultants and other representatives of such Person and such Person’s Affiliates.

“Resolution Period” has the meaning provided such term in Section 2.6(c).

“Restoration Cost” has the meaning provided such term in Section 6.15(a).

“Revenue Agreements” means any tolling agreements, power purchase agreements, steam agreements and other similar revenue-generating agreements to which a Portfolio Company or any Affiliate of such Portfolio Company is a party that relates to the Facilities or the Business, all of which are set forth on Schedule 1.1(g).

“Schedule Supplement” has the meaning provided such term in Section 6.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” has the meaning provided such term in Section 6.3(b).

“Seller” or “Sellers” has the meaning provided such term in the preamble to this Agreement.

“Seller Approvals” has the meaning provided such term in Section 3.3.

“Seller Fundamental Representations” has the meaning provided such term in Section 9.4(a).

“Seller Guaranty” means a guaranty substantially in the form of Exhibit C.

“Seller Guarantor” means ATP.

“Seller Indemnified Parties” has the meaning provided such term in Section 9.2(b).

“Seller Representative” has the meaning provided such term in the preamble to this Agreement.

“Straddle Period” has the meaning provided such term in Section 7.1(b).

“Survival Period” has the meaning provided such term in Section 9.1.

“Tax” or “Taxes” means (a) all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, margins, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, escheat, registration, value added, wealth, net wealth, net worth, alternative or add-on minimum, estimated or any other taxes, unclaimed property liabilities, any payments in lieu of taxes or other similar payments, charges, fees, fines, levies, imposts, customs or duties of any kind, whatsoever, including any interest, penalty, fines, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person or (b) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation Section 1.1502-6 or comparable federal, state or local Law.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Contest” has the meaning provided such term in Section 7.4.

“Tax Proceeding” has the meaning provided such term in Section 7.2.

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Transaction Party” or “Transaction Parties” has the meaning provided such term in the preamble to this Agreement.

“Transition Services Agreement” means the Transition Services Agreement by and among the Parties, Atlantic Power Holdings, Inc., a Delaware corporation, and the Portfolio Companies, including the Letter Agreement attached thereto as Exhibit A, by and among Caithness Teton Operating Services, LLC and Caithness Atlantic Services, on the one hand, and certain Affiliates of the Sellers, on the other hand, each substantially in the form attached hereto as Exhibit D.

“Teton New Lake” has the meaning provided such term in the preamble to this Agreement.

“Teton O&M Agreements” has the meaning provided such term in Section 4.10.

“Teton Operator” means Teton Operating Services, LLC, a Delaware limited liability company.

“Third-Party Claim” has the meaning provided such term in Section 9.3(a).

“Third Party” means any Person other than (a) the Portfolio Companies, (b) any Party, or (c) any Affiliate of the Portfolio Companies or any Party.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“Unaudited Financial Statements” has the meaning provided such term in Section 4.4.

Section 1.2            Rules of Construction.

(a)           All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of or to this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  All references to “schedules” or “Schedules” herein shall be deemed to be references to the Disclosure Schedules (or portion thereof, if applicable) unless otherwise specified.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The word “or” shall not be exclusive.

(c)           This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party or any Party causing any instrument to be drafted.

(d)           The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)           All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)           Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; CLOSING

Section 2.1            Purchase and Sale of Interests.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Buyers agree to purchase and acquire from the Sellers, and the Sellers agree to sell, convey, assign, transfer and deliver to the Buyers, all of the Sellers’ respective rights, title and interests in and to the Interests, free and clear of all Liens.

Section 2.2            Purchase Price.  The aggregate consideration (the “Purchase Price”) to be paid by the Buyers to the Sellers hereunder shall be $122,000,000 (the “Base Purchase Price”), as adjusted pursuant to Section 2.5 and Section 2.6.  The Purchase Price shall be payable to the Sellers in consideration for the Interests.

Section 2.3            Deliverables upon Execution.  Prior to or simultaneously with the execution of this Agreement, (i) the Buyers shall have caused the delivery of the Letter of Credit to the Seller Representative, which Letter of Credit may be delivered by facsimile or electronic .pdf format; provided, that the original Letter of Credit shall subsequently be delivered to the Seller Representative within one (1) Business Day of execution of this Agreement; (ii) Seller Guarantor shall have executed and delivered the Seller Guaranty to the Buyer Representative, and such Seller Guaranty shall be in full force and effect, and the representations and warranties of Seller Guarantor thereunder shall be true and correct in all material respects; and (iii) all of the parties to the Transition Services Agreement shall have executed and delivered to the other parties the Transition Services Agreement, including Exhibit A thereto, and it shall be in full force and effect.

Section 2.4            The Closing.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002, commencing at 10:00 a.m. Houston time on the day that is two (2) Business Days after the date on which the last of the conditions set forth in Article VIII below has been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) or such other date as the Buyer Representative and the Seller Representative may mutually determine, or at such other time and place as shall be agreed by the Buyer Representative and the Seller Representative (such date, the “Closing Date”).  The Closing shall be deemed to have been consummated at 12:01 a.m. Eastern time on the Closing Date.

(b)           At the Closing, the Seller Representative shall deliver, or cause to be delivered, on behalf of and at the direction of the Sellers, to the Buyers the following:

(i)            the Assignment and Assumption Agreement, duly executed by each of the Sellers;

(ii)           copies of the Organizational Documents of each of the Sellers and copies of the resolutions of the governing body of each of the Sellers authorizing the consummation of the transactions contemplated by this Agreement, in each case certified as of the Closing Date by an authorized officer of each of the Sellers;

(iii)          certification of non-foreign status for, and executed by, Atlantic Power Holdings, Inc., a Delaware corporation, in accordance with U.S. Treasury Regulation § 1.1445-2(b)(2), in a form reasonably acceptable to the Buyers;

(iv)          owners title insurance policies for each of the Facilities, as described in Section 6.9(b);

(v)           the Letter of Credit and written notice from ATP and the Sellers confirming their consent to the termination of the Letter of Credit in form and substance reasonably acceptable to the Buyers;

(vi)          evidence, in form and substance reasonably satisfactory to the Buyers of the release of each of Lake and Pasco as a guarantor under the Indenture;

(vii)         evidence, in form and substance reasonably satisfactory to the Buyers, of (A) the release of each of the Portfolio Companies, the Interests and the assets of each of the Portfolio Companies from any Liens under ATP’s revolving credit facility, including any Liens created pursuant to the terms of any pledge agreements, which release shall include (1) the filing of any UCC-3 termination statements in respect thereof and (2) to the extent that any certificated securities are held as security, return of possession of certificated securities and (B) a termination of such Portfolio Companies’ guaranties;

(viii)        (A) payoff letters or other evidence, in form and substance satisfactory to the Buyers, evidencing that a portion of the funds delivered by the Buyer Representative pursuant to Section 2.4(c)(ii) will satisfy all liabilities under the Auburndale Credit Agreement at Closing and (B) releases effective upon receipt of such funds in customary forms and otherwise in form and substance reasonably satisfactory to the Buyers of all Liens relating to the Auburndale Credit Agreement;

(ix)          (A) a good standing certificate or certificate of “active status,” as applicable, of each of the Sellers and each of the Portfolio Companies, issued by the Secretary of State of the applicable governing jurisdiction of each of the Sellers and each of the Portfolio Companies and (B) a certificate from the Secretary of State of the State of Florida stating that Auburndale is registered as a foreign entity to do business in the State of Florida and has active status therein, each certificate delivered pursuant to clauses (A) and (B) to be as of a recent date not more than ten (10) days prior to the Closing Date;

(x)           the certificate referred to in Section 8.2(k);

(xi)          executed documents, in form and substance reasonably satisfactory to the Buyers, evidencing the resignation of, and release by, all officers, directors, managers and similar Persons of the Portfolio Companies;

(xii)         an affidavit in recordable form signed by Auburndale stating that the reference to “Auburndale Power Partners, L.P.” in the deed for the real property owned in fee by Auburndale was an error and that Auburndale is the same entity as “Auburndale Power Partners, L.P.”;

(xiii)        releases in customary forms and otherwise in form and substance reasonably satisfactory to the Buyers of all Liens relating to any derivative Contracts that any Portfolio Company is a party to, including any interest rate swap Contracts; and

(xiv)        such other certificates, instruments and documents as may be reasonably requested by any Buyer to carry out the intent and purposes of this Agreement.

(c)           At the Closing, the Buyer Representative shall deliver, or cause to be delivered, on behalf of and at the direction of the Buyers, to the Sellers the following:

(i)            the Assignment and Assumption Agreement, duly executed by each of the Buyers;

(ii)           payment of an amount equal to the Base Purchase Price, as adjusted pursuant to Section 2.5, by wire transfer of immediately available funds, in Dollars, to the account or accounts designated by the Sellers to the Buyers in writing at least two (2) Business Days prior to the Closing Date in accordance with Section 2.2 and Section 2.5;

(iii)          the certificate referred to in Section 8.3(g); and

(iv)          such other certificates, instruments and documents as may be reasonably requested by any Seller to carry out the intent and purposes of this Agreement.

Section 2.5            Closing Payment Estimates.    At least five (5) Business Days prior to the Closing Date, the Seller Representative shall prepare and deliver or cause to be prepared and delivered to the Buyer Representative a statement containing the Sellers’ good faith calculation, of the Net Working Capital as of December 31, 2012 for each of the Portfolio Companies, based on the Company Financial Statements (updated to include information from and including the Financial Statement Date through December 31, 2012) and consistent with the methodology for each of the Portfolio Companies set forth on Schedule 1.1(e), (collectively, the “Estimated Closing Net Working Capital”).  The Sellers’ calculation of the Estimated Closing Net Working Capital shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial Statements and consistent with the methodology for each of the Portfolio Companies set forth on Schedule 1.1(e).  The “Closing Adjustment” shall be an amount equal to the Estimated Closing Net Working Capital for the Portfolio Companies, (x) less the sum of (i) any distributions or dividends paid by the Portfolio Companies between, and including, January 1, 2013 and the Closing Date, (ii) any payments made by any of the Portfolio Companies to any of their Affiliates between, and including, January 1, 2013 and the Closing Date to settle intercompany account obligations (including indebtedness) but excluding Reimbursable Operating Expenses and any amounts paid pursuant to the Bill of Sale, (iii) any payments of principal and interest made by any of the Portfolio Companies between, and including, January 1, 2013 and the Closing Date to repay indebtedness of Auburndale pursuant to the Auburndale Credit Agreement, (iv) any payments made by any of the Portfolio Companies between, and including, January 1, 2013 and the Closing Date in connection with any derivative Contracts, (v) any payments made by the Portfolio Companies between, and including, January 1, 2013 and the Closing Date in connection with the retention of any employees or staff of the Sellers, Caithness or any of their Affiliates that provide services to the Facilities that have not been approved by the

Buyers, and (vi) the amount of the actual rental expense for the leased units incurred by any of the Portfolio Companies relating to the GE Turbine Blades but in any event not to exceed $165,000 and (y) plus any capital contributions made to any of the Portfolio Companies by any of the Sellers between, and including, January 1, 2013 and the Closing Date. If the Closing Adjustment is a positive number, the Base Purchase Price shall be increased by the amount of the Closing Adjustment.  If the Closing Adjustment is a negative number, the Base Purchase Price shall be reduced by the absolute value of the amount of the Closing Adjustment.

Section 2.6            Post-Closing Payment Reconciliation.

(a)           Prior to or on the date that is ninety (90) days after the Closing Date, the Buyer Representative shall prepare and deliver or cause to be prepared and delivered to the Seller Representative a statement (the “Adjustment Statement”) that shall set forth the Buyers’ good faith calculation of the Net Working Capital as of December 31, 2012 for each of the Portfolio Companies, based on the Company Financial Statements (updated to include information from and including the Financial Statement Date through December 31, 2012) and consistent with the methodology for each of the Portfolio Companies set forth on Schedule 1.1(e) (collectively, the “Closing Net Working Capital”).  The Buyers’ calculation of the Closing Net Working Capital shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial Statements and consistent with the methodology for each of the Portfolio Companies set forth on Schedule 1.1(e).

(b)           After receipt of the Adjustment Statement, the Seller Representative shall have thirty (30) days to review the factual basis, mathematical calculations and accounting methods used therein.  On or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, the Seller Representative shall deliver written notice to the Buyer Representative specifying any disputed items (the “Initial Reconciliation Disputes”) and the basis therefor and amount thereof.  If the Seller Representative fails to notify the Buyer Representative of any Initial Reconciliation Disputes on or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, then all calculations and valuations of the Closing Net Working Capital set forth on the Adjustment Statement shall be deemed accepted by the Seller Representative and the Sellers and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.

(c)           If the Seller Representative notifies the Buyer Representative of any Initial Reconciliation Disputes in accordance with Section 2.6(b), then the Buyer Representative and the Seller Representative shall, over the fifteen (15) days following the date of such notice (the “Resolution Period”), attempt in good faith to resolve the Initial Reconciliation Disputes, and any written resolution by them as to any disputed item shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.  If, at the conclusion of the Resolution Period, the Buyer Representative and the Seller Representative have not reached an agreement on the disputed items, then all Initial Reconciliation Disputes then remaining in dispute (the “Final Reconciliation Disputes”) shall be submitted by the Seller Representative and the Buyer Representative to an Independent Auditor upon which the Buyer Representative and the Seller Representative shall reasonably agree prior to expiration of the Resolution Period.  All fees and expenses relating to the work, if any, to be performed by such Independent Auditor pursuant to this Section 2.6 shall be borne by the Sellers, on the one hand, and by the Buyers, on the other hand, based upon the percentage that the amount not ultimately awarded to such Transaction Parties by such Independent Auditor bears to the amount actually contested by such Transaction Parties in the Final Reconciliation Disputes.  Except as provided in the preceding sentence, all other costs and expenses incurred by the Transaction Parties in connection with resolving any Final Reconciliation Disputes hereunder before such Independent Auditor shall be borne by the Transaction Party incurring such cost and expense.  With respect to each disputed line item of the Closing Net Working Capital, such Independent Auditor’s final determination, if not in accordance with the position of either the Seller Representative, on the one hand, or the Buyer Representative, on the other hand, will not be in excess of the higher, nor less than the lower, of the amounts advocated by the Buyer Representative in its calculation of the Closing Net Working Capital or the corresponding amounts claimed by the Seller Representative in the initial notice of any Initial Reconciliation Disputes delivered by the Seller Representative pursuant to Section 2.6(b).  For the avoidance of doubt, the Independent Auditor shall not review any line item or make any determination with respect to any matter other than the Final Reconciliation Disputes.  The Transaction Parties shall instruct the Independent Auditor to render its reasoned written decision, acting as an expert and not as an arbitrator, as soon as practicable but in no event later than sixty (60) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period).  Such decision shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial Statements and consistent with the methodology for each of the Portfolio Companies set forth on Schedule 1.1(e), shall be set forth in a written statement delivered to the Seller Representative and the Buyer Representative and shall be final, binding, conclusive and nonappealable for all purposes hereunder.  Notwithstanding anything else contained herein, no Party may assert that any award issued by the Independent Auditor is unenforceable because it has not been timely rendered.  The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement setting forth the final determination of the Closing Net Working Capital (the “Final Closing Net Working Capital”) and resulting from (i) agreement by the Seller Representative and the Buyer Representative during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.6(b) or (iii) the determination by an Independent Auditor in accordance with this Section 2.6(c).

(d)           If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then the Buyers shall pay to the Sellers an amount equal to such excess in the manner set forth in Section 2.6(f).  Conversely, if the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the Sellers shall pay to the Buyers an amount equal to such difference in the manner set forth in Section 2.6(f).

(e)           For purposes of calculating Closing Net Working Capital and without limiting the provisions of Section 2.6(a) and the generality of Section 6.2, during the period of any dispute contemplated in this Section 2.6, the Buyers shall, and shall cause their Affiliates to, provide the Seller Representative and its Representatives with reasonable access to the relevant Books and Records, facilities and employees, and their accountants’ work papers, schedules and other supporting data during normal business hours as may be reasonably requested by the Seller Representative.

(f)           Any payment required pursuant to Section 2.6(d) shall be made by wire transfer of immediately available funds, in Dollars, to the account or accounts designated by the Seller Representative or the Buyer Representative, as the case may be, within five (5) Business Days after the Final Adjustment Statement is determined by (i) agreement by the Seller Representative and the Buyer Representative during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.6(b) or (iii) the determination by an Independent Auditor in accordance with Section 2.6(c).  Payments due pursuant to Section 2.6(d) shall be paid to the applicable Parties together with interest on the amount owed at a rate of interest equal to LIBOR (determined, as applicable, at the Closing Date and at the end of each 30-day period thereafter) plus two percent (2%) thereon (such interest accruing for the period commencing on, and including, the Closing Date and continuing until, and excluding, the date of payment).

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each of the Sellers, severally and not jointly, hereby represents and warrants to the Buyers solely with respect to itself, except with respect to references to a specifically identified Seller, in which case only such specifically identified Seller so represents and warrants, as of the date of this Agreement and as of the Closing Date (except, in each case, where such representation and warranty is made as of another specific date) as follows:

Section 3.1            Organization.  The Seller is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the state of its formation.

Section 3.2            Authorization; Enforceability.  The Seller has the requisite corporate, limited liability company or limited partnership, as applicable, power and authority to conduct its business and to own, lease and operate its properties, as presently conducted, owned or leased, and is duly qualified to do business in each jurisdiction in which the nature of its business or the location of its assets requires it to be so qualified.  The Seller has the requisite corporate, limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate, limited liability company or limited partnership, as applicable, action on the part of the Seller, and no other authorization on the part of the Seller is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity.

Section 3.3            No Conflict.

(a)           The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby by the Seller, assuming all required filings, consents, approvals, authorizations and notices required to be made, given or obtained by the Seller, as set forth on Schedule 3.3 (collectively, the “Seller Approvals”), have been so made, given or obtained, except with respect to any consent set forth on Schedule 6.21, do not and will not:

(i)            conflict with or result in a violation of any provision of the Organizational Documents of the Seller;

(ii)           violate any Law applicable to the Seller or the Business or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except for any filings required by FERC in its order granting approval under FPA Section 203;

(iii)          require any consent under, constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of termination, acceleration or cancellation of, any Contract to which the Seller or any of its Affiliates or any of its or their assets, properties or businesses is bound; or

(iv)          result (with or without notice or lapse of time or both) in the creation of any Lien on any of the Interests in the Seller’s Applicable Portfolio Company;

(v)           except, with respect to clauses (b) and (c), for such violations, defaults, terminations, accelerations, cancellations, conflicts, breaches or defaults, or failures to make any such filing, obtain any such consent, approval or authorization, or provide any such notice, which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b)           Schedule 3.3(b) sets forth a list of all consents and waivers from lenders and creditors of the Seller and its Affiliates required to consummate the transactions contemplated herein (the “Lender Consents”) and all such Lender Consents have been obtained by the Seller.

Section 3.4            Litigation.  There is no Litigation pending or, to the Knowledge of the Seller or its Applicable Portfolio Company, threatened, that seeks to prevent the consummation of the transactions contemplated hereby or that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.5            Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, any of its Affiliates or its Applicable Portfolio Company.

Section 3.6            Ownership of Interests.  The Seller holds of record and owns beneficially, and holds good and valid title to, its respective Interests, free and clear of any Liens.  The Interests constitute all of the partnership interests of the Seller in its Applicable Portfolio Company and have been duly authorized and validly issued and are fully paid and non-assessable.  The Seller is not a party to any agreement or obligation (contingent or otherwise) to sell or deliver any of the Interests, except as contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO THE PORTFOLIO COMPANIES

Each of the Sellers, severally and not jointly, hereby represents and warrants to the Buyers, except with respect to references to a specifically identified Seller, in which case only such specifically identified Seller so represents and warrants, as of the date of this Agreement and as of the Closing Date (except, in each case, where such representation or warranty is made as of another specific date) as follows:

Section 4.1            Organization.  The Applicable Portfolio Company is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware or has active status under the Laws of the State of Florida, as applicable, and has the requisite limited partnership power and authority to own, lease and operate its assets and to conduct its portion of the Business.  The Applicable Portfolio Company is duly qualified or licensed to do business and is in good standing or has active status, as applicable, in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require such Portfolio Company to be so qualified or licensed, and, in particular, Auburndale is duly qualified or licensed to do business and has active status in the State of Florida.  Schedule 4.1(a) lists each of the Organizational Documents of the Applicable Portfolio Company.

Section 4.2            No Conflict.

(a)           The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby by the Seller, assuming all filings, consents, approvals, authorizations and notices required to be made, given or obtained by the Applicable Portfolio Company, as set forth on Schedule 3.3(a) (collectively, the “Portfolio Company Approvals”), do not and will not:

(i)            conflict with or result in a violation of any provision of the Organizational Documents of the Applicable Portfolio Company;

(ii)           violate any Law applicable to the Applicable Portfolio Company or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except for any filings required by FERC in its order granting approval under FPA Section 203;

(iii)          require any consent under, constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of termination, acceleration or cancellation of, any Contract to which the Applicable Portfolio Company, or any of its assets, properties or businesses, is bound; or

(iv)          result (with or without notice or lapse of time or both) in the creation of any Lien under any Contract to which the Applicable Portfolio Company, or any of its assets, properties or businesses, is bound;

except, with respect to clauses (b) and (c), for such violations, defaults, terminations, accelerations, cancellations, conflicts, breaches or defaults, or failures to make any such filing, obtain any such consent, approval or authorization, or provide any such notice, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 3.3(b) sets forth a list of all consents and waivers from lenders and creditors of the Applicable Portfolio Company and its Affiliates required to consummate the transactions contemplated herein (the “Portfolio Company Lender Consents”) and all such Portfolio Company Lender Consents have been obtained by the Applicable Portfolio Company.

Section 4.3            Capitalization; Subsidiaries.

(a)           The Seller’s Interests in the Applicable Portfolio Company, as well as the Applicable Portfolio Company’s legal name and place of formation, are set forth on Schedule 4.3.  The Interests in the Applicable Portfolio Company constitute all of the issued and outstanding partnership interests in such Applicable Portfolio Company, and no Interests in the Applicable Portfolio Company have been reserved for issuance upon exercise of outstanding options, warrants or other similar rights.  There are no outstanding obligations of the Applicable Portfolio Company to repurchase, redeem or otherwise acquire any of the Interests in the Applicable Portfolio Company.  There are no options, warrants, convertible securities, unit appreciation, phantom unit, profit participation or other similar rights, agreements, arrangements or commitments relating to the partnership interests (or other securities) of the Applicable Portfolio Company that obligate the Applicable Portfolio Company to issue or sell any partnership interests (or other securities) of the Applicable Portfolio Company.  There are no voting trusts, voting agreements or similar agreements or understandings with respect to any of the Interests in the Applicable Portfolio Company.  Neither the Seller nor the Applicable Portfolio Company has violated in any material respect any applicable federal or state securities laws in connection with the offer, sale or issuance of any of the Interests in the Applicable Portfolio Company.

(b)           The Applicable Portfolio Company does not have any subsidiaries or own any equity interests in any other Person.

Section 4.4            Financial Statements; No Undisclosed Liabilities.  Schedule 4.4 sets forth true and complete copies of (a) the audited balance sheet and related audited statements of operations, partners’ capital and cash flows for Auburndale as of and for the fiscal years ended December 31, 2011 and 2010, (b) the audited balance sheet and related audited statements of operations, partners’ capital and cash flows for Lake as of and for the fiscal year ended December 31, 2011 (the financial statements referenced in subparagraphs (a) and (b) collectively, the “Audited Financial Statements”), (c) the unaudited balance sheet and related unaudited statements of operations for Pasco as of and for the fiscal year ended December 31, 2011 and (d) the unaudited balance sheet and related unaudited statements of operations of the respective Portfolio Companies as of and for the period from January 1, 2012 through the Financial Statement Date (the financial statements referenced in clauses (c) and (d) collectively, the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Company Financial Statements”), in each case prepared in accordance with GAAP.  Except as described in the notes thereto, the Company Financial Statements, together with the related notes and schedules, have been prepared in conformity with GAAP applied on a consistent basis and fairly present, in all material respects, the financial position, results of operation and cash flows of each of the Portfolio Companies as of the respective dates thereof or for the respective periods set forth therein; provided, however, that the Unaudited Financial Statements are subject to normal and recurring year-end adjustments and do not contain all of the footnotes and schedules contained in the Audited Financial Statements.  Except as set forth on Schedule 4.4(a), the Applicable Portfolio Company has no debts, liabilities or obligations, secured or unsecured (whether accrued or unaccrued, absolute, liquidated or unliquidated, executory, contingent or otherwise and whether due or to become due) of a type required to be reflected on a balance sheet (or the footnotes thereto) prepared in accordance with GAAP, except (i) those that are reflected or reserved in the Unaudited Financial Statements as of the Financial Statement Date and (ii) those that have been incurred in the ordinary course of business since the Financial Statement Date and which are not material in amount.  Since the Financial Statement Date:

(a)           Except as set forth on Schedule 4.4(a), no event, change, fact, condition, circumstance, damage, destruction or loss (whether or not covered by insurance) affecting the Business or the Applicable Portfolio Company has occurred which has had, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as specifically contemplated by this Agreement, the Applicable Portfolio Company has carried on its business in all material respects in the ordinary and usual course of business consistent with past practices.

(c)           Except as set forth on Schedule 4.4(c) and other than entering into any intercompany obligations with any Affiliates that have been terminated as of December 31, 2012, the Applicable Portfolio Company has not taken any action or omitted to take any action that would have required any of the Buyers’ consent pursuant to Section 6.1 of this Agreement if such provisions had been in effect at all times since the Financial Statement Date.

Section 4.5            Real Property.

(a)           Schedule 4.5 sets forth, as of the date of this Agreement, a complete and correct list of all real property owned in fee by the Applicable Portfolio Company (the “Real Property”).  Except as set forth on Schedule 4.5, (i) the Applicable Portfolio Company owns good and marketable title to its Real Property, free and clear of Liens, except Permitted Liens, (ii) with respect to the Real Property, the Applicable Portfolio Company has not leased or otherwise granted any Person the right to use or occupy such Real Property or any material portion thereof that is still in effect and (iii) the Applicable Portfolio Company has not granted any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase any of the Real Property.

(b)           Schedule 4.5 sets forth, as of the date of this Agreement, a complete and correct list of all leases, easements and access agreements used by the Applicable Portfolio Company in the conduct of the Business (the “Real Property Agreements”).  Except as set forth on Schedule 4.5: (i) each Real Property Agreement constitutes a valid, binding and enforceable obligation of the Applicable Portfolio Company, and to the Knowledge of the Applicable Portfolio Company and the Seller, each other party thereto, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity, (ii) the Applicable Portfolio Company is not in material default or breach under any Real Property Agreement and, to the Knowledge of the Applicable Portfolio Company and the Seller, no other party thereto is in material default or breach under any Real Property Agreement and no condition exists which, with notice or lapse of time or both, would constitute a default under any Real Property Agreement or by the Applicable Portfolio Company or, to the Knowledge of the Applicable Portfolio Company or the Seller, any other party thereto, (iii) the Applicable Portfolio Company has not subleased or otherwise granted to any Person the right to use or occupy any property leased under any Real Property Agreements, (iv) there are no claims affecting any such Real Property Agreement made by the Seller or of which the Seller has received notice, and (v) the Applicable Portfolio Company has good and valid rights in the Real Property Agreements, free and clear of Liens, except Permitted Liens.

Section 4.6            Litigation.  Except as set forth on Schedule 4.6, (a) there is no Litigation pending or, to the Knowledge of the Applicable Portfolio Company or the Seller, threatened by any Person against or affecting the Applicable Portfolio Company or any assets or properties thereof, and (b) to the Knowledge of the Applicable Portfolio Company or the Seller, there is no injunction, order or judgment issued by any Governmental Authority pending against the Applicable Portfolio Company.

Section 4.7            Taxes.  Except as set forth on Schedule 4.7, (a) all material Tax Returns required to be filed by the Applicable Portfolio Company have been timely filed, all such Tax Returns have been prepared in material compliance with all Laws and are true, correct and complete in all material respects, (b) all Taxes required to be paid by the Applicable Portfolio Company (whether or not shown to be due on such Tax Returns) have been timely paid, (c) there are no Liens on any of the assets of the Applicable Portfolio Company that have arisen as a result of any failure to pay any Taxes, other than any Permitted Liens, (d) the Applicable Portfolio Company has withheld and paid all Taxes required to be withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, shareholder, member, partner or creditor of the Applicable Portfolio Company, and all forms (including forms W-2 and 1099) required with respect thereto have been properly completed and timely filed, (e) there is no written claim pending by any applicable Tax Authority in connection with any Tax Return of the Applicable Portfolio Company or its assets and neither the Seller nor the Applicable Portfolio Company has any Knowledge of any threatened audit, examination, investigation, or claim by any Tax Authority against the Applicable Portfolio Company or its assets, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns of the Applicable Portfolio Company and none of the Seller and the Applicable Portfolio Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, imposed on the Applicable Portfolio Company, (g) at Closing, the Applicable Portfolio Company will be classified for federal income Tax purposes (and, where applicable, state income Tax purposes) as a disregarded entity within the meaning of Treasury Regulations Section 301.7701-2(c)(2), (h) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the Applicable Portfolio Company, (i) all of the property of the Applicable Portfolio Company that is subject to property Tax has been properly listed and described, in all material respects, on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing, and no portion of any of the Applicable Portfolio Company’s property constitutes omitted property for property Tax purposes, (j) no claim has ever been made by a Tax Authority in a jurisdiction where the Applicable Portfolio Company does not file Tax Returns that the Applicable Portfolio Company is or may be subject to taxation by that jurisdiction or the Applicable Portfolio Company’s assets are or may be subject to such taxation, (k) the Applicable Portfolio Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of United States, state, local or foreign Tax Law, (l) the entity or entities that own the Portfolio Companies that are not classified as disregarded entities for federal income Tax purposes (and where applicable, state income Tax purposes) are not foreign persons within the meaning of Section 1445 of the Code, (m) there is no property or obligation of the Applicable Portfolio Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments or credits, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any state or municipality under any such Laws, (n) the Applicable Portfolio Company has not elected at any time to be classified as an association taxable as a corporation within the meaning of Treasury Regulation Section 301.7701-3(a), and (o) the Applicable Portfolio Company does not have any liability for the Taxes of any other Person as a transferee, by contract or otherwise.

Section 4.8            Contracts.

(a)           Except as set forth on Schedule 4.8 or as entered into after the date hereof in accordance with Section 6.1, there are no outstanding Contracts (other than the Real Property Agreements) to which the Applicable Portfolio Company is a party or by which the Applicable Portfolio Company is bound (or to which an Affiliate of the Applicable Portfolio Company is a party or by which it is bound and that relates to the applicable

Facility, other than any Contracts that shall be terminated on or prior to closing pursuant to Section 6.17): (i) other than Contracts addressed by Section 4.8(a)(vii), (viii) and (xi) below, (A) that provide for the purchase or sale of any asset or that grant a right or option to purchase or sell any asset, other than in each case Contracts relating to assets with a nominal value of less than $100,000 individually or $500,000 in the aggregate, and (B) for the provision or receipt of any services or that grant a right or option to provide or receive any services, other than in each case Contracts relating to services with a nominal value of less than $100,000 individually or $500,000 in the aggregate, (ii) that contain a covenant not to compete or other agreement restricting the Applicable Portfolio Company from competing or engaging in any line of business or competing in any geographic area, (iii) under which the Applicable Portfolio Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any indebtedness for borrowed money, (B) granted a Lien (other than a Permitted Lien) on its assets, whether tangible or intangible, or agreed to any restriction or limitation on distributions, dividends or return on equity, or extended credit to any Person (excluding trade receivables in the ordinary course of business) or (C) given any guaranty of payment or performance or any agreement to provide credit support or otherwise make capital contributions, loans or advances, (iv) that constitute any current Contract to which the Applicable Portfolio Company is a party for the purchase or sale of any business, corporation, partnership, joint venture or other business organization or that grant any Person a right of first refusal, right of first offer or other preferential right to purchase any asset of the Applicable Portfolio Company, (v) that are between or among the Applicable Portfolio Company, on the one hand, and the Seller, any Affiliate of the Seller (other than the Portfolio Companies) or any current or former officer, director, equity owner or employee of the Seller or any of its Affiliates, on the other hand, (vi) that provide employment, non-compete, severance, retention, change of control, termination pay or other arrangements with any individual or employee, excluding any that will terminate at or prior to Closing and that will not have any financial or other impact on the Applicable Portfolio Company following Closing, (vii) that provide the Applicable Portfolio Company the future right to purchase, exchange or sell natural gas, (viii) that provide the Applicable Portfolio Company the future right to purchase, exchange or sell electric power or ancillary services, (ix) that constitute interconnection Contracts, (x) that constitute transmission Contracts, (xi) that are for the transportation or storage of natural gas, (xii) that are outstanding futures, swap, collar, put, call, floor, cap, option or other similar Contracts, all of which are set forth on Schedule 4.8, (xiii) under which the Applicable Portfolio Company has created, incurred, assumed or guaranteed any capitalized lease obligation, (xiv) that relate to material Intellectual Property, (xv) that are for consulting services that, individually or through a series of Contracts, involve payments to any Person (or its Affiliates) of more than Fifty Thousand Dollars ($50,000) over any one-year period and that are not terminable by their terms, without penalty, on ninety (90) days or less notice, (xvi) that have been entered into with any Governmental Authority and that relate to the payment or nonpayment of any Taxes, (xvii) that settle or relate to the settlement of any litigation with customers, (xviii) pursuant to which a Portfolio Company or any Affiliate of such Portfolio Company has provided credit support with respect to the Portfolio Companies or the Facilities, and (xix) that are any amendment, supplement, restatement or other modification relating to any of the foregoing.  Except as set forth on Schedule

4.8 or as entered into after the date hereof in accordance with Section 6.1, there are no outstanding Contracts to which an Affiliate of the Applicable Portfolio Company is a party or by which it is bound and that relates to the applicable Facility, other than any Contracts that shall be terminated on or prior to closing pursuant to Section 6.17.  Contracts identified on Schedule 4.8 are hereafter referred to as the “Disclosed Contracts.”

(b)           Except as set forth on Schedule 4.8, (i) each Disclosed Contract constitutes a valid, binding and enforceable obligation of the Applicable Portfolio Company or, to the Knowledge of the Seller and the Applicable Portfolio Company, each other party thereto, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity, and (ii) none of the Applicable Portfolio Company, any of its Affiliates or, to the Knowledge of the Seller or the Applicable Portfolio Company, any other signatory is in default or breach under any such Disclosed Contract.  Except as set forth on Schedule 4.8, there does not exist any event that, with the giving of notice or the passage of time or both, would constitute a breach or default by the Applicable Portfolio Company, any of its Affiliates or, to the Knowledge of the Seller or the Applicable Portfolio Company, any other signatory under any Disclosed Contract.  No circumstance exists under or by virtue of any Disclosed Contract that (with or without notice or lapse of time) would cause the creation of any material Lien affecting the Applicable Portfolio Company or its assets.  All credit support obligations of the Applicable Portfolio Company or any Affiliates of the Applicable Portfolio Company with respect to the Applicable Portfolio Company or the applicable Facility that are required by any Disclosed Contract are set forth on Schedule 6.10 and such Schedule sets forth such credit support obligations that are outstanding as of the date of this Agreement.

(c)           The Seller has made available to the Buyers complete and correct copies of all Disclosed Contracts.

(d)           There are no material obligations under any Disclosed Contract relating to prior periods of time that are due and owing and that have not been performed.

(e)           The Applicable Agreements contain all credit support obligations that are necessary to conduct the Business as currently conducted.

(f)            The Revenue Agreements are the only tolling agreements, power purchase agreements, steam agreements or other similar revenue-generating agreements that the Applicable Portfolio Company is a party to, and the Applicable Portfolio Company and the applicable purchasing utilities have received all required approvals from any Governmental Authority, including but not limited to the FPSC necessary (x) to enter into such Revenue Agreements and (y) to allow, pursuant to the terms of such approvals and the Revenue Agreements, full recovery by the applicable purchasing utility party from its customers of all payments that such purchasing utility party is required to make to the Applicable Portfolio Company pursuant to the terms of such Revenue Agreements.

Section 4.9            Permits; Compliance with Laws.  Schedule 4.9 sets forth all material Permits (other than Environmental Permits) held by the Applicable Portfolio Company that are required for the Business.  Except as set forth on Schedule 4.9, (a) such Permits constitute all of the material Permits required for the Business, (b) all such Permits are in full force and effect, any necessary renewals have been timely filed, and no action, claim or proceeding is pending, nor to the Knowledge of the Seller or the Applicable Portfolio Company, threatened, to suspend, revoke, or terminate any such Permit or declare any such Permit invalid, (c) the Applicable Portfolio Company has complied with all such Permits and has otherwise complied with all applicable Laws, in each case, in all material respects, (d) the Applicable Portfolio Company has not received any written notification alleging it is in violation of any of such Permits or Laws, and (e) the Seller has provided the Buyers with complete and correct copies of all such Permits.

Section 4.10          No Employees.  The Applicable Portfolio Company does not have, nor will the Applicable Portfolio Company on the Closing Date have, nor since the Reference Date has the Applicable Portfolio Company had, any employees.  To the Knowledge of the Seller and the Applicable Portfolio Company, the Applicable Portfolio Company has not at any time prior to the Reference Date had any employees.  Except for any obligations of the Portfolio Companies for operator-related costs specifically referenced by section as set forth on Schedule 4.10, pursuant to those certain operations and maintenance agreements between the Portfolio Companies and certain of the Sellers’ Affiliates, all of which are set forth on Schedule 4.10 (the “Teton O&M Agreements”), the Applicable Portfolio Company (a) does not have, nor can it reasonably be expected to have, and since the Reference Date, the Applicable Portfolio Company has not had, any liability with respect to any employees or former employees, whether of the Seller, any of its Affiliates or otherwise, (b) does not have, nor since the Reference Date has the Applicable Portfolio Company had, any liability under any Employee Benefit Plan, and (c) is not subject to, nor can it reasonably be expected to be subjected to, and since the Reference Date has not been subject to, any Lien or liability under Title IV of ERISA.

Section 4.11          Environmental Matters.

(a)           The Seller has made available to the Buyers copies of all material environmental reports in the possession of Seller or any of its Affiliates relating to the applicable Facility, which reports are identified on Schedule 4.11(a) (the “Environmental Reports”).  To the Knowledge of the Seller, there are no material environmental reports relating to the Facilities other than the Environmental Reports.

(b)           Since the Reference Date, and at any time prior to the Reference Date to the Knowledge of the Seller and the Applicable Portfolio Company, except as set forth on Schedule 4.11(b) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)            The Applicable Portfolio Company and the applicable Facility have complied and currently are in compliance with all applicable Environmental Laws, which compliance includes the possession of and compliance with the terms and conditions of any Permits required under applicable Environmental Laws to operate the Business as currently operated (collectively, “Environmental Permits”).  There are not any proceedings pending, or, to the Knowledge of the

Applicable Portfolio Company or the Seller, threatened against any Applicable Portfolio Company or its Affiliates in respect of any of the Environmental Permits.

(ii)           The Applicable Portfolio Company is not subject to, there is not now and there has not been, any pending or, to the Knowledge of the Applicable Portfolio Company or the Seller, threatened Environmental Claim (i) against the Applicable Portfolio Company directly or indirectly or (ii) relating to the Facilities or the Real Property, in each case, for which such Environmental Claim remains unresolved.

(iii)          No Release of Hazardous Materials has occurred or to the Knowledge of the Applicable Portfolio Company or the Seller, is threatened at, on, under or from any location currently owned or leased by the Applicable Portfolio Company or as a result of activities of the Applicable Portfolio Company, in violation of any Environmental Laws, or in a manner that would reasonably be expected to result in liability to the Applicable Portfolio Company under any Environmental Law.

(iv)          The applicable Facility is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites.

(v)           The Applicable Portfolio Company is not subject to any settlement agreements, consent orders, judgments and decrees in connection with any alleged liability or violation arising under Environmental Law.

(c)           Schedule 4.11(c) sets forth all material Environmental Permits, and the Seller has delivered to the Buyers complete and correct copies of all such material Environmental Permits.

(d)           Schedule 4.11(d) sets forth all material environmental emission allocations, allowances and credits held by, or attributable to, the Applicable Portfolio Company as of a date not more than five (5) Business Days in advance of the date of this Agreement.  Except as set forth on Schedule 4.11(d) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Environmental Permits held by the Applicable Portfolio Company are in full force and effect, any necessary renewals have been timely filed, and no action, claim or proceeding is pending, nor to the Knowledge of the Applicable Portfolio Company or the Seller, threatened, to suspend, revoke or terminate any Environmental Permit or declare any Environmental Permit invalid, (B) since the Reference Date, and at any time prior to the Reference Date to the Knowledge of the Seller and the Applicable Portfolio Company, the Applicable Portfolio Company has complied with all Environmental Permits held by the Applicable Portfolio Company other than any such non-compliance that has been resolved, and (C) since the Reference Date, and at any time prior to the Reference Date to the Knowledge of the Seller and the Applicable Portfolio Company, the Applicable

Portfolio Company has not received any written notification alleging it is in violation of any of such Environmental Permits other than any such non-compliance that has been resolved.

The representations and warranties of the Seller in this Section 4.11 are the sole and exclusive representations and warranties of the Seller with respect to environmental matters, Environmental Laws, Environmental Permits and Hazardous Materials.

Section 4.12          Insurance.  Schedule 4.12 sets forth a list of all of the policies of insurance carried as of the date of this Agreement by or on behalf of the Applicable Portfolio Company that directly insure the Applicable Portfolio Company, the applicable Facility, the Business or any material assets of the Applicable Portfolio Company (collectively, the “Company Policies”).  Schedule 4.12 sets forth a list of all pending claims under any Company Policies.  All premiums due and payable under the Company Policies as of the date of this Agreement have been paid in a timely manner, and the holders of such policies are otherwise in material compliance with the terms and conditions of each of the Company Policies.  No notice of cancellation or non-renewal of any Company Policy has been received by the holders of such policies and there is no claim under any Company Policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.

Section 4.13          Personal Property.  Except as otherwise indicated on Schedule 4.13, (i) all tangible personal property used or held for use by the Applicable Portfolio Company that is material to the Business is owned or leased by the Applicable Portfolio Company, (ii) as to such tangible personal property that is owned by the Applicable Portfolio Company, the Applicable Portfolio Company has good and marketable title to such property, free and clear of all Liens except Permitted Liens, and (iii) as to such tangible personal property that is leased by the Applicable Portfolio Company, the Applicable Portfolio Company has valid leasehold interests in such property, and no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default by the Applicable Portfolio Company or any other party thereto under any such lease.

Section 4.14          Business.  The Business is the only business operation carried on by the Applicable Portfolio Company.  Except as set forth on Schedule 4.14, the Applicable Portfolio Company has, and as of the Closing will have, all assets and rights necessary to conduct the Business in a manner substantially consistent with the Applicable Portfolio Company’s past practices during 2011 and 2012.  Except as set forth on Schedule 4.14, the applicable Facility and the machinery and equipment related to such Facility are in good and working order, subject to normal wear and tear.

Section 4.15          Bank Accounts.  Schedule 4.15 sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which the Applicable Portfolio Company maintains bank accounts or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.  Unless otherwise requested by the Buyers, each such Person will no longer have such authority as of the Closing.

Section 4.16          Regulatory Status.

(a)           Pasco is an “exempt wholesale generator” within the meaning of the Public Utility Holding Company Act of 2005, as amended, and Part 366 of the regulations of the Federal Energy Regulatory Commission (“FERC”).  To the Knowledge of the Applicable Portfolio Company or the Seller, there are no facts that are reasonably likely to cause Pasco to lose its status as an “exempt wholesale generator” within the meaning of the Public Utility Holding Company Act of 2005, as amended, and Part 366 of FERC’s regulations.

(b)           Each of the Lake Facility and the Auburndale Facility is a “qualifying facility” as such term is defined in Section 3(17)(A) of the Federal Power Act, as amended (the “FPA”) pursuant to the self-recertifications filed on July 11, 2008 in FERC Docket No. QF92-198 and on December 19, 2008 in FERC Docket No. QF93-29, respectively.  To the Knowledge of the Applicable Portfolio Company or the Seller, there are no facts that are reasonably likely to cause the applicable Facility to lose its status as a “qualified facility” within the meaning of Part 292 of FERC’s regulations.

(c)           Except as set forth on Schedule 4.16(c), all electrical output from each of the Pasco Facility, the Lake Facility and the Auburndale Facility is sold at wholesale, and none of the electrical output from the Facilities is sold at retail to an ultimate consumer of electricity, such as a residential consumer, a commercial or industrial consumer, or a governmental or institutional consumer.

(d)           The Applicable Portfolio Company has received authorization from FERC to charge market-based rates for wholesale sales of electric power, capacity and ancillary services in a final order, no longer subject to rehearing or appeal.  The Applicable Portfolio Company’s market-based rate authority is not subject to any pending challenge, investigation, complaint or other proceeding, and the Applicable Portfolio Company is in compliance in all material respects with the requirements under the FPA, applicable to a “public utility” with authority to sell wholesale electric power, capacity and ancillary services at market-based rates.  To the Knowledge of the Applicable Portfolio Company, there has been no action or conduct by any Person that would serve as the basis for an investigation, complaint or proceeding against the Applicable Portfolio Company or the applicable Facility before FERC.

Section 4.17          Intellectual Property.  Except as set forth on Schedule 4.17, the Applicable Portfolio Company owns all right, title and interest in and to, or has valid licenses to use in the manner in which currently being used, any Intellectual Property that is material to the Business, in each case free and clear of all Liens except Permitted Liens.  The Applicable Portfolio Company has not received any written claim, notice or correspondence alleging that Applicable Portfolio Company or the Business is infringing or violating, or has infringed, violated or misappropriated, any Intellectual Property, or challenging the Applicable Portfolio Company’s ownership or use of, or rights to, any Intellectual Property used in or material to the Business.  Neither the Applicable Portfolio Company nor the Business is infringing or violating, or has infringed, violated or misappropriated, any material Intellectual Property of any Third Party and, to the Knowledge of the Applicable Portfolio Company or the Seller, no Third Party is infringing or violating, or has infringed, violated or misappropriated, any material Intellectual Property of the Applicable Portfolio Company.

Section 4.18          Books and Records.  The Seller has made available to the Buyers a true, complete and correct copy of the Books and Records of the Applicable Portfolio Company.  The Books and Records have been kept and maintained in all material respects as required by applicable Laws.

Section 4.19          No Other Representations and Warranties. Except for the representations and warranties of the Seller contained in this Agreement (including the related portions of the Disclosure Schedules), neither the Seller nor the Applicable Portfolio Company has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Applicable Portfolio Company or otherwise, including any representation or warranty as to the accuracy or completeness of any information regarding the Applicable Portfolio Company furnished or made available to the Buyers and their Representatives (including any information, documents or material made available to the Buyers in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Applicable Portfolio Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYERS

Each of the Buyers, jointly and severally, hereby represents and warrants to the Sellers as of the date of this Agreement and as of the Closing Date (except where such representation or warranty is made as of another specific date) as follows:

Section 5.1            Organization.  Each of the Buyers is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its assets and to conduct its business as now being conducted.  Each of the Buyers is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require such Buyer to be qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on each of the Buyers’ ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.2            Authorization; Enforceability.  Each of the Buyers has the requisite limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of each of the Buyers, and no other authorization on the part of any of the Buyers is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by each of the Buyers and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity.

Section 5.3            No Conflict.  The execution, delivery and performance of this Agreement by each of the Buyers and the consummation of the transactions contemplated hereby by each of the Buyers, assuming all required filings, consents, approvals, authorizations and notices set forth on Schedule 5.3 (collectively, the “Buyer Approvals”) required to be made, given or obtained by it have been so made, given or obtained, do not and will not:

(a)           conflict with or result in a violation of any provision of the Organizational Documents of any of the Buyers;

(b)          violate any Law applicable to any of the Buyers or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except for any filings required by FERC in its order granting approval under FPA Section 203; or

(c)           require any consent under, constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of termination, acceleration or cancellation of, any Contract to which any of the Buyers or any of their respective assets, properties or businesses is bound;

except, with respect to clauses (b) and (c), for such violations, defaults, terminations, accelerations, cancellations, conflicts, breaches or defaults, or failures to make any such filing, obtain any such consent, approval or authorization, or provide any such notice, which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Buyers to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.4            Financial Ability; Solvency.  At Closing, the Buyers will have sufficient immediately available funds to pay in cash the amount of the Purchase Price and to consummate all of the transactions contemplated to occur at Closing.

Section 5.5            Investment Representation.

(a)           The Buyers are acquiring the Interests for their own account as an investment and not with a view towards any unlawful public distribution thereof, including to sell, transfer or otherwise distribute all or any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of the Securities Act.  The Buyers acknowledge that they can bear the economic risk of their investment in the Interests, and are capable of evaluating the merits and risks or an investment in all of the Interests.  The Buyers understand and acknowledge that neither the offer nor sale of the Interests has or will have been registered pursuant to the Securities Act or any applicable state securities Laws or any other applicable securities Laws, that all of the Interests will be characterized as “restricted securities” under federal securities Laws and that, under such Laws and applicable regulations, none of the Interests can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

(b)           Each of the Buyers acknowledges that (i) it has been afforded access to and the opportunity to inspect the Facilities and other due diligence items made available by the Sellers with respect to the Portfolio Companies, (ii) it has received materials that it deems necessary to make its determination whether to proceed with the transactions contemplated hereby, and (iii) it is not relying on any statements, representations or warranties made by the Sellers or any Affiliate of the Sellers, whether in writing or orally, other than the express representations and warranties of the Sellers in this Agreement.

Section 5.6            Broker’s Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Buyers or any of their Affiliates.

Section 5.7            Litigation. There is no Litigation pending or, to the Knowledge of any of the Buyers, threatened, that seeks to prevent the consummation of the transactions contemplated hereby or that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of each of the Buyers to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.8            Regulatory Status.  The Buyers are not public utility holding companies within the meaning of the Public Utility Holding Company Act of 2005 or, if the Buyers are public utility holding companies, each of the Buyers is a public utility holding company solely by virtue of its ownership in exempt wholesale generators, foreign utility companies or qualifying facilities.  The Buyers are not public utilities within the meaning of the Federal Power Act.

Section 5.9            HSR Act Matters.  The Ultimate Parent Entities (UPEs) of the Buyers, as defined under 16 C.F.R. § 801.1(a)(3), which were newly formed for purposes of the transactions contemplated by this Agreement, do not satisfy the thresholds described in 15 U.S.C. § 18a(a)(2)(B)(ii).

ARTICLE VI
COVENANTS

Section 6.1            Conduct of Business (Pre-Closing).  During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement pursuant to Section 10.1 or the Closing (the “Interim Period”), the Sellers shall, and shall cause each of the Portfolio Companies to, operate the Business in the ordinary course and use commercially reasonable efforts to preserve intact the Business and relationships with Governmental Authorities, employees, customers, suppliers and others having business relationships with the Sellers, any of the Portfolio Companies and their Affiliates related to the Business.  Notwithstanding the first sentence of this Section 6.1, during the Interim Period, except as necessary to comply with requirements under Auburndale Credit Agreement, without the prior written consent of the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Sellers shall not, and shall cause its Affiliates not to, permit any Portfolio Company to:

(a)           amend its Organizational Documents;

(b)           liquidate, dissolve, recapitalize or otherwise wind up such Portfolio Company or any substantial portion of the Business;

(c)           change its accounting methods, policies or practices, except as required by GAAP;

(d)           sell, assign, transfer, lease or otherwise dispose of any material assets, except in the ordinary course of business;

(e)           merge or consolidate with, or purchase substantially all of the assets or businesses of, or equity interests in, or make an investment in, any Person;

(f)            issue or sell any equity interests, notes, bonds or other securities of such Portfolio Company, or any option, warrant or right to acquire the same;

(g)           declare, set aside, make or pay any dividends or distributions, except cash dividends or cash distributions;

(h)           except (i) as required in case of any emergency, (ii) as required to operate the Facilities in accordance with Prudent Industry Practices and applicable Law or (iii) as set forth on Schedule 6.1(h), enter into any Contract that if in effect on the date hereof would be a Disclosed Contract or Real Property Agreement or terminate or materially amend, or settle or compromise any material claim under any Disclosed Contract or Real Property Agreement;

(i)            amend any Tax Returns, or make any election, or take any position in any Tax Returns of any of the Portfolio Companies that is inconsistent with any such election or position previously made, adopted or taken with respect to any of the Portfolio Companies, if such amendment, election, adoption or other action reasonably could be expected to have an adverse Tax impact on a Portfolio Company or any of the Buyers in a Tax period or portion thereof beginning after the Closing Date;

(j)            amend or modify any material Permit (including any Environmental Permit);

(k)           agree to make any Capital Expenditure, other than (i) Capital Expenditures made in the ordinary course of business prior to Closing and not in excess of $200,000, individually or in the aggregate, or (ii) any Capital Expenditures set forth on Schedule 6.1(k);

(l)            enter into any Contract with any of its Affiliates;

(m)          except as set forth on Schedule 6.1(m), incur any indebtedness or become contingently liable for any contingency or liability of others;

(n)           enter into a new line of business;

(o)           fail to maintain in full force and effect insurance policies covering the Facilities, in the form and amounts consistent with past practice;

(p)           enter into, or authorize Caithness or any of its Affiliates to enter into, any Contract in connection with the retention of employees or staff of the Sellers, Caithness or any of their Affiliates that provide services to the Facilities that would create any obligations or liabilities of the Portfolio Companies;

(q)           terminate the Transition Services Agreement; or

(r)            agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2            Access.

(a)           Prior to the Closing Date, or if earlier, until the date this Agreement is terminated pursuant to Section 10.1, each of the Sellers shall afford (and shall cause their Affiliates and the Portfolio Companies to afford) to the Buyers and their authorized Representatives reasonable access, during normal business hours, to the properties (including the Facilities), books, contracts and records of the Sellers and the Portfolio Companies with respect to the Business, and to the appropriate officers and employees of the Sellers and their Affiliates, in each case, as reasonably requested by the Buyer Representative; provided, however, that such access shall only be upon reasonable advance written notice to the Seller Representative and shall not unreasonably disrupt personnel or operations of the Business and shall be at the Buyers’ sole cost and expense and shall not include any invasive sampling of any environmental media without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  During the Interim Period, each of the Buyers and each of the Sellers shall cooperate to allow the Buyers and their authorized Representatives to visit the Facilities during normal business hours and confirm the presence of the spare parts and equipment at the Facilities.  Knowledge acquired by the Buyers in exercising their right to access pursuant to this Section 6.2 shall not affect the Buyers’ right to claim indemnification in accordance with Section 9.2(a)(i).  To the extent the Buyers, in exercising their rights of access pursuant to this Section 6.2, obtain any third-party reports in connection with any invasive sampling, the Buyers shall promptly provide copies of such reports to the Seller Representative.

(b)           The Buyers shall indemnify, defend and hold harmless the Seller Indemnified Parties, from and against any Losses incurred by such Seller Indemnified Parties, as a result of, in respect of, or arising out of any injury to any Person or property resulting from or relating to the activities of the Buyer Representative  or its Representatives under this Section 6.2, other than Losses resulting from or arising out of the gross negligence or willful misconduct of such Seller Indemnified Party or the discovery of conditions or defects by the Seller Indemnified Parties that already existed on or with respect to the assets or properties of the Portfolio Companies at the time of access by the Buyers (excluding any exacerbation of any such condition or defect caused by any of the Buyers or their Representatives).

Section 6.3            Confidentiality; Public Announcements.

(a)           The terms of the Confidentiality Agreement are hereby incorporated by reference, and subject to Section 6.3(b) and Section 6.3(c) of this Agreement, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, when it shall be automatically terminated.  From and after the Closing, each of the Sellers shall, and shall cause each of their Affiliates to, (i) treat and hold as confidential any information concerning the business and affairs (including know-how and trade secrets) of the Portfolio Companies (the “Confidential Information”), except (A) as expressly permitted hereunder, (B) to the extent such information comes into the public domain after the Closing through no fault of any of the Sellers, any of their Affiliates or any Person to whom any of the Sellers released or disclosed such information, or (C) to the extent such information was or becomes available to any of the Sellers or any of their Affiliates after the Closing Date on a non-confidential basis from a source other than one of the Portfolio Companies or any of the Buyers or their Affiliates, (ii) refrain from using any of the Confidential Information other than to prepare Taxes and pursue rights under this Agreement, and (iii) deliver promptly to the Buyer Representative or destroy, at the request and option of the Buyer Representative, all tangible embodiments of the Confidential Information that are in the possession or under the control of any of the Sellers or any of their Affiliates, and shall certify such delivery or destruction upon request in a written certificate given by an officer of each of the Sellers.  Each of the Sellers and their Affiliates acknowledges and agrees that the Confidential Information is the property of the Portfolio Companies; provided that the Sellers may retain one copy of the Confidential Information that it shall treat as confidential pursuant to the terms of this Section 6.3.  In the event that any of the Sellers or their Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Person shall notify the Buyer Representative promptly of the request or requirement so that the Buyer Representative may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3.  If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Person may disclose such Confidential Information to the tribunal; provided that the Sellers shall use their commercially reasonable efforts to obtain, at the expense and request of the Buyers or the Portfolio Companies, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyers or the Portfolio Companies shall designate.

(b)           Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Seller Representative, the Sellers, or any of their Affiliates may file with the U.S. Securities and Exchange Commission (the “SEC”) any summary or other information regarding this Agreement in any Form 8-K or other SEC filing provided that the Seller Representative, the Sellers or any of their Affiliates provide the Buyer Representative a reasonable opportunity to review and provide comments thereon, and any of the Seller Representative, the Sellers, or any of their Affiliates may, if required by Form 8-K, Form 10-Q or Form 10-K, file this Agreement (and any exhibits hereto) as an exhibit to such Form 8-K, Form 10-Q or Form 10-K, as applicable; provided, however, that the Disclosure Schedules to this Agreement shall not be filed with the SEC unless such filing is required by the SEC.

(c)           Without giving at least five (5) Business Days’ prior notice and obtaining the prior written approval of the Seller Representative (in the case of a release or statement by any Buyer) or the Buyer Representative (in the case of a release or statement by any Seller), no Party will issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, cause or allow any agent or Affiliate of such Party to make, any public statements with respect to this Agreement and the transactions contemplated hereby or use the name of any Seller or Buyer or any of their respective Affiliates (whether in connection with this transaction or otherwise), except when such release or statement is deemed in good faith by the releasing Party to be required by Applicable Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed.  In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to the non-releasing Party prior to issuing such release or statement and incorporate any reasonable changes which are suggested by the Buyer Representative or the Seller Representative, as applicable.

Section 6.4            Third-Party Approvals.  From the date hereof through the Closing Date, each of the Buyers and the Sellers shall, and shall each cause their respective Affiliates to, use commercially reasonable efforts to obtain all of the Buyer Approvals, Portfolio Company Approvals and Seller Approvals, and maintain such approvals in full force and effect once obtained.  Notwithstanding the foregoing or any other provision of this Agreement, none of the Buyers or any of their Affiliates shall be obligated to make any payments or otherwise pay any consideration to any Person, to commence or participate in any Litigation or to offer or grant any accommodation to any Third Party in connection with any such Buyer Approvals, Portfolio Company Approvals or Seller Approvals.  Each Transaction Party shall use its commercially reasonable efforts to cooperate with the reasonable requests of any other Transaction Party in seeking to obtain as promptly as practicable all such Buyer Approvals, Portfolio Company Approvals or Seller Approvals.  Neither the Sellers nor the Buyers shall take, or cause to be taken, any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any such Buyer Approvals, Portfolio Company Approvals or Seller Approvals.

Section 6.5            Closing Conditions; Regulatory Filings.  From the date of this Agreement until the Closing, each of the Buyers and the Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in this Agreement and to cause the Closing to occur, as promptly as practicable, including to: (a) make or cause to be made the filings required of such Transaction Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement, all of which are set forth on Schedule 6.5 as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof, and to pay any fees due from it in connection with such filings, (b) cooperate with the other Parties and furnish all information in such Transaction Party’s possession or in the possession of such Transaction Party’s Affiliates that is necessary in connection with any other Transaction Party’s filings, (c) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act, if applicable, and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (d) promptly inform the other Parties of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, and permit the other Transaction Parties to review in advance any proposed communication by such Transaction Party or its Affiliates to any Governmental Authority, (e) consult and cooperate with the other Transaction Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Transaction Party or its Affiliates in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (f) comply, promptly as is reasonably practicable, with any requests received by such Transaction Party or any of its Affiliates for additional information, documents or other materials in connection with such filings, (g) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (h) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as being in violation of any Law.  In connection with filings to be made and actions taken under the HSR Act, if any, the Buyers, on the one hand, and the Sellers, on the other hand, shall each bear half of the filing fees with respect thereto; provided, however, each Transaction Party shall bear its own attorneys’ fees and expenses otherwise incurred in connection with any filings, including as a result of any investigation or Litigation initiated by the Department of Justice Antitrust Division or the Federal Trade Commission.  None of the Transaction Parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Transaction Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Transaction Parties the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, (i) prior to transmitting any material to any Governmental Authority or members of its staff, each Transaction Party shall permit counsel for the other Transaction Parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Transaction Parties in connection with, any proposed written communication to any Governmental Authority (or members of their respective staffs) to the extent permitted by Law, and (ii) the Transaction Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that each Transaction Party may redact from any filings provided to the other Transaction Parties hereunder, and shall not be required to provide any materials or information hereunder, to the extent such filings, materials or information relate solely to the redacting Transaction Party and not to the Portfolio Companies or the transactions contemplated hereby.  Notwithstanding any other provisions of this Agreement, no Transaction Party or its Affiliates will have any obligation to resolve any objections of any Governmental Authority to the transactions contemplated hereby, to agree to any divestitures of the assets, properties or rights of the Portfolio Companies, such Transaction

Party or any Affiliates of either of the foregoing, or to enter into any “hold separate” or similar agreements or agree to any other changes to the business, operations or activities of such Party or any of its Affiliates.

Section 6.6            No Solicitation.  During the Interim Period, each of the Sellers shall not and shall cause their Affiliates and officers, directors and employees not to, and each of the Sellers shall direct and use their commercially reasonable efforts to cause their and their Affiliates’ other Representatives not to, directly or indirectly, initiate, solicit, entertain or negotiate, enter into an agreement with respect to, or provide nonpublic or confidential information to facilitate, any proposal or offer with respect to any sale, redemption, disposition, reorganization, exchange, consolidation or similar transaction directly or indirectly involving the Portfolio Companies, or any purchase of any voting or other securities or partnership interests of the Portfolio Companies in a single transaction or a series of related transactions, or any combination of the foregoing.

Section 6.7            Update Information.  Prior to the Closing, the Buyer Representative, on the one hand, and the Seller Representative, on the other hand, shall give the other Party prompt written notice of any development that is reasonably likely to result in a failure of a condition to the Closing.  From time to time prior to the Closing, the Sellers shall supplement or amend the Disclosure Schedules hereto with respect to any matter (regardless of whether such matter arose prior to, on or after the date hereof) if necessary to remedy any inaccuracy of any representation or warranty of any of the Sellers (each a “Schedule Supplement”); provided that, except as specifically provided in this Section 6.7, no Schedule Supplement shall be deemed to be incorporated into or to supplement, amend or modify the Disclosure Schedules.  In the event the Sellers notify the Buyer Representative that such event, development or occurrence which is the subject of the Schedule Supplement arose after the date of this Agreement and was not the result of a breach of this Agreement by the Sellers and constitutes or relates to something that has had a Material Adverse Effect, then the Buyers shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 8.2(b); provided, that if the Buyers have the right to, but do not elect to terminate this Agreement and the Closing occurs, then (i) the Buyers shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters specifically set forth in such Schedule Supplement that constituted or otherwise had a Material Adverse Effect, (ii) such Schedule Supplement shall be deemed to be incorporated into and to supplement, amend and modify the Disclosure Schedules, and (iii) the Buyers shall have irrevocably waived their rights to indemnification under Section 9.2 solely with respect to the matters specifically set forth in such Schedule Supplement.  For purposes of clarity, the Buyers and the Sellers acknowledge and agree that any Schedule Supplement that reflects an event, development or underlying occurrence that either (A) occurred prior to the execution of this Agreement and should have been set forth on the Disclosure Schedules as of the execution of this Agreement or (B) that does not give the Buyers the right to terminate the Agreement for failure to satisfy the closing condition set forth in Section 8.2(b) shall be deemed to have been provided for information purposes only and shall not be deemed to cure any breach of this Agreement or affect the conditions to Closing or indemnification rights set forth in this Agreement.

Section 6.8            Permits.  Each Transaction Party shall promptly provide all notices and otherwise take all commercially reasonable actions required to transfer or reissue the Permits set forth on Schedule 6.8, which constitute all of the Permits (including Environmental Permits) that need to be transferred or reissued so that the Portfolio Companies can operate the Business upon the Closing in a manner consistent with the Portfolio Companies’ past practices during 2011 and 2012.  Each Transaction Party shall use commercially reasonable efforts to effect any such transfer or reissuance, including cooperating with the other Transaction Parties and furnishing all information in such Transaction Party’s possession that is necessary in connection therewith.

Section 6.9            Survey and Title.

(a)           Each of the Sellers shall cause to be procured and delivered to the Portfolio Companies and the Buyers as soon as reasonably practicable following the execution of this Agreement one or more plats of survey prepared and certified in accordance with (i) the Florida minimum technical standards for surveying and mapping and (ii) the Minimum Standard Detail for ALTA/ACSM Land Title Surveys (2012) in respect of the Real Property, including (x) Table A items 1, 2, 3, 4, 6(b), 7, 8, 9, 11(b), 13, 16, 17, 18, 19, 20 and 21 and (y) the Real Property Agreements and the plant improvements located on the Real Property and the real property subject to the Real Property Agreements.  The Sellers, on the one hand, and the Buyers, on the other hand, shall each bear fifty percent (50%) of any costs and expenses associated with the preparation and delivery of such surveys.

(b)           As soon as reasonably practicable following the execution of this Agreement, each of the Sellers shall cause a commitment for title insurance for each of the Portfolio Companies to be issued by a nationally recognized title company reasonably acceptable to the Buyers, addressing the status of title of the Real Property and the Real Property Agreements described on Schedule 6.9 for the Applicable Portfolio Company.  Such commitments for title insurance (i) shall be subject to no condition to the issuance of title policies thereunder other than payment of the initial premium, (ii) shall include endorsements for survey coverage, access, contiguity and such other endorsements as may be reasonably requested by the Buyers, and (iii) shall include a nonimputation endorsement for matters known to the Sellers with the Sellers providing, or causing to be provided, to the title company the necessary owner affidavits and nonimputation indemnity required to provide nonimputation coverage to the Buyers under the applicable owners title insurance policies.  The Buyers on the one hand, and the Sellers, on the other hand, shall each bear half of the costs, expenses and premiums associated with procuring an owners title insurance policy for each of the Portfolio Companies in an amount to be mutually agreed upon by the Parties (and in the aggregate for all Portfolio Companies in an amount equal to the Base Purchase Price) issued pursuant to such commitments for title insurance or otherwise.

Section 6.10          Applicable Agreements.  The Buyers recognize that certain Affiliates of the Portfolio Companies have provided credit support with respect to the Portfolio Companies or the Facilities in satisfaction of the credit support obligations under the Applicable Agreements, all of which support obligations that are outstanding as of the date hereof being set forth on Schedule 6.10.  On or prior to the Closing Date, the Buyers shall, or shall cause their Affiliates to, provide replacement credit support on behalf of the Portfolio Companies with respect to such Applicable Agreements, all on terms and conditions required pursuant to the respective

Applicable Agreement and reasonably acceptable to the counterparty to such Applicable Agreement; provided, that, if any counterparty to such Applicable Agreement has not accepted the Buyers’ replacement credit support, then the Buyers shall have the right to extend the Outside Date as provided for in Section 10.1.  The Buyers shall use their commercially reasonable efforts to (i) provide to the Seller Representative, on or prior to the Closing Date, written evidence of acceptance of such replacement credit support by the counterparty to such Applicable Agreement in exchange for the existing credit support and (ii) provide to the Seller Representative, on or prior to the Closing Date, evidence of arrangements for the prompt return of the existing credit support to the Seller Representative.  The Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to assist and cooperate with the Buyers in interacting with the applicable counterparties for the purpose of the Buyers, or their Affiliates, providing the replacement credit support on behalf of the Portfolio Companies with respect to any of the Applicable Agreements.

Section 6.11          Off-Site Assets.  Each of the Sellers shall deliver or cause to be delivered to the Facilities prior to the Closing Date all spare parts, equipment, inventory and other assets allocated for use by the Facilities that are not located at the Facilities, other than any spare parts, equipment, inventory and other assets that may be under the custody and control of a third party service provider for purposes of storage, repair or maintenance; provided, that such assets are held by such third party service provider for the benefit of, and use by, the Facilities.

Section 6.12          Reserved.

Section 6.13          Records.  As soon as reasonably practicable following the Closing Date, but in no event more than ten (10) days after the Closing Date, the Seller Representative shall deliver to the Buyer Representative or cause to be present at the Facilities, all Books and Records; provided, however, that each of the Sellers shall cause all NERC Documentation required to be maintained in respect of the Facilities to be present at the Facilities on the Closing Date.

Section 6.14          Insurance.  Each of the Sellers shall, and shall cause their Affiliates to, maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 4.12 until the Closing Date.  All such insurance coverage shall be terminated as of the Closing Date.  The Buyers shall be solely responsible for providing insurance to the Portfolio Companies for any claims related to events or occurrences after the Closing Date.  Upon the Closing, the Buyers shall be entitled to any cash recoveries received by ATP, its Affiliates or the Portfolio Companies with respect to any of the Portfolio Companies after the date of this Agreement.

Section 6.15          Casualty.

(a)           If any assets or properties of the Portfolio Companies are damaged or destroyed by any casualty loss event or events after the date hereof and prior to the Closing Date, and the total cost of restoring such damaged or destroyed assets or properties to a condition reasonably comparable to their prior condition (such costs with respect to such assets or properties, along with all expected lost revenues of the Portfolio Companies associated with such casualty loss constituting capacity payments under the

Revenue Agreements, after giving effect to any Third-Party insurance coverage under which the insurer has accepted the claim for such costs, the “Restoration Cost”) is greater than Five Hundred Thousand Dollars ($500,000) but does not exceed ten percent (10%) of the Base Purchase Price and such restoration can be made without material uninsured impairment to the Business, the Seller Representative may elect, by written notice to the Buyer Representative delivered before the Outside Date, to:

(i)            reduce the amount of the Purchase Price by the estimated Restoration Cost (as determined by the Seller Representative and reasonably confirmed by the Buyer Representative; provided that the Buyers or the Portfolio Companies receive the benefit of all insurance proceeds taken into account in determining the Restoration Cost, or such amounts are added back to determine the estimated Restoration Cost), or

(ii)          restore such damaged or destroyed assets or properties to a condition equivalent to their prior condition.

If the Seller Representative makes the election contemplated by Section 6.15(a)(i), then, subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing shall occur on or before the Outside Date and the Purchase Price shall be so reduced.  If the Seller Representative makes the election contemplated by Section 6.15(a)(ii), then, subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing shall occur on or before the Outside Date.  If the Seller Representative does not make either such election before the Outside Date, then any Transaction Party may terminate this Agreement by written notice to the other Parties.

(b)           If the Restoration Cost is in excess of ten percent (10%) of the Base Purchase Price or such restoration cannot be made without material uninsured impairment to the Business, the Seller Representative may elect, by written notice to the Buyer Representative delivered promptly after determining the Restoration Cost to:

(i)            reduce the amount of the Purchase Price by the estimated Restoration Cost (as determined by the Seller Representative and reasonably confirmed by the Buyer Representative; provided that the Buyers or the Portfolio Companies receive the benefit of all insurance proceeds taken into account in determining the Restoration Cost, or such amounts are added back to determine the estimated Restoration Cost), or

(ii)          restore such damaged or destroyed assets or properties to a condition equivalent to their prior condition.

If the Seller Representative makes the election contemplated by Section 6.15(b)(i), then, subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing shall occur on or before the Outside Date and the Purchase Price shall be so reduced; provided that the Buyers may terminate this Agreement, by written notice to the Seller Representative, within thirty (30) days of receipt by the Buyer Representative of the Seller Representative’s notice regarding such election.  If the Seller Representative makes the election contemplated by Section 6.15(b)(ii), the

Closing shall occur on or before the Outside Date, subject to the satisfaction or waiver of the conditions set forth in Article VIII.  If the Seller Representative does not elect either option within thirty (30) days after the casualty loss, then any Transaction Party may terminate this Agreement by written notice to the other Parties.

(c)           If the Restoration Cost is Five Hundred Thousand Dollars ($500,000) or less, then (i) none of the Buyers or the Sellers shall have the right or option to terminate this Agreement under this Section 6.15 and (ii) there shall be no reduction in the amount of the Purchase Price as a direct result thereof; however, the Buyers or the Portfolio Companies shall receive the benefit of all insurance proceeds related to such casualty event.

(d)           If the Buyer Representative, in the exercise of reasonable judgment, does not confirm the Seller Representative’s calculation of the Restoration Costs, then it shall promptly, but not less than ten (10) Business Days after receipt of the Seller Representative’s calculation, deliver written notice to the Seller Representative setting forth the Buyer Representative’s calculation of the Restoration Costs.  If the Buyer Representative fails to timely deliver such notice, then the Seller Representative’s calculation of the Restoration Costs shall be deemed final, binding and conclusive for all purposes of this Agreement.  If the Buyer Representative so notifies the Seller Representative in accordance with this Section 6.15(d), then the Buyer Representative and the Seller Representative shall, over the next ten (10) Business Days, attempt in good faith to resolve the disputed calculations, and any written resolution by them as to the agreed calculation of the Restoration Costs shall be deemed final, binding and conclusive for all purposes of this Agreement.  If, at the conclusion of the ten (10) Business Day resolution period, the Buyer Representative and the Seller Representative have not agreed on the calculation of Restoration Costs, then the Restoration Costs shall be estimated by a qualified firm reasonably acceptable to the Buyer Representative and the Seller Representative.  Subject to the limitations set forth in Section 10.1(f), the Outside Date shall be extended on a day-for-day basis while the procedures set forth in this Section 6.15(d) are followed.

Section 6.16          Condemnation.

(a)           If any of the assets or properties of the Portfolio Companies are taken or noticed for taking by a condemnation event after the date hereof and prior to the Closing Date and such assets or properties have a condemnation value (such value with respect to any such assets or properties after giving effect to any condemnation proceeds awarded to the Portfolio Companies for such condemnation event, the “Condemnation Value”) greater than Five Hundred Thousand Dollars ($500,000) but not in excess of ten percent (10%) of the Base Purchase Price, any Transaction Party may elect, by written notice to the other Transaction Parties delivered before the Outside Date, to reduce the amount of the Purchase Price by the estimated Condemnation Value (as determined by the Seller Representative and reasonably confirmed by the Buyer Representative).  If any Transaction Party makes the election contemplated by the foregoing sentence, then, subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing shall occur on or before the Outside Date and the Purchase Price shall be so reduced.  If none of the Transaction Parties makes such election before the Outside Date, then any Transaction Party may terminate this Agreement by written notice to the other Parties.

(b)           If the Condemnation Value is in excess of ten percent (10%) of the Base Purchase Price, the Seller Representative may elect, by written notice to the Buyer Representative delivered before the Outside Date, to:

(i)            reduce the amount of the Purchase Price by the estimated Condemnation Value (as determined by the Seller Representative and reasonably confirmed by the Buyer Representative), or

(ii)           terminate this Agreement.

If the Seller Representative makes the election contemplated by Section 6.16(b)(i), then, subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing shall occur on or before the Outside Date and the Purchase Price shall be so reduced; provided that the Buyers may terminate this Agreement, by written notice to the Seller Representative, within thirty (30) days of receipt by the Buyer Representative of the Seller Representative’s notice regarding such election.  If the Seller Representative makes the election contemplated by Section 6.16(b)(ii), then this Agreement shall terminate.

(c)           If the Condemnation Value is Five Hundred Thousand Dollars ($500,000) or less, then (i) neither the Buyers nor the Sellers shall have the right or option to terminate this Agreement under this Section 6.16 and (ii) there shall be no reduction in the amount of the Purchase Price as a direct result thereof.

(d)           If the Buyer Representative, in the exercise of reasonable judgment, does not confirm the Seller Representative’s calculation of the Condemnation Value, then it shall promptly, but not less than five (5) Business Days after receipt of the Seller Representative’s calculation, deliver written notice to the Seller Representative setting forth the Buyer Representative’s calculation of the Condemnation Value.  If the Buyer Representative fails to timely deliver such notice, then the Seller Representative’s calculation of the Condemnation Value shall be deemed final, binding and conclusive for all purposes of this Agreement.  If the Buyer Representative so notifies the Seller Representative in accordance with this Section 6.16(d), then the Buyer Representative and the Seller Representative shall, over the next five (5) Business Days, attempt in good faith to resolve the disputed calculations, and any written resolution by them as to the agreed calculation of the Condemnation Value shall be deemed final, binding and conclusive for all purposes of this Agreement.  If, at the conclusion of the five (5) Business Day resolution period, the Buyer Representative and the Seller Representative have not agreed on the calculation of Condemnation Value, then the Condemnation Value shall be estimated by a qualified firm reasonably acceptable to the Buyer Representative and the Seller Representative.  Subject to the limitations set forth in Section 10.1(f), the Outside Date shall be extended on a day-for-day basis while the procedures set forth in this Section 6.16(d) are followed.

Section 6.17                             Affiliate Contracts; Intercompany Obligations.

(a)                                 At or prior to the Closing, each of the Sellers shall terminate or cause to be terminated any Contract, other than any Contracts referenced in the Transition Services Agreement, between the Portfolio Companies, on one hand, and any of the Sellers, their Affiliates or any current or former officer, director, equity owner or employee of any of the foregoing, on the other hand, all of which are set forth on Schedule 6.17, and the Sellers shall ensure that none of the Portfolio Companies has any liability or obligations under any such Contracts from and after the applicable termination dates of such Contracts.

(b)                                 At or prior to the Closing, each of the Sellers shall cause all intercompany account obligations (including indebtedness) involving any of the Sellers or any of their Affiliates and the Portfolio Companies to be settled, at the election of the Sellers, by either causing such accounts and obligations to be (a) paid and discharged, including by netting of payables and receivables involving the same parties, or (b) with respect to payables by the Portfolio Companies, cancelled without any of the Sellers or any of the Portfolio Companies paying any consideration therefor or any of the Portfolio Companies incurring any additional liability to any Person.

(c)                               At or prior to the Closing, each of the Sellers shall, and shall cause its Affiliates to, assign, or cause to be assigned, all environmental emission allowances and credits associated with the Facilities, including those set forth on Schedule 4.11(d), to the Portfolio Companies on a cost-free basis, such that the Portfolio Companies own such allowances and credits free and clear of all Liens, except Permitted Liens.

Section 6.18                             Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at the request of the Buyers or any of the Sellers, and without further consideration, the other Transaction Parties shall execute and deliver to the requesting Transaction Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions and execute and deliver such other documents as the requesting Transaction Party may reasonably request in order to consummate and to make effective the transactions contemplated by this Agreement.

Section 6.19                             Release.  Effective as of the Closing, each of the Sellers hereby remises, releases and forever discharges, for themselves and their Affiliates and their respective successors, assigns, directors, officers, employees, agents, representatives, parent corporations, and subsidiary corporations, the Portfolio Companies from and against any and all claims and actions whatsoever, whether known or unknown and whether arising in law or in equity, which any of the Sellers or such Affiliates and such other persons have had, now have or hereafter will or may have against the Portfolio Companies arising from, relating to, or otherwise founded upon the indemnification obligations of any of the Portfolio Companies pursuant to the Organizational Documents of any of the Portfolio Companies or otherwise.

Section 6.20                             GE Turbine Blades.

(a)                                 During the Interim Period, except (i) as required in case of any emergency, (ii) as required to operate the Facilities in accordance with Prudent Industry Practices and applicable Law, (iii) as required pursuant to Section 6.20(b) below, or (iv) with the prior written consent of the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Sellers shall, and the Sellers shall cause their respective Affiliates not to, make any outage, repair, inspection or operational decision related to the High Pressure Turbine Stage 1 blades on engine 191-315 or the High Pressure Turbine Stage 2 nozzles on engine 191-235 or any associated components (the “GE Turbine Blades”) that would be reasonably expected to cause any warranty provided by General Electric International Inc. (“GE”) under its existing warranty coverage policy applicable to the GE Turbine Blades or that certain Contractual Service Agreement between Lake and GE dated as of May 5, 2003, as amended (the “GE CSA”), to be reduced, rendered void or unavailable.

(b)                                 During the Interim Period, the Sellers shall, and shall each cause their respective Affiliates to (i) perform any and all inspections related to the GE Turbine Blades requested of or recommended to the Sellers or any of their Affiliates by GE in writing, (ii) perform one borescope inspection per month (iii) take all actions recommended in writing to the Sellers or any of their Affiliates by GE with respect to continued operations, repair, inspection and maintenance of the GE Turbine Blades, and (iv) afford the Buyers an opportunity to participate in any discussions with GE regarding the GE Turbine Blades or the CSA.  If the Sellers or any of their Affiliates receive any suggestions or recommendations in writing by GE with respect to the GE Turbine Blades, the Sellers shall (x) promptly notify the Buyer Representative of any such suggestions or recommendations and (y) afford the Buyers the reasonable opportunity to participate in discussions with GE and to provide input and suggestions with respect to any course of action to be taken by the Sellers or their Affiliates as a result of such suggestions or recommendations; provided, that none of the Sellers or any of their Affiliates shall undertake any outage, repair, inspection or operational decision arising out of such suggestions or recommendations pursuant to Section 6.20(b)(iii) above with respect to the GE Turbine Blades without the written consent of the Buyers, which shall not be unreasonably withheld, conditioned or delayed; provided further that if the Buyers or the Buyer Representative fail to respond to a notice provided pursuant to clause (x) above within three (3) days of receipt of such notice, then the Buyers and the Buyer Representative shall have been deemed to have consented to the actions of the Sellers or any of their Affiliates set forth in such notice in undertaking any outage, repair, inspection or operational decision arising out of such suggestions or recommendations; provided, however, that for purposes of this Section 6.20(b), any notices delivered after 5:00 pm Eastern Time on any day shall be deemed given on the next succeeding day.

(c)                                  The Sellers shall promptly provide to the Buyer Representative copies of all written inspection reports, documents and other communications related to the GE Turbine Blades.

Section 6.21                             Closing Consents.  The Sellers shall use commercially reasonable efforts to obtain the consents and approvals set forth on Schedule 6.21 at or prior to the Closing.

ARTICLE VII
TAX MATTERS

Section 7.1                                    Tax Returns.

(a)                                 The Seller Representative shall prepare, or cause to be prepared, and file, or cause to be filed, subject to the review and reasonable approval of the Buyer Representative, all Tax Returns of the Portfolio Companies for all periods ending on or prior to the Closing Date (each such period a “Pre-Closing Tax Period”) that are required to be filed after the Closing Date.  The Sellers shall reimburse, or cause to be reimbursed, the Buyers for Taxes of the Portfolio Companies with respect to all periods within fifteen (15) days before payment by the Buyers and/or the Portfolio Companies of such Taxes, but only to the extent that the Taxes were not taken into account in the Final Adjustment Statement.  All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of the Portfolio Companies, except as required by a change in applicable Law.

(b)                                 The Buyer Representative shall prepare, or cause to be prepared, and file, or cause to be filed, subject to the review and reasonable approval of the Seller Representative, any Tax Returns of the Portfolio Companies for Tax periods which begin before the Closing Date and end after the Closing Date (each such period a “Straddle Period”).  All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of the Portfolio Companies, except as required by a change in applicable Law.  The Sellers shall pay, or cause to be paid, to the Buyers, within fifteen (15) days before the date on which Taxes are to be paid with respect to such Straddle Periods, an amount equal to the portion of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date.  For purposes of this Section 7.1 and Section 9.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the date immediately prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the date immediately prior to the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Portfolio Companies.

(c)                                  The Buyer Representative shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Portfolio Companies.

Section 7.2                                    Cooperation.  The Buyer Representative and the Seller Representative shall cooperate fully, and the Buyers shall cause the Portfolio Companies to cooperate fully, as and to the extent reasonably requested by the other Transaction Party, in connection with the preparation and filing of Tax Returns pursuant to Section 7.1 and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes.  Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Seller Representative shall and shall cause the Sellers to, and the Buyers shall and shall cause the Portfolio Companies to, retain all books and records with respect to Tax matters pertinent to the Portfolio Companies relating to any taxable period beginning before the Closing Date until the later of six (6) years after the Closing Date and the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.  The Seller Representative shall provide the Buyer Representative reasonable written notice prior to the Sellers transferring, destroying or discarding any books and records, and, if the Buyer Representative so requests, the Sellers shall allow the Buyer Representative to take possession of such books and records at the Buyers’ expense.  The Buyers and the Sellers each agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

Section 7.3                                    Transfer Taxes.  All state and local transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement shall be borne and paid fifty percent (50%) by the Buyers and fifty percent (50%) by the Sellers.  The Buyer Representative shall, at the Buyers’ expense, timely file any Tax Return or other document with respect to such Taxes (and the Seller Representative and each of the Sellers shall cooperate with respect thereto as necessary).  The Buyers and the Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Taxes.

Section 7.4                                    Tax Proceedings.  The Buyer Representative shall inform the Seller Representative of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which the Buyers may be entitled to indemnity from the Sellers hereunder.  With respect to any Tax Contest for which the Seller Representative acknowledges in writing that the Sellers are liable under Article IX for all Losses relating thereto the Seller Representative shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (i) the Seller Representative shall promptly notify the Buyer Representative in writing of its intention to control such Tax Contest, (ii) in the case of a Tax Contest relating to Taxes of the Portfolio Companies for a Straddle Period, the Seller Representative and the Buyer Representative shall jointly control all proceedings taken in connection with any such Tax Contest and (iii) if any Tax Contest solely controlled by the Seller Representative could reasonably be expected to have an adverse effect on the Buyers, the Portfolio Companies, or any of their related Persons in any Tax period beginning after the Closing Date, the Tax Contest shall not be settled or resolved without the Buyer Representative’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, if notice is given to the Seller Representative  of the commencement of any Tax Contest and the Seller Representative does not, within twenty (20)

Business Days after the Buyer Representative’s notice is given, give notice to the Buyer Representative of the Seller Representative’s election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligations hereunder of the Sellers), the Sellers shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by the Buyer Representative; provided, however, that if any Tax Contest solely controlled by the Buyer Representative could reasonably be expected to have an adverse effect on the Sellers or any of their related Persons for any Tax period, the Tax Contest shall not be settled or resolved without the Seller Representative’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The failure of the Buyer Representative to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect the Sellers’ obligations with respect thereto except to the extent that the Sellers can demonstrate actual loss and prejudice as a result of such failure.  The Buyers and the Portfolio Companies shall use their commercially reasonable efforts to provide the Seller Representative with such assistance as may be reasonably requested by the Seller Representative in connection with a Tax Contest controlled solely or jointly by the Seller Representative.  The Seller Representative shall, and shall cause the Sellers and their Affiliates to, use their commercially reasonable efforts to provide the Buyers with such assistance as may reasonably be requested by the Buyers in connection with a Tax Contest controlled solely or jointly by the Buyers.

Section 7.5                                    Purchase Price Allocation.  The purchase and sale of the Interests under this Agreement shall be treated for federal and all applicable state and local income Tax purposes as a deemed sale of the assets of the Portfolio Companies.

(a)                                 The Purchase Price shall be allocated among the assets acquired by the Buyers under this Agreement in accordance with an allocation schedule (the “Purchase Price Allocation Schedule”) agreed upon by the Buyer Representative and the Seller Representative.  The Buyer Representative shall prepare the initial draft of the Purchase Price Allocation Schedule in the manner required by Section 1060 of the Code and any other applicable Law and shall deliver it to the Seller Representative at least fifteen (15) days before the scheduled Closing Date (or such shorter period as the Parties may mutually agree) for review and comment by the Sellers.  The Transaction Parties shall revise the Purchase Price Allocation Schedule to the extent necessary to reflect any post-Closing payments or adjustments made under or in connection with this Agreement and report any adjustments in accordance with Treasury Regulation Section 1.1060-1(c).  In the case of any payment or adjustment referred to in the preceding sentence, the Buyer Representative shall propose a revised Purchase Price Allocation Schedule within forty-five (45) days after the payment or adjustment (or such shorter period as the Parties may mutually agree), and the Transaction Parties shall follow the procedures outlined in Section 7.5(b) with respect to review, dispute and resolution of such revision.

(b)                                 If the Transaction Parties are unable to agree upon the Purchase Price Allocation Schedule within five (5) days before the scheduled Closing Date, then either Transaction Party may refer the dispute to an Independent Auditor and such Independent Auditor shall conclusively determine the Purchase Price Allocation Schedule (including any valuations) in accordance with Section 7.6.

(c)                                  The Sellers and the Buyers shall each prepare, or cause to be prepared, mutually acceptable and substantially identical IRS Forms 8594 consistent with the Purchase Price Allocation Schedule, which the Transaction Parties shall use to report the transaction pursuant to this Agreement to the applicable Tax Authorities; provided, however, that (i) the Buyers’ cost for the assets that they are deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated and (ii) the amount realized by the Sellers or their Affiliates may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income tax purposes.  Each Transaction Party shall promptly provide the other Transaction Party with any other information required to complete Form 8594.  Neither Transaction Party, without the consent of the other Transaction Party, shall take a position on any Tax Return, or before any Tax Authority in connection with the examination of any Tax Return or in any subsequent judicial proceeding, that is in any manner inconsistent with the terms of the Purchase Price Allocation Schedule unless specifically required by a determination of an applicable Tax Authority.  The Transaction Parties shall promptly advise each other of the existence of any Tax audit, controversy or litigation related to any allocation under this Section 7.5.

Section 7.6                                    Resolution of Disputed Purchase Price Allocation Schedule Items.  The Independent Auditor reasonably agreed by the Transaction Parties pursuant to Section 7.5 shall determine, if required by Section 7.5, any disputes involving the Purchase Price Allocation Schedule (including any valuations) (such disputed document or amount (a “Disputed Item”), in accordance with the following:

(a)                                 The Independent Auditor shall be instructed to deliver to the Buyer Representative and the Seller Representative a written determination of the Disputed Item within ten (10) days from the date the matter is referred to it.

(b)                                 The Independent Accountant may determine the issues in dispute with respect to any Disputed Item following those procedures, consistent with the provisions of this Agreement, that it deems appropriate in the circumstances and with reference to the amounts in issue.  The Transaction Parties do not intend to impose any particular procedures upon such Independent Auditor, it being the desire of the Transaction Parties that any such disagreement will be resolved as expeditiously and inexpensively as reasonably practicable.

(c)                                  The Independent Auditor shall have no liability to the Transaction Parties in connection with its services, except for acts of bad faith, willful misconduct or gross negligence, and the Transaction Parties shall provide indemnification to the Independent Auditor as it may reasonably request.

(d)                                 All fees and expenses relating to the work, if any, to be performed by the Independent Auditor pursuant to this Section 7.6 shall be borne equally by the Sellers, on the one hand, and the Buyers, on the other hand.

Section 7.7                                    Termination of Tax Sharing Agreements.  Any tax allocation, indemnity, sharing or other similar agreement or arrangement, whether or not written, that may have been entered into by the Sellers or any of their Affiliates (other than the Portfolio Companies), on the one hand, and any of the Portfolio Companies, on the other hand, shall be terminated as to the Portfolio Companies as of the Closing Date, and no payments that are owed by or to the Portfolio Companies pursuant thereto shall be payable thereafter.

Section 7.8                                    Survival.  The covenants contained in this Article VII shall survive until sixty (60) days following the expiration of the applicable statute of limitations.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS

Section 8.1                                    Conditions to the Obligations of the Transaction Parties.  The obligations of the Transaction Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Transaction Parties:

(a)                                 There shall not be in force any Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement;

(b)                                 All waiting periods (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement by Law shall have expired or been terminated; and

(c)                                  All approvals set forth on Schedule 6.5 shall have been duly made, given or obtained and shall be in full force and effect.

Section 8.2                                    Conditions to Obligations of the Buyers.  The obligation of the Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Buyer Representative:

(a)                                 The Seller Representative shall have delivered to the Buyers all agreements, instruments and documents required to be delivered by the Seller Representative pursuant to Section 2.4(b);

(b)                                 Each of the representations and warranties of each of the Sellers contained in this Agreement shall be true and correct as of the Closing Date as though made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of or through the date of this Agreement), which need only be true and correct as of such date or time), except to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not have a Material Adverse Effect or reasonably be expected to have a material adverse effect on the ability of any of the Sellers to perform its obligations hereunder or to consummate the transactions contemplated hereby;

(c)                                  Each of the Sellers shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by each of the Sellers at or before the Closing;

(d)                                 There shall have been no Material Adverse Effect since the date of this Agreement;

(e)                                  The form of surveys contemplated by Section 6.9(a) shall be in form and substance reasonably satisfactory to the Buyers in all respects;

(f)                                   The form of the owners title insurance policy as contemplated by Section 6.9(b) shall be in form and substance reasonably satisfactory to the Buyers in all respects and shall contain all endorsements reasonably requested by the Buyers;

(g)                                  Each of the Portfolio Companies shall have no debt;

(h)                                 All Seller Approvals and Portfolio Company Approvals shall have been duly made, given or obtained and shall be in full force and effect;

(i)                                     The Buyers or their Affiliates shall have provided the replacement credit support on behalf of the Portfolio Companies pursuant to the Applicable Agreements as contemplated in Section 6.10;

(j)                                    The Lender Consents and the Portfolio Company Lender Consents shall be effective, shall not have been suspended, revoked, or stayed, and all conditions therein shall have been met;

(k)                                 Each of the Sellers shall have delivered to the Buyers a certificate, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(b) and Section 8.2(c) have been fulfilled;

(l)                                     The Transition Services Agreement, including Exhibit A thereto, shall be in full force and effect and shall not have been modified or amended without the prior written consent of the Buyers; and

(m)                             Any derivative Contracts, including interest rate swap Contracts, of any of the Portfolio Companies shall have been terminated and none of the Portfolio Companies shall have any further obligations or liabilities with respect to such derivative Contracts except for any obligations or liabilities that are subtracted from the amount of the Estimated Net Working Capital in the calculation of the Closing Adjustment as set forth in Section 2.5(iv).

Section 8.3                                    Conditions to the Obligations of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Sellers:

(a)                                 The Buyer Representative shall have delivered to the Sellers all agreements, instruments, documents and funds required to be delivered by the Buyer Representative pursuant to Section 2.4(c);

(b)                                 Each of the representations and warranties of the Buyers contained in this Agreement shall be true and correct as of the Closing Date as though made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of or through the date of this Agreement), which need only be true and correct as of such date or time), except to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not reasonably be expected to have a material adverse effect on the Buyers’ ability to perform their obligations hereunder or to consummate the transactions contemplated hereby;

(c)                                  The Buyers shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by the Buyers on or before the Closing;

(d)                                 All the Buyer Approvals shall have been duly made, given or obtained and shall be in full force and effect;

(e)                                  The Sellers and their Affiliates shall have satisfied all conditions set forth in any Lender Consent or Portfolio Company Lender Consent;

(f)                                   The Buyers shall have delivered to the Seller Representative written evidence of acceptance of the replacement credit support in satisfaction of the credit support obligations under the Applicable Agreements by the counterparty to each such Applicable Agreement in exchange for the existing credit support as contemplated in Section 6.10; and

(g)                                  The Buyers shall have delivered to the Sellers a certificate, dated as of the Closing Date, certifying that the conditions specified in Section 8.3(b) and Section 8.3(c) have been fulfilled.

Section 8.4                                    Frustration of Closing Conditions.  None of the Transaction Parties may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Transaction Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 6.5.

ARTICLE IX
INDEMNIFICATION

Section 9.1                                    Survival of Representations, Warranties and Covenants.  The respective representations and warranties of the Parties contained in this Agreement (or in any certificate delivered in connection herewith), and all waivers, disclaimers and limitations of the Parties’ liability contained in this Agreement, shall survive the Closing for a period of eighteen (18) months after the Closing Date (other than the representations and warranties in Section 3.1

(Organization), Section 3.2 (Authorization; Enforceability), Section 3.5 (Brokers’ Fees), Section 3.6 (Ownership of Interests), Section 4.1 (Organization), and Section 4.3 (Capitalization; Subsidiaries), which shall survive the Closing Date indefinitely, Section 4.7 (Taxes), which shall survive until sixty (60) days following the expiration of the applicable statute of limitations, Section 4.11 (Environmental Matters), which shall survive for a period of three (3) years after the Closing Date.  The respective covenants and agreements of the Parties contained in this Agreement that by their terms do not contemplate performance after the Closing shall survive the Closing for a period of eighteen (18) months after the Closing Date and the remaining covenants and agreements (including those contained in Section 7.8) shall survive in accordance with their respective terms until such covenant or agreement has been performed, plus ninety (90) days thereafter.  The applicable period set forth above for each such representation, warranty, covenant and agreement is referred to herein as the “Survival Period”.  No Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty, covenant or agreement after the applicable Survival Period, unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim) is provided prior to the expiration of such applicable Survival Period.

Section 9.2                                    Indemnification.

(a)                                 Subject to the provisions of this Article IX, from and after the Closing, each of the Sellers, jointly and severally, shall indemnify and hold harmless the Buyers, each of the Buyers’ Affiliates (which includes, for the avoidance of doubt, the Portfolio Companies from and after the Closing) and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur arising from or out of or relating to:

(i)                                     any breach of any representation or warranty of any of the Sellers in this Agreement made as of the date of this Agreement or as if such representation or warranty were made on and as of the Closing Date (or in any certificate delivered in connection herewith);

(ii)                                  any breach of any covenant of any of the Sellers in this Agreement (or in any certificate delivered in connection herewith);

(iii)                               any Contract that is terminated on or prior to the Closing Date pursuant to Section 6.17 (“Affiliate Losses”);

(iv)                              all Taxes of the Sellers or their Affiliates, as applicable, and the Portfolio Companies for all Pre-Closing Tax Periods;

(v)                                 with respect to any Straddle Period, all Taxes of the Sellers or its Affiliates, as applicable, and the Portfolio Companies attributable to the portion of such Straddle Period that ends on or prior to the Closing Date;

(vi)                              all Taxes of any Person imposed on any of the Portfolio Companies as a transferee or successor, by contract or pursuant to any Law (including, but not limited to, Treasury Regulation Section 1.1502-6) with respect to obligations or relationships existing on or prior to the Closing Date or by agreements entered into or transactions entered into on or prior to the Closing Date;

(vii)                           all Taxes on any income resulting from any election by any of the Sellers or its Affiliates, as applicable, and the Portfolio Companies under Section 108(i) of the Code prior to the Closing Date; and

(viii)                        any and all claims incurred by any of the Portfolio Companies or the Buyer Indemnified Parties attributable to the Taxes described in the preceding clauses (iv) through (vii).

(b)                                 Subject to the provisions of this Article IX, from and after the Closing, the Buyers, jointly and severally, shall indemnify and hold harmless each of the Sellers, each of the Sellers’ Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising from or out of or relating to:

(i)                                     any breach of any representation or warranty of any of the Buyers in this Agreement made as of the date of this Agreement or as if such representation or warranty were made on and as of the Closing Date (or in any certificate delivered in connection herewith);

(ii)                                  any breach of any covenant of any of the Buyers in this Agreement (or in any certificate delivered in connection herewith);

(iii)                               otherwise arising out of any Contract entered into by the Buyers after the Closing Date;

(iv)                              all Taxes of the Buyers and the Portfolio Companies for all periods after the Closing Date (other than any Straddle Period);

(v)                                 with respect to any Straddle Period, all Taxes of the Buyers and the Portfolio Companies attributable to the portion of such Straddle Period that begins after the Closing Date;

(vi)                              all Taxes of any Person imposed on any of the Portfolio Companies as a transferee or successor, by contract or pursuant to any Law (including, but not limited to, Treasury Regulation Section 1.1502-6) with respect to obligations or relationships created after the Closing Date or by agreements entered into or transactions entered into after the Closing Date;

(vii)                           all Taxes on any income resulting from any election by any of the Buyers and the Portfolio Companies under Section 108(i) of the Code after the Closing Date; and

(viii)                        any and all claims incurred by any of the Portfolio Companies or the Seller Indemnified Parties attributable to the Taxes described in the preceding clauses (iv) through (vii).

None of the Sellers or its Affiliates shall have any right to seek contribution from any of the Portfolio Companies with respect to all or any part of any of the Sellers’ indemnification obligations hereunder.

(c)                                  THE INDEMNIFICATION PROVISIONS IN THIS SECTION 9.2 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION OR ANY OTHER PERSON.

(d)                                 The Transaction Parties have agreed upon a threshold (as provided in Section 9.4(a)) and a deductible (as provided in Section 9.4(b)) as a means of applying a materiality standard to the amount of any post-Closing claim that (x) any Buyer Indemnified Party may have against any of the Sellers resulting from a breach of a representation or warranty by any of the Sellers, or (y) any Seller Indemnified Party may have against any of the Buyers resulting from a breach of a representation or warranty by any of the Buyers.  Therefore, for purposes of (i) applying the post-closing indemnification remedies provided in this Article IX, (ii) determining whether any breach of a representation or warranty of any of the Sellers or Buyers, as applicable, has occurred and (iii) calculating the amount any Losses relating thereto, the Sellers’ or Buyers’, as applicable, representations and warranties shall be considered and applied without regard to any reference as to materiality, materially, material respects, Material Adverse Effect or similar materiality qualifiers set forth therein, except for Section 4.11(c); provided, however, that this Section 9.2 shall in no respect modify the other provisions of this Agreement for purposes of determining whether any conditions to Closing have been satisfied.

Section 9.3                                    Indemnification Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)                                 Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a Third Party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such Third-Party Claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b)                                 Following receipt of the Claim Notice, and unless (i) the control of the defense by the Indemnifying Party would be inappropriate due to a conflict of interest, (ii) such Third-Party Claim (or the facts or allegations related to such Third-Party Claim) involves criminal allegations or seeks equitable or injunctive relief, (iii) such Third-Party Claim, if adversely determined, could reasonably be expected to materially adversely affect the business or reputation of the Indemnified Party or its Affiliates or (iv) such Third-Party Claim, if adversely determined, could reasonably be expected to result in Losses exceeding the applicable limitations set forth in Section 9.4(c), the Indemnifying Party shall have the right to control the defense of the Indemnified Party against such Third-Party Claim in accordance with the following.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim within five (5) Business Days following receipt of the Claim Notice, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (x) the settlement agreement contains a complete and unconditional release by the Third Party asserting the Third-Party Claim of the Indemnified Party, (y) the settlement agreement obligates the Indemnifying Party to pay the full amount of any Losses attributable to the Indemnified Party in connection with the Third-Party Claim, and (z) the settlement agreement does not contain any direct or indirect requirements upon or provisions for the Indemnified Party.  If requested by the Indemnifying Party the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third-Party Claim the defense of which is being controlled by the Indemnifying Party pursuant hereto.  The Indemnified Party may otherwise participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)                                  If the Indemnifying Party (i) does not have the right to control the defense of the Indemnified Party pursuant to Section 9.3(b) or (ii) does not notify the Indemnified Party within five (5) Business Days following receipt of the Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable costs and expenses in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings.  In such circumstances, the Indemnified Party shall have full control of the defense of such Third-Party Claim.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)                                 Subject to the other provisions of this Article IX, in the event that an Indemnified Party determines that it has a claim for indemnifiable Losses against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall give written notice thereof to the Indemnifying Party, specifying, in reasonable detail, the amount of such claim, the nature and basis of the alleged breach or act giving rise to such claim and all relevant facts and circumstances relating thereto.  The Indemnified Party shall provide the Indemnifying Party with full access to its books and records (and, if the Sellers are the Indemnifying Party, the Portfolio Companies’ books and records) during normal business hours for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for indemnifiable Losses.  The Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice and granting of such access if the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX.  If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be a liability of the applicable Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute.  Promptly following the final determination of the amount of indemnifiable Losses to which the Indemnified Party is entitled (whether determined in accordance with this Section 9.3(d) or by a court of competent jurisdiction), the Indemnifying Party shall pay such indemnifiable Losses to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party.

Section 9.4                                    Limitations on Liability.  Notwithstanding anything to the contrary stated in this Agreement:

(a)                                 a breach of any representation or warranty of any of the Sellers in this Agreement (or in any certificate delivered in connection with this Agreement), subject to the provisions of Section 9.1, in connection with any single item or group of related items that results in Losses of less than Fifty Thousand Dollars ($50,000) shall be deemed, for all purposes of this Article IX not to be a breach of such representation or warranty; provided, however, that the limitation set forth in this Section 9.4(a) shall not apply to Losses arising from (i) any breach of any of the Sellers’ representations and warranties contained in Section 3.1, Section 3.2, Section 3.5, Section 3.6, Section 4.1, Section 4.3, and Section 4.7 (collectively, the “Seller Fundamental Representations”), or Section 4.11 or (ii) the matters described in Section 9.2(a)(ii), (iii), (iv), (v), (vi), (vii), or (viii);

(b)                                 the Sellers shall have no liability arising out of or relating to Section 9.2(a) and the Buyers shall have no liability arising out of or relating to Section 9.2(b) except if the aggregate Losses actually incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, exceed 0.75% of the Purchase Price respectively (and then, subject to Section 9.4(c), only to the extent such aggregate Losses exceed such amount); provided, however, that the limitation set forth in this Section 9.4(b) shall not apply to Losses arising from (i) any breach of any of the Sellers’ representations and warranties contained in the Seller Fundamental Representations or Section 4.11 (in the case of the Sellers), or Section 5.1, Section 5.2 or Section 5.6 (collectively, the “Buyer Fundamental Representations”) (in the case of the Buyers) or (ii) the matters described in Section 9.2(a)(ii), (iii), (iv), (v), (vi), (vii), or (viii);

(c)                                  (i) neither the Sellers’ liability arising out of or relating to Section 9.2(a)(i) (other than breaches of the Seller Fundamental Representations or Section 4.11) nor the Buyers’ liability arising out of or relating to Section 9.2(b)(i) (other than breaches of the Buyer Fundamental Representations) shall exceed fifteen percent (15%) of the Purchase Price, (ii) the Sellers’ liability for breaches of the representations and warranties contained in Section 4.11 shall not exceed twenty percent (20%) of the Purchase Price, and (iii) neither the Sellers’ liability for breaches of any of the Seller Fundamental Representations nor the Buyers’ liability for breaches of any of the Buyer Fundamental Representations shall exceed the Purchase Price; provided, however, that in no event shall either the Sellers’ aggregate liability or the Buyers’ aggregate liability for breaches of any representation, warranty, covenant or agreement in this Agreement exceed the Purchase Price; and

(d)                                 the amount of any Losses subject to indemnification under this Article IX shall be reduced or reimbursed, as the case may be, by the amount of any Third-Party insurance coverage the proceeds of which have been collected by the Portfolio Companies with respect to any such Losses, or third-party indemnity, third-party contribution or similar payments or other similar recovery or offset actually realized, directly or indirectly, by the Indemnified Party with respect to any such Losses, net of expenses paid to third parties in procuring such contributions or recovery, including materially increased premiums or deductibles, and net of any non-indemnifiable amounts related to such claim (e.g., any amounts not recoverable as a result of the limitations set forth in this Article IX), but such recoveries shall not count against the caps, deductibles or other limitations described in this Section 9.4.  If a Buyer Indemnified Party or Seller Indemnified Party, as applicable, receives an amount under Third-Party insurance coverage or receives or realizes, directly or indirectly, third party indemnity, third party contribution or similar payments with respect to Losses that were the subject of indemnification under this Article IX at any time subsequent to indemnification provided hereunder, then such Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall promptly reimburse the Buyers or the Sellers, as applicable, to the extent of the amount received.

Section 9.5                                    Purchase Price Adjustment.  The Transaction Parties agree to treat all payments made pursuant to Section 2.6(d) and this Article IX as adjustments to the Purchase Price for Tax purposes.

Section 9.6                                    Mitigation.  Each Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to mitigate any Losses that may be subject to indemnification under this Article IX upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to such Losses, solely to the extent that such Party would attempt to mitigate such Losses in the ordinary course of business if such Party did not have a right to indemnification hereunder; provided, that such obligation to mitigate on the part of the Buyers or the Portfolio Companies (from and after the Closing Date) (i) shall not require the Buyers, the Portfolio Companies or their respective Affiliates to take any action inconsistent with the past practices of the Sellers and (ii) shall arise only at such time as the Buyers’ management has actual knowledge of the event, fact, circumstance or matter giving rise to such Losses.

Section 9.7                                    Exclusive Remedy.  From and after the Closing, and except in the event of fraud or willful misconduct, the indemnification and remedies set forth in this Article IX shall constitute the sole and exclusive remedies of the Transaction Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement (or in any certificate delivered in connection herewith); provided, however, that nothing in this Section 9.7 shall prevent any Transaction Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article IX; and provided, further, that in the event a Transaction Party should assert rights or obligations in connection with the transactions contemplated by this Agreement under any Law or cause of action not based on the interpretation or application of this Agreement, the Parties agree that the provisions of this Article IX shall in all instances apply to such claim or cause of action.  Except with respect to claims identified above in this Article IX, and to the extent allowed by applicable Law, each Transaction Party hereby waives, releases, acquits and forever discharges the other Party and their respective Affiliates and Representatives from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, Losses or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, that such Party may have following the Closing against the other Transaction Parties and their respective Affiliates and Representatives with respect to the transactions contemplated by this Agreement.

Section 9.8                                    Directors and Officer’s Indemnification.  For a period of not less than six (6) years after the Closing Date, the Buyers shall cause the Organizational Documents of each Portfolio Company to contain provisions substantially similar to the provisions concerning the exculpation, indemnification, advancement of expenses to, and holding harmless of, all past and present employees, officers or agents of such Portfolio Company for acts or omissions occurring at or prior to the Closing as are contained in such documents as of the date of execution of this Agreement, and the Buyers shall cause each Portfolio Company to honor all such provisions, including making any indemnification payments and expense advancement thereunder.  In the event that any indemnifiable claim is asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of such claim shall continue to the extent currently permitted under the relevant Portfolio Company’s Organizational Documents until such claim is disposed of, or all orders, injunctions, judgments, decrees, ruling, writs, assessments or arbitration awards in connection with such claim are fully satisfied.

ARTICLE X
TERMINATION

Section 10.1                             Termination.  Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                 by the mutual consent of each of the Buyers and the Sellers as evidenced in a writing signed by each of the Buyer Representative and the Seller Representative;

(b)                                 by the Buyers (provided the Buyers are not then in material breach of any of their obligations under this Agreement), if there has been a material breach by (i) any of the Sellers of any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such termination or (ii) ATP under the Seller Guaranty, and any such breach under clauses (i) or (ii) is incapable of being cured or has not been cured by any of the Sellers or ATP, as applicable, within twenty (20) days after written notice thereof from the Buyers;

(c)                                  by the Sellers (provided the Sellers are not then in material breach of any of their obligations under this Agreement), if (i) there has been a material breach by the Buyers of any representation, warranty or covenant contained in this Agreement (x) such that the conditions set forth in Section 8.1 or Section 8.3 would not be satisfied as of the time of such termination and (y) such breach is incapable of being cured or has not been cured by the Buyers within twenty (20) days after written notice thereof from the Sellers, or (ii) each of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that are to be satisfied at Closing and the condition in Section 8.2(j) that all conditions in the Lender Consents and the Portfolio Company Lender Consents have been met solely to the extent that such conditions are to be satisfied at Closing, though any such conditions in Section 8.2 or in the Lender Consents and the Portfolio Company Lender Consent are then able to be satisfied (A) solely by making delivery thereof if the Closing were then to occur, and (B) as to Section 8.2(j), assuming for the purposes of this Clause (B) only, that the Buyers have or would have satisfied the conditions in Section 8.3(f)) are satisfied and the Buyers fail to satisfy as of the Outside Date (as such date may be extended pursuant to Section 10.1(f)) each of the conditions set forth in Section 8.3 (other than the conditions in Section 8.3(e) and Section 8.3(f) and the conditions that are to be satisfied at Closing, though such conditions that are to be satisfied at Closing are then able to be satisfied solely by making delivery thereof if the Closing were then to occur, but, as to Section 8.3(f), only to the extent that the Buyers have delivered the replacement credit support contemplated in, and otherwise satisfied the requirements of clauses (i) and (ii) of, Section 6.10) and not otherwise waived in writing by the Sellers; provided, however, that in any event, the Sellers cannot terminate under clause (ii) above based upon the Buyers’ failure to pay the Purchase Price if the sole reason for such failure to pay the Purchase Price is due to the Sellers’ failure to satisfy the conditions in Section 8.2(j) and the Buyers have delivered the replacement credit support contemplated in, and otherwise satisfied the requirements of clauses (i) and (ii) of, Section 6.10.

(d)                                 by either the Buyers or the Sellers if any Governmental Authority having competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(e)                                  by either the Buyers or the Sellers in accordance with Section 6.15 or Section 6.16, or as otherwise contemplated by Section 6.15 or Section 6.16; or

(f)                                   by either the Buyers or the Sellers if the Closing has not occurred on or before April 30, 2013 (as such date may be adjusted pursuant to this Section 10.1(f), the “Outside Date”) or such later date as the Parties may agree upon; provided, however, that the Outside Date may be extended for a period not to exceed sixty (60) days by either the Buyers or the Sellers by written notice to the other Parties if the transactions contemplated by this Agreement shall not have been consummated as a result of the conditions set forth in Section 8.1(b) and Section 8.1(c) failing to have been satisfied and the Transaction Parties requesting such extension reasonably believe(s) that the relevant approvals will be obtained during such extension period; provided, further, that the Outside Date may be extended for a period not to exceed sixty (60) days in the aggregate by the Sellers in the event that a casualty loss event has occurred for which the Sellers has elected to restore damaged or destroyed assets or properties pursuant to Section 6.15 and has commenced and is reasonably pursuing restoration; provided, further, that the Outside Date may be extended for a period not to exceed sixty (60) days in the aggregate by the Sellers in the event that a condemnation event has occurred for which the Sellers are entitled to make an election pursuant to Section 6.16 and have not yet done so; provided, further, that the Outside Date may be extended for a period not to exceed sixty (60) days in the aggregate by the Buyers by written notice to the Seller Representative if the transactions contemplated by this Agreement shall not have been consummated solely as a result of the condition set forth in Section 8.3(f) failing to have been satisfied (but only to the extent that the Buyers have delivered the replacement credit support contemplated in, and otherwise satisfied the requirements of clauses (i) and (ii) of, Section 6.10) and such conditions are not otherwise waived by the Sellers, in which case the Buyers and the Sellers shall use commercially reasonable efforts to cause the applicable counterparty to any Applicable Agreement to provide a written evidence of acceptance; provided, further, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to any Seller on the one hand or any Buyer on the other hand, if the failure of any Seller or Buyer, respectively, to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date.

Section 10.2                             Effect of Termination.

(a)                                 In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the Parties under this Agreement shall terminate, except for the obligations set forth in this Section 10.2(a) and the provisions set forth in Article XI, each of which shall survive termination of this Agreement; provided, however, that (i) if this Agreement is validly terminated by the Buyers pursuant to Section 10.1(b), the Buyers shall be entitled to all rights and remedies available at Law or in equity, and (ii) if this Agreement is validly terminated by the Sellers pursuant to Section 10.1(c), the Seller Representative, on behalf of the Sellers, shall be entitled to draw under the Letter of Credit in the full amount of $10,000,000, and such amount drawn under the Letter of Credit shall constitute a termination fee paid by the Buyers to the Sellers.  The Parties acknowledge and agree that the termination fee provided under the Letter of Credit is a reasonable determination of losses in the event of termination of this Agreement pursuant to Section 10.1(c) and upon termination, none of the Buyers shall have any other liability or obligation to any of the Sellers, the Seller Representative or their Affiliates related to this Agreement or the transactions contemplated hereby.  In the event (i) the Parties are disputing whether this Agreement has been validly terminated by the Sellers and the Letter of Credit is set to expire within five (5) Business Days or (ii) the Letter of Credit is set to expire within five (5) Business Days and such date is prior to the Outside Date, as may be extended pursuant to  Section 10.1(f), then the Seller Representative, on behalf of the Sellers, may draw under the Letter of Credit and hold such proceeds pending resolution of such dispute in the case of clause (i), or until the earlier of the Closing Date or termination of this Agreement in the case of clause (ii), whereupon any amount of such proceeds to which the Sellers are not entitled shall be promptly refunded to the Buyers; provided, however, that the Buyers shall have the right to extend or replace the Letter of Credit at any time prior to its expiration. Further, if termination of this Agreement occurs other than pursuant to Section 10.1(c), the Seller Representative shall deliver to the Buyer Representative the Letter of Credit and written notice from the Sellers confirming their consent to the termination of the Letter of Credit in form and substance reasonably acceptable to the Buyer Representative.

(b)                                 Except as otherwise provided by Law, no delay or forbearance by a Party in the exercise or enforcement of any right or remedy hereunder shall be deemed a waiver by such Party of its right hereunder to exercise or enforce such right or remedy.  For the avoidance of doubt, as an alternative to termination of this Agreement pursuant to the provisions of Section 10.1 and the exercise of any right or remedy pursuant to this Section 10.2, the Parties shall have the right to seek specific performance pursuant to the provisions of Section 11.14.

(c)                                  No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE XI
MISCELLANEOUS

Section 11.1                             Seller Representative.

(a)                                 The Seller Representative is hereby constituted and appointed as exclusive proxy, representative, agent and attorney-in-fact for and on behalf of each of the Sellers, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for each of the Sellers at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims and comply with orders with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement, and (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price in Section 2.5 and Section 2.6. By executing this Agreement, the Seller Representative accepts the appointment, authority and power contemplated by this Section 11.1.

(b)                                 The Seller Representative will not be liable for any act done or omitted under this Agreement as Seller Representative while acting at the direction of the Sellers or otherwise in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Each of the Buyers agrees that it will not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by any of the Sellers and the Seller Representative will not look to the Buyers or, post-Closing, any of the Portfolio Companies for any of the Sellers’ indemnification obligations hereunder. In performing any of its obligations under this Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative will not be liable to the Sellers for any losses that such Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative will be indemnified and held harmless by the Sellers for all losses, except to the extent that the actions or omissions of the Seller Representative were taken or omitted not at the direction of the Sellers or otherwise in good faith. The limitation of liability and indemnification provisions of this Section 11.1(b) will survive the termination of this Agreement.  For the avoidance of doubt, the provisions herein relating to ATP’s obligations and limitations on liability in its capacity as the Seller Representative shall not affect or limit ATP’s obligations or liabilities as a guarantor under the Seller Guaranty.  If the Seller Representative is dissolved or for any other reason cannot fulfill the obligations set forth in this Section 11.1, the Sellers agree to appoint a new entity as the successor Seller Representative within ten (10) Business Days of the dissolution or incapacity of the original Seller Representative.

(c)                                  The appointment of the Seller Representative is coupled with an interest and may not be revoked in whole or in part. Such appointment shall be binding upon the officers, directors, security holders, successors and assigns of each of the Sellers. All decisions of the Seller Representative shall be final and binding on all of the Sellers and no securityholder shall have the right to object, dissent, protest or otherwise contest the same. The Buyers shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Seller Representative and any document executed by the Seller Representative on behalf of any of the Sellers and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

Section 11.2                             Buyer Representative.

(a)                                 The Buyer Representative is hereby constituted and appointed as exclusive proxy, representative, agent and attorney-in-fact for and on behalf of each of the Buyers, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for each of the Buyers at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement. Without limiting the generality of the foregoing, the Buyer Representative has full power and authority, on behalf of each Buyer and its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Buyers in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims and comply with orders with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Buyer Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Buyer Representative on behalf of the Buyers in connection with this Agreement, and (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price in Section 2.5 and Section 2.6. By executing this Agreement, the Buyer Representative accepts the appointment, authority and power contemplated by this Section 11.2.

(b)                                 The Buyer Representative will not be liable for any act done or omitted under this Agreement as Buyer Representative while acting at the direction of the Buyers or otherwise in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Each of the Sellers agrees that it will not look to the personal assets of the Buyer Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the any of the Buyers and the Buyer Representative will not look to the Sellers for any of the Buyers’ indemnification obligations hereunder. In performing any of its obligations under this Agreement or any agreements or documents executed and delivered in connection herewith, the Buyer Representative will not be liable to the Buyers for any losses that such Person may incur as a result of any act, or failure to act, by the Buyer Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Buyer Representative will be indemnified and held harmless by the Buyers for all losses, except to the extent that the actions or omissions of the Buyer Representative were taken or omitted not at the direction of the Buyers or otherwise in good faith. The limitation of liability and indemnification provisions of this Section 11.1(b) will survive the termination of this Agreement.  In the event the Buyer Representative dissolves, is no longer an Affiliate of the Portfolio Companies or for any other reason cannot fulfill the obligations set forth in this Section 11.2, the Buyers agree to appoint a new entity as the successor Buyer Representative within ten (10) Business Days of such event.

(c)                                  The appointment of the Buyer Representative is coupled with an interest and may not be revoked in whole or in part. Such appointment shall be binding upon the officers, directors, security holders, successors and assigns of each of the Buyers. All decisions of the Buyer Representative shall be final and binding on all of the Buyers and no securityholder shall have the right to object, dissent, protest or otherwise contest the same. The Buyers shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Buyer Representative and any document executed by the Buyer Representative on behalf of any of the Buyers and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

Section 11.3                             Notices.  All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made by delivery in person by an internationally recognized courier service, by facsimile or electronic mail with receipt confirmed (followed by delivery of an original via an internationally recognized courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 11.3):

If to the Seller Representative or any of the Sellers, to:

Atlantic Power Corporation One Federal Street, 30th Floor Boston, MA 02110 Attention: Jeffrey S. Levy Fax: (617) 977-2410 Email: jlevy@atlanticpower.com with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP 225 Franklin Street, 16th Floor Boston, MA 02110 Attention: Mitchell D. Carroll Fax: (617) 341-7701 Email: mcarroll@morganlewis.com

If to the Buyer Representative or any of the Buyers or, after Closing, the Portfolio Companies, to:

Quantum Utility Generation, LLC
1401 McKinney St., Suite 1800

Houston, TX 77010 Attention: W. Lance Schuler, General Counsel Fax: (713) 485-8641 Email: lschuler@quantumug.com with a copy (which shall not constitute notice) to:

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, TX 77002 Attention: Jon W. Daly Fax: (713) 238-7492 Email: jondaly@akllp.com

Section 11.4                             Assignment.  No Party shall assign this Agreement or any part hereof, by operation of law or otherwise, without the prior written consent of the other Parties.  Notwithstanding the foregoing, (i) the Buyers may, without the prior written consent of the other Parties, assign their rights and obligations under this Agreement in whole or in part to any one or more Affiliates of the Buyers, but in no event shall such assignment relieve the Buyers of any of their obligations under this Agreement, and (ii) each of the Sellers may, without the prior written consent of the other Parties, assign its rights and obligations under this Agreement in whole or in part to any one or more Affiliates of such Seller, provided that any such Affiliate assumes all of the obligations of such Seller under this Agreement and only if the Seller Guarantor guarantees all obligations of such Affiliate under this Agreement.  Any attempted assignment in violation of this Section 11.4 shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.5                             Rights of Third Parties.  Except for the provisions of Article IX, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their permitted successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.6                             Expenses.  Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

Section 11.7                             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or electronic copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 11.8                             Entire Agreement.  This Agreement (together with the Disclosure Schedules and exhibits to this Agreement), the Letter Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Buyers or their Affiliates, on the one hand, and the Sellers or their Affiliates, on the other hand, except as expressly set forth in this Agreement or in any document delivered at Closing.

Section 11.9                             Disclosure Schedules.  Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Sellers that in and of itself, such information is material to or outside the ordinary course of the business of the Portfolio Companies or is required to be disclosed on the Disclosure Schedules.  Each numbered Schedule in the Disclosure Schedules qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent.

Section 11.10                      Amendments.  This Agreement may be amended or supplemented at any time by additional written agreements signed by each Party hereto, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.

Section 11.11                      Publicity.  No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules and except with respect to customary investor and analyst presentations, meetings and conference calls, in which case, the Party issuing or publishing such press release or making such public announcement shall provide, to the extent reasonably practicable, the other Parties with a copy of such press release or public announcement (including any slides or transcripts to be used in any investor or analyst presentation or conference) in advance of its issuing or publishing such press release or making such public announcement, as applicable.

Section 11.12                      Severability.  If any term or other provision of this Agreement is illegal, invalid or unenforceable under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the

Laws governing this Agreement, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.13                      Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to the conflict of laws principles thereof).  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined in any state or federal court in the Borough of Manhattan, New York, New York, and each of the Parties hereto irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction.  The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.  The Parties agree that all judicial determinations or findings by a state or federal court in the Borough of Manhattan, New York, New York with respect to any matter under this Agreement shall be binding.

(b)                                 To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 11.13.

(c)                                  THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 11.14                      Specific Performance.  Each Party agrees that the other Parties would suffer irreparable damage in the event that there has been a material breach by such Party of any representation, warranty or covenant contained in this Agreement and that any remedy at law for any such breach would be inadequate.  Accordingly, it is agreed that in the event of such a breach, the non-breaching Party shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any state or federal court in the Borough of Manhattan, New York, New York, in addition to any other remedies it may have at law or in equity.

Section 11.15                      No Consequential Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY STATED IN THIS AGREEMENT OR AS PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO THIRD PARTY CLAIMS FOR WHICH ONE PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY HEREUNDER.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLERS:

LAKE INVESTMENT, LP
By:	NCP Lake Power, LLC, its General Partner
By:	Teton East Coast Generation, LLC, its Sole Member

By:	/s/ Terrence Ronan
Name:	Terrence Ronan
Title:	Vice President

NCP LAKE POWER, LLC
By:	Teton East Coast Generation, LLC, its Sole Member

By:	/s/ Terrence Ronan
Name:	Terrence Ronan
Title:	Vice President

TETON NEW LAKE, LLC

By:	/s/ Terrence Ronan
Name:	Terrence Ronan
Title:	Vice President

NCP DADE POWER, LLC

By:	/s/ Terrence Ronan
Name:	Terrence Ronan
Title:	Vice President

DADE INVESTMENT, LP
By:	NCP Dade Power, LLC, its General Partner

By:	/s/ Terrence Ronan
Name:	Terrence Ronan
Title:	Vice President

Signature Page to Purchase and Sale Agreement

AUBURNDALE LP, LLC
By:	Atlantic Auburndale, LLC, its Sole Member

By:	/s/ Terrence Ronan
Name:	Terrence Ronan
Title:	Vice President

AUBURNDALE GP, LLC
By:	Auburndale LP, LLC, its Sole Member
By:	Atlantic Auburndale, LLC, its Sole Member

By:	/s/ Terrence Ronan
Name:	Terrence Ronan
Title:	Vice President

SELLER REPRESENTATIVE:

ATLANTIC POWER CORPORATION
solely in its capacity as Seller Representative

By:	/s/ Barry E. Welch
Name:	Barry E. Welch
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYERS:

QUANTUM LAKE LP, LLC

By:	/s/ Larry M. Kellerman
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM LAKE GP, LLC

By:	/s/ Larry M. Kellerman
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM PASCO LP, LLC

By:	/s/ Larry M. Kellerman
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM PASCO GP, LLC

By:	/s/ Larry M. Kellerman
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM AUBURNDALE LP, LLC

By:	/s/ Larry M. Kellerman
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM AUBURNDALE GP, LLC

By:	/s/ Larry M. Kellerman
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER REPRESENTATIVE:

QUANTUM UTILITY GENERATION, LLC

By:	/s/ Larry M. Kellerman
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

EXHIBIT A

Form of Assignment and Assumption Agreement

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into this          day of                     , 2013 (the “Effective Date”), by and between                               , a                                (“Assignor”), and                               , a                                (“Assignee”).  Each of Assignor and Assignee may be referred to collectively as the “Parties” or individually as a “Party”.

RECITALS

WHEREAS, Assignor owns a       % [limited] [general] partner interest (the “Partnership Interests”) in                               , a [Delaware] [Florida] limited partnership (the “Partnership”);

WHEREAS, upon the terms and subject to the conditions set forth in that certain Purchase and Sale Agreement, dated as of January 30, 2013, by and among Assignee, Assignor and the other parties named therein (the “Purchase Agreement”), Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, the Partnership Interests;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, this Agreement is executed and delivered by Assignor and Assignee in connection with the Closing under, and in accordance with, the Purchase Agreement.

NOW, THEREFORE, BE IT KNOWN THAT:

1.             Conveyance and Assignment.  For good and valuable consideration as set forth in the Purchase Agreement, effective as of 12:01 a.m. Eastern time on the Effective Date, Assignor does hereby ASSIGN, TRANSFER, SET OVER, DELIVER AND CONVEY to Assignee, free and clear of all Liens, all of the rights, benefits, and privileges of Assignor in the Partnership Interests, including, without limitation, (a) all of Assignor’s [limited] [general] partner interest in the Partnership, (b) all of Assignor’s right to receive allocations of income, gain, loss, deduction or credit, as well as future distributions, of the Partnership, in liquidation or otherwise, (c) all of Assignor’s rights to consent to, approve of or vote on any decisions of the Partnership attributable to the Partnership Interests, (d) all of Assignor’s direct or indirect interest in the assets of the Partnership and (e) all other rights, titles, interests and benefits of whatsoever kind or character now or hereafter accruing to the Partnership Interests.

2.             Assumption.  Effective as of 12:01 a.m. Eastern time on the Effective Date, Assignee accepts the assignment, transfer, set over, delivery and conveyance of the Partnership Interests as set forth above and agrees to become [a] [the sole] [limited] [general] partner of the Partnership and to be bound by all of the provisions of the certificate of limited partnership and agreement of limited partnership of the Partnership.  The Parties hereby acknowledge and agree that Assignor shall not be liable for any obligation of a [limited] [general] partner of the

Partnership under the agreement of limited partnership of the Partnership which may arise from and after the Effective Date.

3.             Conflict Among Agreements.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail.

4.             Captions and Headings.  The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

5.             Successors and Assigns.  This Agreement shall bind and benefit the respective successors and permitted assigns of the Parties.

6.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or electronic copies hereof or signatures hereon shall, for all purposes, be deemed originals.

7.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflict of laws principles thereof).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first written above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement

EXHIBIT B

Form of Letter of Credit

EXHIBIT B

Form of Letter of Credit

Citibank, N.A.

Date:  January 30, 2013

Beneficiary:

Atlantic Power Corporation

One Federal Street, 30th Floor

Boston, MA 02110

Attention:  Paul Rapisarda

Fax: (617) 977-2410

Email: prapisarda@atlanticpower.com

Applicant:

Quantum Energy Partners V, LP

1401 McKinney St., Suite 2700

Houston, Texas  77010

Gentlemen:

By order of our client, Quantum Energy Partners V, LP (the “Applicant”), we, Citibank, N.A. having its business address at [                                   ADDRESS] (“Issuer”), hereby issue this Irrevocable Standby Letter of Credit No. [                        ], in favor of Atlantic Power Corporation (“Beneficiary”) for an amount not to exceed USD 10,000,000.00 (Ten Million and No/100 United States Dollars), effective immediately and expiring on the earlier of (1) 5:00 p.m. Eastern time on June 29, 2013 or (2) our receipt of written confirmation from you indicating your consent to the termination of this Irrevocable Standby Letter of Credit along with the return of this original Irrevocable Standby Letter of Credit.

Issuer undertakes to Beneficiary to pay Beneficiary’s demand for payment upon presentation of Beneficiary’s sight draft in the form of Exhibit “A” hereto, accompanied by Beneficiary’s written and dated statement, signed by an officer of Beneficiary’s company, in the form of Exhibit “B” hereto.  Presentation of such drawing documents may be made (a) by fax transmission to 813-604-7187 or such other fax number identified by Issuer in a written notice to Beneficiary or (b) at the office of Issuer’s servicer, Citicorp North America, Inc., at 3800 Citibank Center, Building B, 3rd Floor, Tampa, Florida 33610, Attn:  U.S. Standby Dept., or such other office as Issuer may advise Beneficiary by written notice from time to time (the “Office”).

To the extent a presentation is made by fax transmission, Beneficiary should (i) provide telephone notification thereof to Citibank, N.A. to 866-498-8670 prior to or simultaneously with the sending of such fax transmission and (ii) send the original of such drawing document(s) to Citibank, N.A., c/o Citicorp North America, Inc., at the same address provided above for presentation of documents, provided, however, that Citibank, N.A.’s receipt of such telephone notice or original document(s) shall not be a condition to payment hereunder.

Issuer hereby agrees with Beneficiary to honor each draft drawn under and in compliance with the terms and conditions of this Irrevocable Standby Letter of Credit if presented, together with the documents specified above, at this office on or before the stated expiration time.  If the requisite documents are presented in any manner provided herein before expiration of this Irrevocable Standby Letter of Credit, Issuer will honor the draft(s) drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit upon presentation, and payment will be effected within one business day after such presentation by wire transfer to a duly requested account of Beneficiary.

As used herein “business day” shall mean any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required to close by law.

Should Beneficiary have occasion to communicate with Issuer regarding this Irrevocable Standby Letter of Credit, Beneficiary should direct any correspondence to Issuer at the Office, making specific mention of the Irrevocable Standby Letter of Credit Number indicated above.

Except as otherwise expressly stated herein, this Irrevocable Standby Letter of Credit is subject to the International Standby Practices (“ISP98”), International Chamber of Commerce, Publication No. 590, and as to matters not governed by the ISP98, shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal Law.

Authorized Signature(s)
Citibank, N.A.

EXHIBIT “A”
TO IRREVOCABLE STANDBY LETTER OF CREDIT
NO. [                ]
SIGHT DRAFT

[DATE]

Citibank, N.A.

c/o Its Servicer, Citicorp North America, Inc.

3800 Citibank Center, Building B, 3rd Floor

Tampa, Florida  33610

Attn:  US Standby Dept.

Re:                             Irrevocable Standby Letter of Credit No. [                        ]

On Sight

Demand is hereby made upon you for payment to the undersigned Beneficiary of                                                        United States Dollars (USD                       ) in immediately available funds by deposit to our Account No.                     at [Insert Name of Bank and Wire Transfer Details] on or before the first business day following the date hereof, pursuant to Irrevocable Standby Letter of Credit No. [                        ] of Citibank, N.A.

ATLANTIC POWER CORPORATION

By:
Name:
Title:

EXHIBIT “B”
TO IRREVOCABLE STANDBY LETTER OF CREDIT
NO. [              ]

[DATE]

Citibank, N.A.

c/o Its Servicer, Citicorp North America, Inc.

3800 Citibank Center, Building B, 3rd Floor

Tampa, Florida  33610

Attn:  US Standby Dept.

Re:                             Irrevocable Standby Letter of Credit No. [                        ]

Gentlemen:

This is a Certificate presented in accordance with your Irrevocable Standby Letter of Credit No. [                        ] held by the undersigned Beneficiary.

The undersigned Beneficiary hereby certifies as follows:

Atlantic Power Corporation (“ATP”) is entitled to draw under the Irrevocable Standby Letter of Credit No. [                        ] in the amount set forth in the Sight Draft accompanying this Certificate for amounts payable pursuant to Section 10.2 of the Purchase and Sale Agreement, dated as of January 30, 2013, by and among (i) LAKE INVESTMENT, LP, (ii) NCP LAKE POWER, LLC, (iii) TETON NEW LAKE, LLC, (iv) NCP DADE POWER, LLC, (v) DADE INVESTMENT, LP, (vi) AUBURNDALE LP, LLC, (vii) AUBURNDALE GP, LLC, (viii) QUANTUM LAKE LP, LLC, (ix) QUANTUM LAKE GP, LLC, (x) QUANTUM PASCO LP, LLC, (xi) QUANTUM PASCO GP, LLC, (xii) QUANTUM AUBURNDALE LP, LLC, (xiii) QUANTUM AUBURNDALE GP, LLC, (xiv) ATP, solely in its capacity as the Seller Representative, and (xv) Quantum Utility Generation, LLC, solely in its capacity as the Buyer Representative.

IN WITNESS WHEREOF, this Certificate has been executed and delivered by a duly authorized officer of the undersigned on the date first above written.

ATLANTIC POWER CORPORATION

By:
Name:
Title:

EXHIBIT C

Form of Seller Guaranty

EXECUTION COPY

GUARANTY AGREEMENT

This Guaranty Agreement (this “Guaranty”) is made as of January 30, 2013 by Atlantic Power Corporation, a corporation continued under the laws of the Province of British Columbia, Canada (“Guarantor”), in favor of each of Quantum Lake LP, LLC, a Delaware limited liability company (“Quantum Lake LP”), Quantum Lake GP, LLC, a Delaware limited liability company (“Quantum Lake GP”), Quantum Pasco LP, LLC, a Delaware limited liability company (“Quantum Pasco LP”), Quantum Pasco GP, LLC, a Delaware limited liability company (“Quantum Pasco GP”), Quantum Auburndale LP, LLC, a Delaware limited liability company (“Quantum Auburndale LP”), Quantum Auburndale GP, LLC, a Delaware limited liability company (“Quantum Auburndale GP”) and Quantum Utility Generation, LLC, a Delaware limited liability company (the “Buyer Representative”).  Each of Quantum Lake LP, Quantum Lake GP, Quantum Pasco LP, Quantum Pasco GP, Quantum Auburndale LP and Quantum Auburndale GP is referred to herein individually as a “Beneficiary” and collectively the “Beneficiaries.”  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase and Sale Agreement (defined below).

RECITALS

WHEREAS, each of the Beneficiaries, the Buyer Representative, solely in its capacity as the Buyer Representative, Lake Investment, LP, a Delaware limited partnership (“Lake Investment”), NCP Lake Power, LLC, a Delaware limited liability company (“NCP Lake”), Teton New Lake, LLC, a Delaware limited liability company (“Teton New Lake”), NCP Dade Power, LLC, a Delaware limited liability company (“NCP Dade”), Dade Investment, LP, a Delaware limited partnership (“Dade Investment”), Auburndale LP, LLC, a Delaware limited liability company (“Auburndale LP”), Auburndale GP, LLC, a Delaware limited liability company (“Auburndale GP”), and Guarantor, solely in its capacity as the Seller Representative, have entered into that certain (a) Purchase and Sale Agreement of even date herewith (the “Purchase and Sale Agreement”), pursuant to which the Buyers shall acquire from the Sellers one hundred percent (100%) of the outstanding general and limited partnership interests in each of (i) Lake Cogen, Ltd., a Florida limited partnership (“Lake”), (ii) Pasco Cogen, Ltd., a Florida limited partnership (“Pasco”), and (iii) Auburndale Power Partners, Limited Partnership, a Delaware limited partnership (“Auburndale”, and together with Lake and Pasco, the “Portfolio Companies”) and (b) Letter Agreement relating to the Purchase and Sale Agreement of even date herewith (the “Letter Agreement”);

WHEREAS, Guarantor indirectly owns 100% of the issued and outstanding equity interests in each of Lake Investment, NCP Lake, Teton New Lake, NCP Date, Dade Investment, Auburndale LP and Auburndale GP (each a “Seller” and collectively, the “Sellers”) and will therefore receive financial and other benefits from the transactions contemplated by the Purchase and Sale Agreement and the Letter Agreement;

WHEREAS, in connection with the Purchase and Sale Agreement, the Beneficiaries, the Buyer Representative, solely in its capacity as Buyer Representative, the Portfolio Companies, Atlantic Power Holdings, Inc., a Delaware corporation (“APH”), the Sellers and the Guarantor, solely in its capacity as Seller Representative, have entered into that certain Transition Services

Agreement of even date herewith (the “Transition Services Agreement”);

WHEREAS, the Buyers have required as a condition, among others, to entering into the Purchase and Sale Agreement and the Letter Agreement that Guarantor execute and deliver this Guaranty to the Buyer Representative; and

WHEREAS, Guarantor has agreed to enter into this Guaranty to provide assurance for the payment obligations of (i) each of the Sellers in connection with the Purchase and Sale Agreement, the Letter Agreement and the Transition Services Agreement and (ii) APH in connection with the Transition Services Agreement, and to induce each of the Buyers to enter into the Purchase and Sale Agreement and Letter Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Guaranty.

(a)                                                                                 For value received and in consideration of the transactions contemplated by the Purchase and Sale Agreement and the Letter Agreement, Guarantor absolutely, unconditionally and irrevocably guarantees for the benefit of each of the Beneficiaries and their permitted successors and assigns, the full and prompt payment of all payment obligations of (i) the Sellers under the Purchase and Sale Agreement, the Letter Agreement and the Transition Services Agreement, and (ii) APH under the Transition Services Agreement (collectively, the “Guaranteed Obligations”) as and when the same shall become due in accordance with the Purchase and Sale Agreement, the Letter Agreement and the Transition Services Agreement, as applicable.  Guarantor hereby agrees that this Guaranty is an absolute guaranty of payment and is not a guaranty of collection.

(b)                                                                                 Any and all payments by Guarantor hereunder shall be made free and clear of, and without reduction for, any and all taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes, charges or levies which arise from the payment of Guarantor hereunder.

(c)                                                                                  Notwithstanding anything herein to the contrary:

(i)                                     Guarantor shall not be required to make a payment in respect of any Guaranteed Obligation while the validity and existence of such Guaranteed Obligation is being disputed in good faith by any Seller in accordance with the relevant provisions of the Purchase and Sale Agreement, the Letter Agreement or the Transition Services Agreement, as applicable; and

(ii)                                  Guarantor’s liability in respect of any Guaranteed Obligation shall not exceed the liability of any Seller with respect to such Guaranteed Obligation under the Purchase and Sale Agreement, the Letter Agreement or the Transition Services Agreement, as applicable.

2.                                      Obligations Absolute and Unconditional.  Guarantor hereby agrees that its obligations under this Guaranty shall be irrevocable, continuing, absolute, and unconditional, irrespective of, and the Guaranteed Obligations of Guarantor shall not be discharged or impaired or otherwise effected by, and Guarantor hereby irrevocably waives any defenses to enforcement it may have (now in the future) by reason of:

(a)                                                                                 the illegality, lack of validity, enforceability, avoidance, or subordination of any of the Guaranteed Obligations, the Purchase and Sale Agreement, the Letter Agreement or the Transition Services Agreement;

(b)                                                                                 the absence of any attempt by, or on behalf of, any of the Beneficiaries, to collect, or to take any other action to enforce, all or any part of the Guaranteed Obligations whether from or against any Seller or any other Person;

(c)                                                                                  the election of any remedy available under the Purchase and Sale Agreement, the Letter Agreement, the Transition Services Agreement or applicable Laws by, or on behalf of, any of the Beneficiaries with respect to all or any part of the Guaranteed Obligations;

(d)                                                                                 the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any of the Beneficiaries, with respect to any provision of the Purchase and Sale Agreement, the Letter Agreement or the Transition Services Agreement;

(e)                                                                                  any change in the legal or beneficial ownership, or the existence or structure as a partnership or other entity, of any Seller or any other Person now or hereafter liable with respect to any of the Guaranteed Obligations (including, without limitation, any consolidation or amalgamation with, any merger with or into, or any transfer of all or substantially all the assets of such Seller or such other Person to, another Person);

(f)                                                                                   the disallowance, under Section 502 of the Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), of all or any portion of the claims against any Seller held by any of the Beneficiaries, for payment of all or any part of the Guaranteed Obligations;

(g)                                                                                  the operation of the automatic stay under Section 362(a) of the Bankruptcy Code with respect to any Seller; or

(h)                                                                                 to the fullest extent permitted by applicable Law, any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

3.                                      Enforcement; Application of Payments.  In the case of any failure by any Seller to pay any Guaranteed Obligation in accordance with the terms of the Purchase and Sale Agreement, the Letter Agreement or the Transition Services Agreement, as applicable, Guarantor hereby agrees that, upon receipt of written notice from the Buyer Representative, on behalf of the Beneficiaries, of such failure, Guarantor will promptly make payment of such Guaranteed Obligations owing to the Beneficiaries to the Buyer Representative for the benefit of the Beneficiaries, without first proceeding against such Seller or any other Person.  Any amounts received by the Buyer Representative hereunder shall be applied to the Guaranteed Obligations.

4.                                      Waivers and Acknowledgments.

(a)                                                                                 Guarantor unconditionally and irrevocably hereby waives any right to revoke this Guaranty, diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any Seller or any other Person (other than Guarantor to the extent required by the Bankruptcy Code), protest or notice with respect to the Guaranteed Obligations, all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty, and all other notices or demands whatsoever (and shall not require that the same be made on any Seller as a condition precedent to Guarantor’s obligations hereunder).

(b)                                                                                 The Beneficiaries and the Buyer Representative are hereby authorized, without notice or demand and without affecting the liability of Guarantor hereunder, from time to time, (i) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Guaranteed Obligations, or to otherwise modify, amend or change the terms of the Purchase and Sale Agreement, the Letter Agreement or the Transition Services Agreement (including, in each case, the addition or substitution of any Person now or hereafter liable with respect to any Guaranteed Obligation); (ii) to accept partial payments on all or any part of the Guaranteed Obligations; (iii) to take and hold security or collateral for the payment of all or any part of the Guaranteed Obligations, this Guaranty, or any other guaranties of all or any part of the Guaranteed Obligations; (iv) to exchange, enforce, waive and release any such security or collateral; (v) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; and (vi) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Guaranteed Obligations or any other guaranty of all or any part of the Guaranteed Obligations, and any security or collateral for the Guaranteed Obligations or for any such guaranty, irrespective of the effect on the contribution or subrogation rights of Guarantor.  Any of the foregoing may be done in any manner, without affecting or impairing the obligations of Guarantor hereunder.

5.                                      Reinstatement.  Guarantor further agrees that, to the extent that any Seller makes a payment or payments of Guaranteed Obligations to any of the Beneficiaries or to the Buyer Representative for the benefit of the Beneficiaries, which payment or payments of Guaranteed Obligations, or any part thereof are subsequently rescinded, invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Seller, or its trustee, receiver or any other party, including, without limitation, Guarantor under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

6.                                      Subrogation.  Guarantor will not exercise any rights that it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all of the Guaranteed Obligations shall have been paid in full.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed

Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to the Buyer Representative for the benefit of the Beneficiaries to be credited and applied to such Guaranteed Obligations in accordance with the terms of the Purchase and Sale Agreement, the Letter Agreement or the Transition Services Agreement, as applicable.  If (i) Guarantor shall make payment to the Buyer Representative of all or any part of the Guaranteed Obligations and (ii) all of the Guaranteed Obligations shall be paid in full, the Buyer Representative, on behalf of the Beneficiaries, will, at Guarantor’s request and expense, execute and deliver, or will cause to be executed and delivered, to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor.

7.                                      Enforcement; Amendments; Waivers.  No delay on the part of any Beneficiary or the Buyer Representative in the exercise of any right or remedy arising under this Guaranty, the Purchase and Sale Agreement, the Letter Agreement, the Transition Services Agreement or otherwise with respect to all or any part of the Guaranteed Obligations shall operate as a waiver thereof, and no single or partial exercise by any Beneficiary or the Buyer Representative of any such right or remedy shall preclude any further exercise thereof.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Beneficiaries, the Buyer Representative or Guarantor, except as expressly set forth in a writing duly signed and delivered by the Buyer Representative, on behalf of the Beneficiaries, and Guarantor.  Failure by the Beneficiaries or the Buyer Representative at any time or times hereafter to require strict performance by any Seller of all or any part of the Guaranteed Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in the Purchase and Sale Agreement, the Letter Agreement or the Transition Services Agreement, as applicable, shall not waive, affect or diminish any right of the Beneficiaries or the Buyer Representative at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Beneficiary or the Buyer Representative (or their agents, officers or employees), unless such waiver is contained in an instrument in writing from the Buyer Representative, directed and delivered to such Seller or Guarantor, as applicable, specifying such waiver, and is signed by the Buyer Representative on behalf of such Beneficiary.  No waiver of any default in the Guaranteed Obligations by the Buyer Representative or the Beneficiaries shall operate as a waiver of any other default of the Guaranteed Obligations or the same default of the Guaranteed Obligations on a future occasion.

8.                                      Effectiveness; Termination.  This Guaranty shall become effective against Guarantor upon its execution by Guarantor and shall continue in full force and effect and may not be terminated or otherwise revoked until (and, notwithstanding anything contrary continued herein, Guarantor shall be automatically released and this Guaranty shall be automatically terminated without further act of Guarantor, the Beneficiaries, or the Buyer Representative upon) the earliest to occur of (i) payment in full of the Guaranteed Obligations, subject to automatic reinstatement if any payment by the Sellers in respect of the Guaranteed Obligations is rescinded or returned, (ii) the date on which all indemnification obligations of the Sellers and APH, as applicable, have been terminated pursuant to the terms of the Purchase and Sale Agreement, the Letter Agreement and the Transition Services Agreement, (iii) the date of termination of the Purchase and Sale Agreement if terminated pursuant to Section 10.1(c) thereof, and (iv) the date of termination of this Guaranty in writing by and among Guarantor and the Buyer Representative.

9.                                      Successors and Assigns.  This Guaranty shall be binding upon Guarantor and upon the successors and permitted assigns of Guarantor and shall inure to the benefit of the Beneficiaries, the Buyer Representative and their respective successors and permitted assigns under and in accordance with the terms of the Purchase and Sale Agreement, the Letter Agreement and the Transition Services Agreement.

10.                               Consent to Assignment; Exceptions.  Guarantor may not assign its rights or delegate its obligations under this Guaranty, in whole or in part, without the prior written consent of Buyer Representative, on behalf of the Beneficiaries, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of Guarantor’s rights and obligations hereunder in whatever form Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise.  Upon any such delegation and assumption of obligations, Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.

11.                               Governing Law. This Guaranty shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the Law of another Jurisdiction.

12.                               Certain Consents and Waivers.

(a)                                 Jurisdiction and Venue.  Each of Guarantor, the Beneficiaries and the Buyer Representative hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any state or federal court in the Borough of Manhattan, New York, New York, in any action or proceeding arising out of or relating to this Guaranty.  Each of Guarantor, the Beneficiaries and the Buyer Representative waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each of Guarantor, the Beneficiaries and the Buyer Representative agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 13.  Nothing in this Section 12, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.  Each of Guarantor, the Beneficiaries and the Buyer Representative agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b)                                 Waiver of Jury Trial.  EACH OF GUARANTOR, THE BENEFICIARIES AND THE BUYER REPRESENTATIVE WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT

OF ANY CLAIM BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.                               Notices.  All notices and other communications required or desired to be served, given or delivered hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered United States mail or sent by telecopier or other electronic means as follows:

(i)                                     if to Guarantor, to:

Atlantic Power Corporation
One Federal Street, 30th Floor
Boston, MA 02110

Facsimile No.: 617-977-2410

Attention:  Jeffrey S. Levy, Vice President, Legal

Email: jlevy@atlanticpower.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

225 Franklin Street, 16th Floor

Boston, MA 02110

Facsimile No.: 617-341-7701

Attention: Mitchell D. Carroll

Email: mcarroll@morganlewis.com

(ii)                                  if to the Buyer Representative or any Beneficiary, to:

Quantum Utility Generation, LLC

1401 McKinney St., Suite 1800

Houston, TX 77010

Facsimile: (713) 485-8641

Attention: W. Lance Schuler, General Counsel

Email: lschuler@quantumug.com

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Facsimile: (713) 238-7492

Attention: Jon W. Daly

Email: jondaly@akllp.com

or, as to each party, at such other address as designated by such party in a written notice to the other party.  Notice given by personal delivery, mail or overnight courier pursuant to this Section 13 shall be effective upon physical receipt.  Notice given by facsimile or electronic means pursuant to this Section 13 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. Eastern Time on any Business Day or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Eastern Time on any Business Day or during any non-Business Day; provided, in each case, such transmission is promptly confirmed by either personal delivery, mail or overnight courier.

14.                               Severability.  Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Guaranty shall be prohibited by or invalid under such Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

15.                               Merger.  This Guaranty represents the final agreement of Guarantor and the Buyer Representative, on behalf of the Beneficiaries, with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, by and among Guarantor, the Beneficiaries and the Buyer Representative.

16.                               Execution in Counterparts.  This Guaranty may be executed by the parties hereto in multiple counterparts and shall be effective as of the date set forth above when each party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each party.  When so executed and delivered, each such counterpart shall be deemed an original, and all such counterparts shall be deemed one and the same document.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

[Signature pages follow.]

IN WITNESS WHEREOF, this Guaranty has been duly executed as of the date and year first set forth above.

GUARANTOR:

ATLANTIC POWER CORPORATION

By:
Barry E. Welch
President

[Signature Page to Guaranty]

ACCEPTED AND AGREED TO BY THE BENEFICIARIES:

QUANTUM LAKE LP, LLC

By:
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM LAKE GP, LLC

By:
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM PASCO LP, LLC

By:
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM PASCO GP, LLC

By:
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM AUBURNDALE LP, LLC

By:
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

QUANTUM AUBURNDALE GP, LLC

By:
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

Signature Page to Seller Guaranty

ACCEPTED AND AGREED TO BY THE BUYER REPRESENTATIVE:

QUANTUM UTILITY GENERATION, LLC

By:
Name:	Larry M. Kellerman
Title:	Chief Executive Officer

Signature Page to Seller Guaranty

EXHIBIT D

Form of Transition Services Agreement

EXHIBIT D

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2013, by and among:

(A) Lake Investment LP, a Delaware limited partnership, NCP Lake Power, LLC, a Delaware limited liability company, Teton New Lake, LLC, a Delaware limited liability company, NCP Dade Power, LLC, a Delaware limited liability company, Dade Investment, LP, a Delaware limited partnership, Auburndale LP, LLC, a Delaware limited liability company, and Auburndale GP, LLC, a Delaware limited liability company (collectively, the “Sellers”), and Atlantic Power Corporation, a corporation continued under the laws of the Province of British Columbia, Canada (the “Seller Representative”);

(B) Atlantic Power Holdings, Inc., a Delaware corporation (“APH”);

(C) Lake Cogen, Ltd., a Florida limited partnership (“Lake”), Pasco Cogen, Ltd., a Florida limited partnership (“Pasco”), and Auburndale Power Partners, Limited Partnership, a Delaware limited partnership (“Auburndale”, and together with Lake and Pasco, the “Portfolio Companies”); and

(D) Quantum Lake LP, LLC, a Delaware limited liability company, Quantum Lake GP, LLC, a Delaware limited liability company, Quantum Pasco LP, LLC, a Delaware limited liability company, Quantum Pasco GP, LLC, a Delaware limited liability company, Quantum Auburndale LP, LLC, a Delaware limited liability company, and Quantum Auburndale GP, LLC, a Delaware limited liability company (collectively, the “Buyers”), and Quantum Utility Generation, LLC, a Delaware limited liability company (the “Buyer Representative”).

Each of the Sellers, the Seller Representative, APH, the Portfolio Companies, the Buyers and the Buyer Representative are each sometimes referred to herein as a “party” and collectively, as the “parties.”  Capitalized terms used herein but not otherwise defined shall have the meanings assigned such terms in the Purchase Agreement (as defined below).

RECITALS

A.                                    The Sellers, the Seller Representative, the Buyers, and the Buyer Representative have entered into that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of the date hereof, whereby each of the Sellers has agreed to sell to the Buyers, effective on the Closing Date, 100% of the outstanding limited and general partner interests held by each of the Sellers, as applicable, in each of the Portfolio Companies, all on the terms and subject to the conditions set forth in the Purchase Agreement.

B.                                    (i) Lake owns an approximately 121 megawatt (“MW”) dual-fuel, combined-cycle, cogeneration facility located in Umatilla, Florida (the “Lake Facility”);

(ii) Pasco owns an approximately 121 MW dual fuel, combined-cycle facility located in Dade City, Florida (the “Pasco Facility”); and

(iii) Auburndale owns an approximately 155 MW dual-fuel, combined-cycle, cogeneration facility located in Polk County, Florida (the “Auburndale Facility”) (each of the Auburndale Facility, Lake Facility and Pasco Facility being referred to herein as a “Facility” and collectively, the “Facilities”).

C.                                    (i)  Pasco is a party to that certain Cogeneration Facility Operation and Maintenance Agreement between Pasco and GPU Generation Services — Pasco, Inc. (“GPU”), dated July 1, 1999, as assigned pursuant to that certain Assignment and Assumption Agreement (Pasco Operation and Maintenance Agreement) among Aquila Services Inc. (“Aquila”, as successor to GPU), Teton Operating Services, LLC (“TOS”) and Teton Power Funding LLC (“Funding”) dated May 6, 2004 (as it may be further amended or modified from time to time, the “Pasco O&M Agreement”);

(ii) Lake is a party to that certain Facilities Operation, Maintenance and Marketing Agreement between Lake and Aquila dated December 31, 2002, as assigned pursuant to that certain Operator Assignment, Acknowledgement and Assumption Agreement among Aquila, Funding, TOS, Lake, The Bank of New York, as owner trustee under the Trust Agreement described therein, and TIFD III-C Inc., a Delaware corporation, dated March 12, 2004, and as amended pursuant to (x) that Letter Agreement re: Renewal of Facilities Operation, Maintenance and Marketing Agreement for Lake Cogen Project dated June 9, 2004, (y) that Letter Agreement re: Renewal of Facilities Operation, Maintenance and Marketing Agreement for Lake Cogen Project dated December 31, 2004, and (z) that First Amendment to Facilities Operation, Maintenance and Marketing Agreement between Lake and TOS dated June 15, 2005 (as it may be further amended or modified from time to time, the “Lake O&M Agreement”); and

(iii) Auburndale is a party to that certain Operation and Maintenance Agreement between Auburndale and TOS dated November 21, 2008 (as it may be amended from time to time, the “Auburndale O&M Agreement”, and together with the Pasco O&M Agreement and the Lake O&M Agreement, the “O&M Agreements” and the services performed by TOS and Funding under the O&M Agreements, the “O&M Services”).  The O&M Services and those transition services set forth on Exhibit B attached hereto and incorporated herein by reference, the “Services”.

D.                                    Caithness Teton Operating Services, LLC, a Delaware limited liability company (“CTOS”), has been engaged to perform each of the O&M Agreements pursuant to:

(i) the Fourth Amended and Restated Operations and Maintenance Agreement among Funding, TOS and CTOS dated September 30, 2009, as amended by First Amendment to Fourth Amended and Restated Operations and Maintenance Agreement dated December 29, 2011 (as it may be further amended or modified from time to time, the “Lake Engagement Agreement”);

(ii) the Second Amended and Restated Pasco Operations and Maintenance Agreement among Funding, TOS and CTOS dated January 1, 2007, as amended by First Amendment to Second Amended and Restated Pasco Operations and Maintenance Agreement dated December 29, 2011 (as it may be further amended or modified from time to time, the “Pasco Engagement Agreement”); and

(iii) the Auburndale Operations and Maintenance Agreement among TOS,

Atlantic Power Holdings, LLC and CTOS dated November 21, 2008, as amended by First Amendment to Auburndale Operations and Maintenance Agreement dated December 29, 2011 (as it may be further amended or modified from time to time, the “Auburndale Engagement Agreement”, and together with the Lake Engagement Agreement and the Pasco Engagement Agreement, the “Engagement Agreements”, and the services performed by CTOS thereunder, the “Caithness O&M Services”).

E.                                     Caithness Atlantic Services Company, LLC, a Delaware limited liability company (“CASC”), and APH have entered into that certain Third Amended and Restated Administrative Services Agreement, dated September 30, 2009, as amended by First Amendment to Third Amended and Restated Administrative Services Agreement dated December 29, 2011 (as it may be further amended from time to time, the “Administrative Services Agreement”), wherein CASC has agreed to perform certain administrative services on behalf of the Portfolio Companies, among other properties and projects owned, controlled or invested in by APH.  The services performed by CASC under the Administrative Services Agreement on behalf of the Portfolio Companies are referred to herein as the “Caithness Administrative Services”, and the Caithness O&M Services and the Caithness Administrative Services are referred to herein together as the “Caithness Services”.

F.                                      APH, Funding and TOS have entered into that certain Letter Agreement (the “Caithness Side Letter”) with CTOS and CASC (CASC and CTOS, collectively “Caithness”), dated as of even date herewith and attached hereto and incorporated herein by reference as Exhibit A, whereby Caithness has agreed to (i) waive its rights to terminate any of the Engagement Agreements or the Administrative Services Agreement upon giving effect to the consummation of the transactions contemplated under the Purchase Agreement, (ii) continue to provide (x) the Caithness Services to the Facilities pursuant to the Engagement Agreements and (y) the Caithness Administrative Services to the Facilities pursuant to the Administrative Service Agreement, until the end of the Service Period (as defined below).  The Caithness Side Letter, the Administrative Services Agreement (solely insofar as it relates to the Caithness Administrative Services), the O&M Agreements and the Engagement Agreements are herein referred to as the “Caithness Operative Agreements”.

G.                                    In connection with the transactions contemplated by the Purchase Agreement, and subject to the terms and conditions of this Agreement, the parties agree that each of the Sellers, APH and, as necessary, certain of their and its Affiliates (collectively, the “Service Provider”) will provide Services to the Buyers and the Portfolio Companies, and, to the full extent permitted under the Caithness Operative Agreements, cause the Caithness Services to be provided by Caithness to the Buyers and the Portfolio Companies, in each case, in order to facilitate the transition of such services to the Buyers and as may be reasonably necessary for the operation of the Facilities by the Buyers until the end of the Service Period (as defined below).

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Term and Services.

(a)                                 This Agreement shall become effective as of the date hereof, except for the provisions of Sections 1(b), 1(c) (other than the last sentence thereof, which shall become effective as of the date hereof), 2, 3(a), 3(b), 4(a), 4(b) and 7 of this Agreement, which shall become effective as of the Closing Date, unless otherwise specifically provided in this Agreement, and, unless sooner terminated as hereinafter provided, shall continue until, and including, the earlier of (i) June 30, 2013 or (ii) the date all Services of Service Provider and Caithness Services of Caithness are terminated pursuant to Section 4.

(b)                                 During the period from the Closing Date until, and including June 30, 2013 (the “Service Period”), (i) Service Provider shall provide to the Buyers and each of the Portfolio Companies the Services, and (ii) APH, Funding and TOS shall use commercially reasonable efforts to cause Caithness to continue to provide the Caithness O&M Services to the Facilities pursuant to the Engagement Agreements (but in no event past the Applicable O&M Services End Date, as defined below) and the Caithness Administrative Services to the Facilities pursuant to the Administrative Services Agreement, as applicable.

(c)                                  From and after the Closing Date, each of the Sellers, the Seller Representative and APH hereby waives, on behalf of each of the Sellers and any of their Affiliates party thereto, any obligations of Caithness set forth in the Caithness Operative Agreements with respect to confidentiality (including any confidentiality obligations specifically related to the Books and Records of the Portfolio Companies or the Facilities) solely to the extent necessary to provide information to the Buyers relating to any services that Caithness has performed under the Caithness Operative Agreements for the Portfolio Companies or the Facilities.  Following the Closing Date, each of the Sellers, the Seller Representative and APH shall use its commercially reasonable efforts to have Caithness and its Affiliates provide to the Buyers as soon as reasonably practicable but by no later than twenty (20) days following the Closing Date all Books and Records of the Portfolio Companies and other information relating to any services that Caithness has performed for the Portfolio Companies or the Facilities under the Caithness Operative Agreements; provided, that Caithness shall have the right to retain, or be given access to, all such Books and Records required by Caithness to perform the Caithness Services until the end of the Service Period (or, with respect to the Caithness O&M Services, if earlier, until the date the Caithness O&M Services are terminated with respect to the Lake Facility, the Pasco Facility, or the Auburndale Facility, as applicable (the “Applicable O&M Services End Date”)), and Caithness shall not be liable for failure to perform any Caithness Services for which such Books and Records would be required and are not available to Caithness as a result of its obligation to turn over such books and records to the Buyers.  From and after the Closing Date, each of the Sellers, the Seller Representative and APH agrees to provide and agrees that Caithness may provide, and hereby waives any restrictions set forth in the Caithness Operative Agreements that would restrict Caithness from providing information relating to any services that Caithness has performed under the Caithness Operative Agreements for the Portfolio Companies or the Facilities.  At all times from the date hereof until the end of the Service Period or, if earlier, the Applicable O&M Services End Date, the Sellers and APH shall, and shall use their commercially reasonable efforts to cause Caithness to, grant the Buyers access to the employees of Caithness or its Affiliates performing any of the Caithness O&M Services for the purpose of interviewing, making offers and otherwise transitioning such employees to the Buyers or the Buyers’ selected service provider.

2.                                      Fees, Reimbursable Costs and Payment.

(a)                                 Fees.  The Buyers shall pay, or cause the Portfolio Companies to pay, to the Seller Representative, a flat fee of $2,500 per Service Month (as hereinafter defined) for each Service Month following the Closing Date (the “Fees”).  As used herein, the term “Service Month” shall mean the thirty (30) day period beginning on the Closing Date and each successive thirty (30) day period thereafter until the end of the Service Period.  If, due to early termination of this Agreement, a Service Month is less than thirty (30) days, the Fees with respect to such Service Month shall be payable on a pro rata basis based on the number of days in such Service Month.

(b)                                 Reimbursable Costs.  The Buyers shall pay, or cause the Portfolio Companies to pay, (i) to the Seller Representative, the reasonable out-of-pocket costs and expenses actually incurred by Service Provider during each Service Month related to the Services provided to the Buyers or the Portfolio Companies, and (ii) to Caithness, (x) all amounts due and owing to Caithness from or on behalf of the Sellers, APH, TOS, Funding, the Portfolio Companies or the Buyers pursuant to the Caithness Side Letter, including without limitation pursuant to Section 3, Section 5, Section 6 and Section 7 thereof, except for that amount identified in Section 6.d. of the Caithness Side Letter payable to Caithness to cover a portion of Mr. Collins’ severance benefits, the amount of any liabilities of the Sellers, APH, TOS, Funding or any of their Affiliates related to or arising out of the breach of their obligations under the Caithness Operative Agreements or claims made by the Buyers or their Affiliates in connection with the Caithness Services and $25,000 of that amount identified in Section 7 of the Caithness Side Letter payable to Caithness for services provided by Caithness to the Sellers outside the scope of the Caithness Services, and (y) the reasonable out-of-pocket costs and expenses actually incurred by Caithness during such Service Month related to the Caithness Services provided to the Buyers or the Portfolio Companies, including (1) any costs, fees and expenses arising pursuant to the Caithness Operative Agreements (to extent not duplicative of (x) above), and (2) such costs arising out of and including the transfer of connectivity and information technology infrastructure (including the procurement system, work management system and inventory system, but not including any such connectivity or infrastructure provided by the Buyers) used to perform the Services or the Caithness Services (the “Reimbursable Costs”), accompanied by commercially reasonable documentation supporting the Reimbursable Costs.  The Reimbursable Costs shall be due and payable in accordance with Section 2(c) below.  The Seller Representative shall provide advance written notice to the Buyers if Service Provider engages any third party to help provide Services or Caithness engages any third party to help provide Caithness Services, in each case where the costs and expenses of such third party would constitute Reimbursable Costs.

(c)                                  Payment.  Within five (5) days after the end of each Service Month, the Seller Representative shall submit to the Buyer Representative a written invoice relating to the Fees and the Reimbursable Costs.  The Buyers shall pay, or cause the Portfolio Companies to pay, within thirty (30) days following the date of receipt of such invoice, all invoiced amounts related to the Services directly to the Service Provider.  The Buyers shall pay, or cause the

Portfolio Companies to pay, (i) all amounts due Caithness pursuant to Section 2(b)(ii)(x) and Section 5 of this Agreement (to extent not duplicative) directly to Caithness in accordance with the terms and conditions of the Caithness Side Letter, and (ii) pursuant to the terms and conditions of the Caithness Operative Agreements and in any event, no later than twenty (20) days following receipt of such invoice.

(d)                                 Audit.  Each of the Sellers, the Seller Representative and APH shall, for one (1) year after the expiration or termination of this Agreement, maintain records and other evidence sufficient to accurately and properly reflect the performance of the Services and the amounts invoiced by the Seller Representative to the Buyers and the Portfolio Companies with respect thereto.  The Buyers shall have access at all reasonable times during such one (1) year period to examine and obtain copies of such records for the purpose of auditing and verifying the accuracy of the invoices submitted by the Seller Representative regarding the amounts due the Sellers and APH.  Any such audits performed by or on behalf of any of the Buyers or the Portfolio Companies shall be at the Buyers’ sole cost and expense.

3.                                      Covenants.

(a)                                 Standards for the Provision of Services and Caithness Services.  During the Service Period (but with respect to the Caithness O&M Services, in no event past the Applicable O&M Services End Date), the Sellers and APH shall (i) devote to the performance of the Services the personnel historically necessary to perform such Services, and (ii) use commercially reasonable efforts to cause Caithness to devote to the performance of (x) the Caithness Services, the personnel historically necessary to perform such Caithness Services, and (y) the Caithness Administrative Services, the personnel historically necessary to perform such Caithness Administrative Services.  During the Service Period (but with respect to the Caithness O&M Services, in no event past the Applicable O&M Services End Date), the Services shall be performed by Service Provider in a diligent and prudent manner, with the degree of skill and judgment normally exercised by persons performing services of a similar nature, and in a manner and quality that are substantially consistent with Service Provider’s past practice in performing the Services for the Sellers’ benefit.  The Sellers and APH shall use commercially reasonable efforts to cause Caithness to perform the Caithness Services during the Service Period (but with respect to the Caithness O&M Services, in no event past the Applicable O&M Services End Date) in a diligent and prudent manner, with the degree of skill and judgment normally exercised by persons performing services of a similar nature, and in a manner and quality that are substantially consistent with Caithness’s past practice in performing the Caithness Services for the Sellers’ benefit.  Unless otherwise agreed in writing by the parties, during the Service Period (but with respect to the Caithness O&M Services, in no event past the Applicable O&M Services End Date), the Service Provider shall, and the Sellers and APH shall use commercially reasonable efforts to cause Caithness to, (a) furnish everything necessary and proper for, and incidental to, the performance of the Services or the Caithness Services, as applicable, including all labor, supervision, materials, equipment and related services, (b) secure all necessary third-party consents, permits and governmental approvals required to provide the Services or the Caithness Services, as applicable, and (c) report and pay all Taxes, including payroll, sales, use, excise and occupational taxes, applicable to the Services or the Caithness Services, as applicable.  In addition, Service Provider shall, and the Sellers and APH shall use commercially reasonable efforts to cause Caithness to, at all times during the Service Period (but with respect to the

Caithness O&M Services, in no event past the Applicable O&M Services End Date), comply with (x) as may be provided under the O&M Agreements or the Caithness Operative Agreements, as applicable, the written instructions and policies of any of the Buyers, the Portfolio Companies or the Buyer Representative which have been provided to the Seller Representative and (y) any applicable Permits and Laws relating to the Services or the Caithness Services, as applicable, provided hereunder and shall promptly notify the Buyers upon receiving notice of any investigation or notice regarding any noncompliance or alleged violation with respect thereto.  The Buyer Representative shall furnish, or cause to be furnished, to the Seller Representative and Caithness, as applicable, such access, information, documentation, services and materials as are reasonably requested by Service Provider or Caithness to enable Service Provider or Caithness to perform the Services and the Caithness Services, as applicable.

(b)                                 DISCLAIMER.  EXCEPT AS SET FORTH IN SECTION 3(a), NONE OF THE SELLERS NOR APH MAKES ANY REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, OF ANY KIND CONCERNING THE SERVICES OR THE CAITHNESS SERVICES OR ANY RESULTS AND SPECIFICALLY MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND NONE SHALL BE IMPLIED.  ALL OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES, WRITTEN OR ORAL, EXPRESS OR IMPLIED IN FACT OR IN LAW, AND WHETHER OR NOT BASED ON STATUTE ARE HEREBY DISCLAIMED AND EXCLUDED.

(c)                                  APH shall, and shall cause each of TOS and Funding to, comply with its and their obligations under, and enforce, the Caithness Operative Agreements in accordance with their respective terms and shall promptly notify the Buyer Representative of any default by APH, TOS, Funding or Caithness thereunder.  APH shall not, and shall cause each of TOS and Funding not to, amend, modify, grant any waiver under or terminate the Caithness Operative Agreements without the prior written consent of the Buyer Representative in its sole discretion.  APH shall not, and shall cause each of TOS and Funding not to, terminate pursuant to the Caithness Operative Agreements the provision by Caithness of any of the Caithness Services to the Facilities unless such termination is requested in writing by the Buyer Representative.  APH shall, and shall cause each of TOS and Funding to, copy the Buyer Representative on, or promptly provide the Buyer Representative with copies of, any correspondence regarding the foregoing that it or they may have with Caithness.  The Buyers acknowledge and agree that the Service Provider’s compliance with and enforcement of the terms of the Caithness Operative Agreements shall constitute sufficient use of its commercially reasonable efforts to cause Caithness to undertake all actions contemplated in this Agreement relating to Caithness and the Caithness Services.

4.                                      Termination of the Services.

(a)                                 Option to Terminate Services.  The Buyers may elect for any reason, by giving written notice to Service Provider at least thirty (30) days in advance, to terminate the provision by Service Provider or Caithness of all or any category of the Services or the Caithness Services, as applicable, provided to the Buyers and the Portfolio Companies; provided that any termination of any category of the Caithness O&M Services or the Caithness Administrative Services, as applicable, shall not reduce the fees payable to Caithness hereunder and under the

Caithness Operative Agreements during the Service Period; provided, further, that, in the event of any termination of the Caithness O&M Services or the Caithness Administrative Services with respect to a particular Facility, the Buyers shall have no obligation to pay for such Caithness O&M Services or Caithness Administrative Services with respect to such Facility hereunder.

(b)                                 Buyers’ Right to Terminate the Agreement. The Buyers shall have the right to terminate this Agreement in the event that any of the Sellers or APH has failed to perform or observe any material term, covenant or agreement contained in this Agreement, and any such failure shall not have been cured within ten (10) days after delivery of written notice of such failure to the Seller Representative.

(c)                                  Sellers’ and APH’s Right to Suspend Performance.  The Sellers and APH shall have the rights to suspend the performance of the Services and to cause the suspension of the performance of the Caithness Services in the event of the failure of the Buyers and the Portfolio Companies to make payments due and owing or to perform or observe any material term, covenant or agreement contained in this Agreement that have not been cured within ten (10) days after delivery of written notice of such failure to the Buyer Representative.

(d)                                 Automatic Termination.  This Agreement shall automatically terminate in the event that the Purchase Agreement is terminated pursuant to its terms, and the obligations of the parties hereunder shall terminate.

(e)                                  Effect of Termination.  Applicable provisions of this Agreement shall survive expiration or early termination of this Agreement to the extent necessary to enforce or complete the duties, obligations or responsibilities of the parties arising prior to such expiration or termination and, as applicable, to provide for final billings related to the period prior to expiration or termination and indemnification obligations provided in this Agreement.

5.                                      Employee Transfer.

(a)                                 The Buyers (or an entity designated by the Buyers) (the “New O&M Provider”) shall offer employment to each of the employees of Caithness Generation Services, LLC (“CGS”) as set forth on Exhibit A to the Caithness Side Letter (the “Employees”) no later than thirty (30) days, or such longer notice period required by law, prior to the first to occur of (i) the Applicable O&M Services End Date and (ii) the Services End Date (as defined in the Caithness Side Letter) (as to each such respective Employee, the “Transfer Date”), with annual compensation and benefits that are, in the aggregate, substantially similar to each such respective Employee’s compensation and benefits as of the date of this Agreement on an overall economic basis; provided, that the Buyers (or an entity designed by the Buyers) shall have no obligation to offer employment, to any Employee set forth on Exhibit A to the Caithness Side Letter who (A) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his or her duties, (B) has willfully engaged in conduct that is injurious to the Portfolio Companies (monetarily or otherwise), (C) has failed to adhere to the employment policies and standards of the Portfolio Companies, (D) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Portfolio Companies, (E) has been convicted of, pled guilty to, or pleaded no contest to, a crime involving fraud, dishonesty or moral turpitude, (F) has failed any drug test administered by the Buyers (or the Buyers’ selected service provider) or (G) is on long-term disability; provided, that with respect to any Employee on short-term disability, the Buyers’ offer of employment to such Employee may be conditioned upon their return to regular employment prior to the Applicable O&M Services End Date.  The parties hereby acknowledge that the Buyers will perform background checks on the Employees and, if any issue arises with respect to any Employee in connection with such background check, the Buyers will consider such issue in good faith in conjunction with the Sellers.  Upon such consideration, if the Buyers decide not to hire such Employee, the Sellers shall pay to Caithness the amount contemplated in clause (ii) below of this Section 5(a) with respect to such Employee.  Each Employee who accepts such offer (the “Transferred Employees”) shall be transferred to the New O&M Provider effective not later than the Transfer Date applicable to such Employee.  The Buyers agree and acknowledge that any Employee who is not made an offer, does not accept such offer or is otherwise not transferred to the New O&M Provider shall be terminated by CGS as of the Applicable O&M Services End Date (as defined in the Caithness Side Letter) (“Terminated Employees”).  Buyers agree and acknowledge that if the Buyers do not offer employment to an Employee in accordance with the terms of this paragraph (each such Employee, a “Non-Offer Employee”), then CGS shall notify each such Employee no later than thirty (30) days, or such longer notice period required by law, prior to the date such Non-Offer Employee’s employment shall be terminated in accordance with the terms of the Caithness Side Letter.  In such case, the Buyers shall (i) continue to pay, or cause to be paid to, Caithness an amount representing pay and benefits for each Non-Offer Employee through the date that such Non-Offer Employee’s employment is terminated in accordance with the terms of the Caithness Side Letter; and (ii) shall pay, or cause to be paid to, Caithness an amount for each Non-Offer Employee equal to the product of (x) one week of pay and benefits for each such Non-Offer Employee, and (y) the number of years of service of such Non-Offer Employee, in each instance of (i) and (ii), in readily available funds, on the date such Non-Offer Employee’s employment is terminated in accordance with the terms of the Caithness Side Letter.  Exhibit A to the Caithness Side Letter sets forth a list of all employees who provide services to the Facilities pursuant to the Caithness Operative Agreements.

(b)                                 From the date of this Agreement though the Services End Date (as defined in the Caithness Side Letter), each of the Sellers and APH shall, and shall use their commercially reasonable efforts to cause Caithness to, only incur compensation, severance, benefits costs and related payroll costs relating to the Employees, Transferred Employees and Terminated Employees that are in the ordinary course of business and consistent with the Sellers, APH’s and Caithness’ past practices with respect to the Employees, and the Sellers and APH shall use their commercially reasonable efforts to cause Caithness to seek any consents of APH, TOS or Funding required under the Caithness Operative Agreements; provided, that, other than the severance for Non-Offer Employees from Caithness described in Section 6.a(ii) of the Caithness Side Letter, the Seller and APH shall not, and shall use their commercially reasonable efforts to cause Caithness not to, incur any severance costs, retention bonus costs or any related costs, in the case of the Sellers and APH, without the prior written consent of the Buyer Representative, and in the case of Caithness, without the prior written consent of APH, TOS or Funding.  The Buyers shall pay to Caithness all compensation, severance, benefit costs and related payroll costs relating to the Employees, Transferred Employees and Terminated Employees, including but not limited to all pre-Transfer Date costs and any post-termination costs, solely to the extent such costs are incurred in accordance with the terms of the Caithness Side Letter, and the Buyers shall indemnify Service Provider from and against such costs and any Losses relating to such Employees, Transferred Employees and Terminated Employees.

(c)                                  The Buyers acknowledge and agree that Service Provider shall not be deemed to be in violation of this Agreement if Service Provider is unable to cause Caithness to provide the Caithness Services under this Agreement consistent with past practices as a result of any Employee resigning his or her employment prior to the Transfer Date; provided, that neither Service Provider nor Caithness shall have caused or induced such Employee to resign.

(d)                                 The Buyers, or an entity designated by the Buyers, shall consider hiring Kevin Collins, an employee of Caithness Corporation, with compensation and benefits for Mr. Collins that are, in the aggregate, substantially similar to his current compensation and benefits.  The parties acknowledge that the Buyers shall not have an obligation to make such an offer, or hire, Mr. Collins.

6.                                      Relationships Among the Parties.  Service Provider shall be an independent contractor with respect to the Services it provides hereunder.  Nothing in this Agreement shall cause the relationship between Service Provider, on the one hand, and the Buyers, the Portfolio Companies and the Buyer Representative, on the other hand, to be deemed to constitute an agency, partnership or joint venture, or to cause any of Service Provider, the Buyers, the Portfolio Companies or the Buyer Representative to be treated as a co-employer with respect to employees, or to cause any of the Sellers or APH or any of their Affiliates to have any burdens or obligations of ownership or similar responsibilities with respect to the Facilities after the Closing.  None of the Sellers, APH, any of their or its Affiliates or any of their respective officers or employees shall have any right, power or authority to make any warranty or representation on behalf of any of the Buyers or, after the Closing, the Portfolio Companies, contract for the Buyers or, after the Closing, the Portfolio Companies, or commit the Buyers or, after the Closing, the Portfolio Companies to any obligation or undertaking other than actions taken reasonably by the Sellers or APH in connection with an emergency situation of which any of the Sellers or APH notify the Buyer Representative within a reasonable time after its occurrence (and the Buyers or the Portfolio Companies shall indemnify the Sellers and APH for all reasonable and necessary out-of-pocket costs, expenses and liabilities incurred in connection with such emergency response).

7.                                      Indemnity.

(a)                                 Indemnification by the Buyers and the Portfolio Companies.  Each of the Buyers shall or shall cause the Portfolio Companies to indemnify, defend and hold harmless the Sellers, APH, the Seller Representative and their and its Affiliates and their respective officers, directors, employees and agents (each, a “Seller Indemnified Party”) from and against any and all Losses (as defined below) arising from or in connection with (i) a breach of this Agreement by the Buyers or, after the Closing, the Portfolio Companies or (ii) a third party claim arising out of the Services, EVEN IF SUCH LOSSES ARISE OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY SELLER INDEMNIFIED PARTY, BUT EXCLUDING SUCH LOSSES TO THE EXTENT RESULTING FROM THE FRAUD, BREACH OF CONTRACT OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.  “Losses” means any and all liabilities, claims, losses, damages, reasonable and out-of-pocket costs and expenses, causes of action or judgments of any kind or character, including any interest, penalty, reasonable attorneys’ fees, investigation expenses and other costs and expenses incurred in connection therewith or in the defense thereof.

(b)                                 Indemnification by the Sellers and APH.  Each of the Sellers and APH shall indemnify, defend and hold harmless the Buyers, the Portfolio Companies, the Buyer Representative and any of their Affiliates and their respective officers, directors, employees and agents (each, a “Buyer Indemnified Party”) from and against any and all Losses arising from or in connection with a breach of this Agreement by any of the Sellers, the Seller Representative, APH or Service Provider, EVEN IF SUCH LOSSES ARISE OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY BUYER INDEMNIFIED PARTY, BUT EXCLUDING SUCH LOSSES TO THE EXTENT RESULTING FROM THE FRAUD, BREACH OF CONTRACT OR WILLFUL MISCONDUCT OF ANY BUYER INDEMNIFIED PARTY.

(c)                                  Remedy.  EXCEPT AS SET FORTH IN SECTION 4 AND FOR SEEKING EQUITABLE RELIEF, THE SOLE REMEDY OF A PARTY IN CONNECTION WITH ANY FAILURE BY A PARTY TO PERFORM OR OBSERVE ANY TERM, PROVISION, COVENANT OR AGREEMENT ON THE PART OF SUCH PARTY TO BE PERFORMED OR OBSERVED UNDER THIS AGREEMENT SHALL, IN EACH CASE, BE AS SET FORTH IN THIS SECTION 6.

(d)                                 Limit on Liability.  THE AGGREGATE LIABILITY OF THE SELLERS, APH AND ANY OTHER SERVICE PROVIDER UNDER THIS AGREEMENT TO THE BUYER INDEMNIFIED PARTIES, FOR ANY ACT, OMISSION OR OTHERWISE OF THE SELLERS, APH OR ANY OTHER SERVICE PROVIDER (OTHER THAN WITH RESPECT TO FRAUD, WILLFUL MISCONDUCT OR BREACH OF THIS AGREEMENT), SHALL NOT EXCEED THE AGGREGATE AMOUNT OF FEES RECEIVED BY THE SELLER REPRESENTATIVE PURSUANT TO SECTION 2(A) FOR THE SERVICES (EXCLUDING PAYMENTS RECEIVED BY THE SELLER REPRESENTATIVE IN REIMBURSEMENT OF PAYMENTS MADE OR TO BE MADE BY THE SELLERS AND APH TO CAITHNESS FOR THE CAITHNESS SERVICES, VENDORS AND OTHER THIRD PARTIES).

(e)                                  Waiver.  IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES, DAMAGES OR EXPENSES (INCLUDING LOST PROFITS) ARISING FROM THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF SERVICES OR CAUSING OR FAILING TO CAUSE THE PERFORMANCE OR NON-PERFORMANCE OF THE CAITHNESS SERVICES HEREUNDER, OTHER THAN TO THE EXTENT SUCH DAMAGES ARE AWARDED PURSUANT TO THIRD PARTY CLAIMS FOR WHICH ONE PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY HEREUNDER, AND EACH OF THE BUYERS, THE SELLERS, THE PORTFOLIO COMPANIES AND APH EXPRESSLY WAIVE ANY RIGHTS EACH OF THEM MAY HAVE TO SEEK OR CLAIM ANY SUCH AMOUNTS.

8.                                      Miscellaneous Provisions.

(a)                                 Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations among the parties with respect to the subject matter hereof, except for the Purchase Agreement, the documents and instruments and other agreements specifically referred to therein or delivered pursuant thereto, including the Exhibits, Schedules and ancillary agreements thereto insofar as they are applicable with respect to the parties.

(b)                                 Notices.  All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made by delivery in person by an internationally recognized courier service, by facsimile or electronic mail with receipt confirmed (followed by delivery of an original via an internationally recognized courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or such other addresses for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to APH, the Seller Representative or any Seller, to:

Atlantic Power Corporation
One Federal Street, 30th Floor
Boston, MA 02110
Attention:  Jeffrey S. Levy
Fax:  (617) 977-2410

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

225 Franklin Street, 16th Floor

Boston, MA 02110

Attention: Mitchell D. Carroll

Fax: (617) 341-7701

Email: mcarroll@morganlewis.com

If to any Buyer, the Buyer Representative or any Portfolio Company, to:

Quantum Utility Generation, LLC

1401 McKinney St., Suite 1800
Houston, TX 77010
Attention:  Sean O’Donnell
Fax:  (713) 485-8621
Email:  sodonnell@quantumug.com

Copy to: Dirk Straussfeld

Fax:  (713) 485-8651

Email: dstraussfeld@quantumug.com

(c)                                  Force Majeure.  Service Provider’s obligations to provide Services and the Sellers and APH obligations to use commercially reasonable efforts to cause Caithness to provide the Caithness Services, shall be suspended during the period, and to the extent that Service Provider or Caithness, as applicable, is prevented or hindered, in whole or in part, from complying therewith by any cause beyond its reasonable control, including, without limitation, extreme weather, fire, flood, earthquakes, other elements of nature or acts of God, civil disturbances, riots, rebellions, revolutions, accidents, labor disputes, court orders, acts of a governmental entity, acts of war, terrorist activity, or conditions arising out of or attributable to war (whether declared or undeclared) or terrorist activity, significant spread of contagious disease(s), or shortages of equipment, materials, labor or other resources (in each case, a “Force Majeure Event”).  In such event, Service Provider shall give written notice of suspension to the Buyers and the Portfolio Companies, as soon as reasonably practicable, specifying the Force Majeure Event and the Services or Caithness Services affected and stating the date and extent of such suspension.  Service Provider shall use commercially reasonable efforts to resume, and Sellers and APH shall use commercially reasonable efforts to cause Caithness to use commercially reasonable efforts to resume, the suspended Services or Caithness Services, as applicable, as soon as reasonably practicable, and shall notify the Buyers and the Portfolio Companies in writing of the date of resumption of the provision of the Services or Caithness Services, as applicable.

(d)                                 Transfer and Assignment; Successors.  Without the prior written consent of the other parties, which consent may be withheld in such other party’s sole discretion, this Agreement and the rights and obligations hereunder shall not be assigned by any party.  This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of each of the parties.

(e)                                  Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(f)                                   Governing Law.

i.                                          This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to the conflict of laws principles thereof).  Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined in any state or federal court in the Borough of Manhattan, New York, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.  The parties further agree that the parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction.  The parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the parties agree that all judicial determinations or findings by a state or federal court in the Borough of Manhattan, New York, New York with respect to any matter under this Agreement shall be binding.

ii.                                       To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (x) waives such immunity in respect of its obligations with respect to this Agreement and (y) submits to the personal jurisdiction of any court described in this Section 7(f).

iii.                                    THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

(g)                                  Amendments; Waiver.  This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by all the parties.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(h)                                 Buyer Representative. The Buyer Representative is signing this Agreement solely for the purpose of giving and receiving notices hereunder on behalf of the Buyers and the Portfolio Companies.  Any notice given by the Buyer Representative hereunder shall have the same force and effect as if given by the party on whose behalf the Buyer Representative is providing such notice.  Each party hereby releases and waives the Buyer Representative from any and all liabilities, losses and claims arising under or with respect to this Agreement.

(i)                                     No Third Party Beneficiaries.  Except for the provisions of Sections 6(a) and 6(b), which are intended to be enforceable by the Seller Indemnified Parties and the Buyer Indemnified Parties respectively referred to therein, nothing in this Agreement is intended or shall be construed to give any person, other than the parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(j)                                    Negotiated Agreement.  This Agreement has been negotiated by the parties and the fact that any draft will have been prepared by any party shall not give rise to any presumption for or against any party or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

(k)                                 Reasonable Cooperation.  Each of the parties shall reasonably cooperate with each other to perform its obligations under this Agreement.

(l)                                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  Any facsimile or electronic copies hereof or signatures hereon shall, for all purposes, be deemed originals.

(m)                             Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, by execution of this Agreement each party agrees to execute and deliver such additional documents and instruments as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party as of the date first above written.

SELLERS:

LAKE INVESTMENT, LP

By:
Name:
Title:

NCP LAKE POWER, LLC

By:
Name:
Title:

TETON NEW LAKE, LLC

By:
Name:
Title:

NCP DADE POWER, LLC

By:
Name:
Title:

DADE INVESTMENT, LP

By:
Name:
Title:

AUBURNDALE LP, LLC

By:
Name:
Title:

AUBURNDALE GP, LLC

By:
Name:
Title:

Signature Page to Transition Services Agreement (ATP)

SELLER REPRESENTATIVE:

ATLANTIC POWER CORPORATION

By:
Name:
Title:

APH:

ATLANTIC POWER HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Transition Services Agreement (ATP)

PORTFOLIO COMPANIES:

LAKE COGEN, LTD.

By:
Name:
Title:

PASCO COGEN, LTD.

By:
Name:
Title:

AUBURNDALE POWER PARTNERS, LIMITED PARTNERSHIP

By:
Name:
Title:

Signature Page to Transition Services Agreement (ATP)

BUYERS:

QUANTUM LAKE LP, LLC

By:
Name:
Title:

QUANTUM LAKE GP, LLC

By:
Name:
Title:

QUANTUM PASCO LP, LLC

By:
Name:
Title:

QUANTUM PASCO GP, LLC

By:
Name:
Title:

QUANTUM AUBURNDALE LP, LLC

By:
Name:
Title:

QUANTUM AUBURNDALE GP, LLC

By:
Name:
Title:

BUYER REPRESENTATIVE:

QUANTUM UTILITY GENERATION, LLC

By:
Name:
Title:

Signature Page to Transition Services Agreement (ATP)